Exhibit (a)(2)(i)

These materials are important and require your immediate attention. They require shareholders of EXFO Inc. to make important decisions. If you are in doubt about how to make such decisions, please contact your financial, legal, tax or other professional advisors. If you are a shareholder of EXFO Inc. and have any questions regarding the information contained in this management proxy circular or require assistance in completing your form of proxy, please contact our proxy solicitor, D. F. King Canada, toll-free in North America at 1 (866) 822-1242, direct at (416) 682-3825 or by email at inquiries@dfking.com. Questions on how to complete the letter of transmittal, should be directed to EXFO Inc.’s depositary, AST Trust Company (Canada), at 1 (800) 387-0825 (toll-free within North America) or at (416) 682-3860 (outside of North America) or by email at inquiries@astfinancial.com.

Shareholders in the United States should read the section “Notice to Shareholders in the United States” on page (ii) of the accompanying management proxy circular.

ARRANGEMENT

INVOLVING

EXFO INC.

AND

11172239 CANADA INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on August 13, 2021 at 10 a.m., in a virtual only
format at the following link:
https://web.lumiagm.com/436109447.

AND

MANAGEMENT PROXY CIRCULAR

The Board of Directors unanimously recommends that you vote IN FAVOUR of the Arrangement Resolution

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE ARRANGEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR, AND ANY REPRESENTATION OTHERWISE IS AN OFFENCE.

July 15, 2021

LETTER TO SHAREHOLDERS

July 15, 2021

Dear Shareholders:

You are invited to a Special Meeting of Shareholders to consider an offer of US $6.00 cash (the “Consideration”) for each of your subordinate voting shares of EXFO Inc. (the “Subordinate Voting Shares”). Your Board of Directors unanimously recommends acceptance of the offer, with its full rationale offered in the accompanying management proxy circular (the “Circular”), as it provides:

•	a 62% premium to the closing price of the Subordinate Voting Shares on June 4, the day before the offer was made;
•	a 63% premium to the 20 trading day volume-weighted average price up until June 4, the day before the offer was made; and
•	the certainty of an all cash offer.

Act Now To Secure A Premium Consideration and Certainty of Value

The Consideration to be received by the holders of Subordinate Voting Shares (other than the dissenting Shareholders and the holders of the Excluded Shares (as defined below)) is all cash, which provides such holders of Subordinate Voting Shares with certainty and immediate liquidity.

All of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into Directors & Officers Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the special resolution approving the statutory plan of arrangement (the “Arrangement Resolution”). Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation (collectively, the “Excluded Shares”), will be excluded for purposes of “minority approval” under Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions.

Please arrange for your proxy to be received by the Corporation’s depository, AST Trust Company (Canada), at 1 Toronto Street, Suite 1200, Toronto, Ontario,  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department, by no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy please contact our proxy solicitor, D.F. King Canada, a division of AST Investor Services Inc. (Canada) (“D. F. King”) toll-free in North America at 1 (866) 822-1242, direct at (416) 682-3825 or by email at inquiries@dfking.com. Questions on how to complete the letter of transmittal, should be directed to EXFO Inc.’s depositary, AST Trust Company (Canada), at 1 (800) 387-0825 (toll-free within North America) or at (416) 682-3860 (outside of North America) or by email at inquiries@astfinancial.com.

***

You are invited to attend a special meeting of shareholders of EXFO Inc. (the “Corporation”) to be held virtually on Friday, August 13, 2021 at 10:00 a.m. (Québec City time) (the “Meeting”).

The Meeting is being called for you to consider and, if deemed advisable, to approve a special resolution approving a statutory plan of arrangement (the “Arrangement”) pursuant to the provisions of the Canada Business Corporations Act involving the Corporation and 11172239 Canada Inc. (the “Purchaser”), which will acquire all the Subordinate Voting Shares at a price of US $6.00 in cash per Subordinate Voting Share, excluding the Excluded Shares.

Recommendation of the Board

The Board of Directors of the Corporation (the “Board”) unanimously recommends that shareholders of the Corporation (the “Shareholders”) vote IN FAVOUR of the Arrangement Resolution (Germain Lamonde, the Executive Chairman of the Board, and Philippe Morin, the Chief Executive Officer, recused themselves because of the potential for a conflict of interest as they each have an interest in the Arrangement). After taking into consideration, among other things, the recommendation of a special committee comprised of Claude Séguin and François Côté, both independent directors of the Corporation (the “Special Committee”), the Board has unanimously concluded (Germain Lamonde and Philippe Morin also recused themselves from the meeting) that the Arrangement is in the best interest of the Corporation and is fair to the holders of Subordinate Voting Shares (except the holders of the Excluded Shares).

The recommendation of the Board is based on factors and considerations set out in detail in the accompanying management proxy circular, including the unanimous recommendation of the Special Committee and a fairness opinion from TD Securities Inc. to the effect that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by the holders of Subordinate Voting Shares (other than the holders of the Excluded Shares) pursuant to the Arrangement is fair, from a financial point of view, to the holders of Subordinate Voting Shares (other than the holders of the Excluded Shares). TD Securities Inc. also provided the Special Committee with a formal valuation which determined that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out therein, the fair market value of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share.

Procedural Safeguards for the Shareholders

The Arrangement was negotiated by the Special Committee comprised of independent directors, and which was advised by experienced, qualified and independent financial and legal advisors. The Arrangement is subject to the following approvals from Shareholders and the Québec Superior Court (the “Court”), which provides additional protection to holders of Subordinate Voting Shares (except the holders of the Excluded Shares):

(a)
The Arrangement Resolution must be approved by at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of multiple voting shares being entitled to ten votes per multiple voting share);

(b)
The Arrangement Resolution must also be approved by a majority (50%+1) of the votes cast by the holders of Subordinate Voting Shares virtually present or represented by proxy at the Meeting (other than the holders of the Excluded Shares); and

(c)
The Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the holders of Subordinate Voting Shares (other than the holders of the Excluded Shares).

In connection with the proposed Arrangement, all of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into D&O Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the Arrangement Resolution. Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation, will be excluded for purposes of “minority approval” under Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions.

If the required Shareholders and Court approvals are obtained and all other conditions to the Arrangement are satisfied, it is anticipated that the Arrangement will be completed on or about August 24, 2021.

In light of ongoing public health concerns related to the COVID-19 pandemic and in order to comply with government decrees, the Meeting will be held exclusively in virtual format, conducted via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/436109447.

Shareholders should review the accompanying notice of special meeting of Shareholders and management proxy circular, which describes, among other things, the background to the Arrangement as well as the reasons for the determinations and recommendations of the Special Committee and the Board. The Circular contains a detailed description of the Arrangement and includes additional information to assist you in considering how to vote at the Meeting. You are urged to read this information carefully and, if you require assistance, you are urged to consult your financial, legal, tax or other professional advisors.

Your vote is important regardless of the number of shares you own. If you are unable to be virtually present at the Meeting, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy or voting instruction form, as applicable, so that your Shares can be voted at the Meeting in accordance with your instructions. If you are a registered Shareholder, we also encourage you to complete, sign, date and return the enclosed letter of transmittal, which will help the Corporation arrange for the prompt payment for your Shares if the Arrangement is completed.

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy please contact our proxy solicitor, D.F. King toll-free in North America at 1 (866) 822-1242, direct at (416) 682-3825 or by email at inquiries@dfking.com. Questions on how to complete the letter of transmittal, should be directed to the Corporation’s depositary, AST Trust Company (Canada), at 1 (800) 387-0825 (toll-free within North America) or at (416) 682-3860 (outside of North America) or by email at inquiries@astfinancial.com.

On behalf of the Board, we would like to take this opportunity to thank you for the support you have shown as Shareholders of the Corporation.

Yours very truly,
/s/ Germain Lamonde	/s/ Claude Séguin
Germain Lamonde Founder and Executive Chairman of the Board	Claude Séguin Chairman of the Special Committee and Director

EXFO INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Québec City, Québec, July 15, 2021

NOTICE IS HEREBY GIVEN that, in accordance with an interim order of the Superior Court of Québec dated July 15, 2021 (the “Interim Order”), a special meeting (the “Meeting”) of the holders (the “Shareholders”) of subordinate voting shares and multiple voting shares of EXFO Inc. (the “Corporation”) will be held on Friday, August 13, 2021 at 10:00 a.m. (Québec City time) exclusively in virtual format for the following purposes:

1.
to consider, and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the “Circular”), to approve an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) involving the Corporation and 11172239 Canada Inc. (the “Purchaser”), the whole as described in the Circular; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or postponement(s) thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the Arrangement.

Virtual Meeting

In order to comply with government decrees related to the COVID-19 pandemic, and to mitigate risks to the health and safety of the Shareholders and employees of the Corporation, the Meeting will be conducted exclusively in virtual format via live webcast online, unless the Corporation advises otherwise by way of press release and on its website (https://www.exfo.com/). Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location.

To access the Meeting, follow the instructions below:

If you are a registered Shareholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that if you use your control number to log in to the Meeting, any vote you cast will thereby revoke any proxy you previously submitted. If you do not wish to revoke a proxy that you previously submitted, you should refrain from voting during the Meeting.

If you are a duly appointed proxyholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that proxyholders who have been duly appointed and registered with AST in accordance with the instructions provided herein below will receive their own 13-digit control number via email from AST after the proxy voting deadline has passed.

If you are a guest:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Guest/Invité” icon and complete the online form.

Shareholders who are participating in the Meeting must be connected to the internet throughout the entire Meeting in order to be able to vote. Participants must ensure that they have a good connection throughout the Meeting and set aside enough time to connect to the Meeting and follow the procedure described in this section.

You will require the most recent version of the browsers Chrome, Safari, Edge or Firefox. Make sure your browser is compatible by connecting in advance. PLEASE DO NOT USE INTERNET EXPLORER. Internal networks, firewalls, as well as VPNs (virtual private networks) may block the webcast or access to the virtual platform for the Meeting. If you experience issues, make sure your VPN is deactivated or that you are not using a computer connected to an enterprise network.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form, including non-registered (beneficial) shareholders who wish to appoint themselves as proxyholder, must carefully follow the instructions in the management proxy circular and on their form of proxy or voting instruction form.

Additionally, the Shareholder or its duly appointed proxyholder MUST complete the online form at the address https://lp.astfinancial.com/control-number-request-en.html or contact AST at 1 (866) 751-6315 (toll free in Canada and the United States) or (212) 235-5754 (other countries) by 10:00 a.m. (Eastern Time) on August 11, 2021 and provide the AST representative with the required information so that AST may provide the proxyholder with his own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the meeting but will be able to attend as guests.

The Board of Directors of the Corporation (the “Board”) has set the close of business on June 22, 2021 as the record date (the “Record Date”) for determining the Shareholders who are entitled to receive notice of, and to vote their shares of the Corporation at the Meeting. Only persons who are shown on the register of Shareholders at the close of business on the Record Date, or their duly appointed proxyholders, will be entitled to attend the Meeting and vote on the Arrangement Resolution.

As of July 15, 2021, there were 25,820,245 subordinate voting shares (the “Subordinate Voting Shares”) and 31,643,000 multiple voting shares (the “Multiple Voting Shares” and together with the Subordinate Voting Share, the “Shares”) issued and outstanding. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Securities Laws in that they do not carry equal voting rights with the Multiple Voting Shares. Each Subordinate Voting Share entitles its holder to one vote with respect to the matters voted at the Meeting and each Multiple Voting Share entitles its holder to ten votes with respect to the matters voted at the Meeting. In aggregate, all of the voting rights associated with the Subordinate Voting Shares and the Multiple Voting Shares represented, respectively, as at the Record Date, 7.54% and 92.46% of the voting rights attached to all of the issued and outstanding Shares of the Corporation.

In order to become effective, the Arrangement must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share) and, (ii) as the transaction will constitute a “business combination” for the purposes of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions (“Regulation 61-101”), a majority (50%+1) of the votes cast by the holders of Subordinate Voting Shares (excluding (i) the 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., the 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc. and the 164,561 Subordinate Voting Shares controlled by Germain Lamonde and (ii) the 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation (collectively, the “Excluded Shares”)) virtually present or represented by proxy at the Meeting.

Accompanying this notice of meeting is the Circular, a proxy form and a letter of transmittal (for registered Shareholders) (the “Letter of Transmittal”). The accompanying Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this notice of meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by the Corporation before the Meeting or at the Chair’s discretion at the Meeting.

For a holder of Subordinate Voting Shares (other than the dissenting Shareholders and the holders of the Excluded Shares) to receive the consideration of US $6.00 in cash per Subordinate Voting Share (the “Consideration”) to which it, he or she, as the case may be, is entitled upon the completion of the Arrangement, she, he or it, as the case may be, must complete, sign and return the Letter of Transmittal together with her, his or its, as the case may be, Subordinate Voting Share certificate(s) and/or Direct Registration System advice(s) (“DRS”), as applicable, and any other required documents and instruments to the depositary named in the Letter of Transmittal, in accordance with the procedures set out therein.

Whether or not you are able to attend the Meeting, the Board and the management of the Corporation (the “Management”) urge you to participate in the Meeting and vote your Shares. If you cannot attend the Meeting online to vote your Shares, please vote in one of the following four ways:

i.
by following the instructions for internet voting in the accompanying proxy form at least two business days, excluding Saturdays, Sundays and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

ii.
by following the instructions for telephone voting in the accompanying proxy form at least two business days, excluding Saturdays, Sundays and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

iii.	by completing and signing the accompanying proxy form and returning it in the enclosed envelope, postage prepaid; OR

iv.
by appointing someone as a proxy to participate in the Meeting and vote your Shares for you. The Corporation reserves the right to accept late proxies and to waive the proxy cut off, with or without notice.

If you are a beneficial (non-registered) Shareholder, please refer to the section in the Circular entitled “Information Concerning the Meeting and Voting - Non-Registered Shareholders” for information on how to vote your Subordinate Voting Shares. Beneficial (non registered) Shareholders who hold their Subordinate Voting Shares through a broker, investment dealer, bank, trust company, custodian, nominee or another intermediary (an “Intermediary”), should carefully follow the instructions of their Intermediary to ensure that their Shares are voted at the Meeting in accordance with such Shareholders’ instructions and, as applicable, to arrange for their Intermediary to complete the necessary transmittal documents and to ensure that they receive payment of the Consideration for their Subordinate Voting Shares if the Arrangement is completed.

Pursuant to the Interim Order, registered Shareholders of the Corporation have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Subordinate Voting Shares in accordance with the provisions of section 190 of the CBCA (the “Dissent Rights”), as modified by the Interim Order and the plan of arrangement pertaining to the Arrangement (the “Plan of Arrangement”). A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement must send to the Corporation a Dissent Notice (as defined below), which the Corporation must receive, c/o Benoit Ringuette, General Counsel and Corporate Secretary, at 400 Godin Avenue, Québec City, Québec,  G1M 2K2, Canada, with a copy to:

i.	Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec H4Z 1E9, Attention: Brandon Farber, email: bfarber@fasken.com;

ii.	Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec H3B 1R1, Attention: Ian Gosselin, email: ian.gosselin@nortonrosefulbright.com; and

iii.
AST Trust Company (Canada), 1 Toronto Street, Suite 1200, Toronto, Ontario  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department

by no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed) (the “Dissent Notice”), and must otherwise strictly comply with the dissent procedures described in this Circular. No Shareholder who has voted in favour of the Arrangement Resolution, virtually or by proxy, shall be entitled to dissent with respect to the Arrangement.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Shareholders are entitled to exercise Dissent Rights. Some, but not all, of the Shares have been issued in the form of a global certificate registered in the name of CDS & Co. and, as such, CDS & Co. is the registered Shareholder of those Shares. Accordingly, a non-registered Shareholder who wishes to exercise Dissent Rights must make arrangements for the Shares beneficially owned by such holder to be registered in the name of such holder through their Intermediary prior to the time the Dissent Notice is required to be received by the Corporation or, alternatively, make arrangements for the registered Shareholder of such Shares to exercise Dissent Rights on behalf of such Shareholder. A Shareholder wishing to exercise Dissent Rights may exercise such rights with respect to all Shares registered in the name of such Shareholder only if such Shareholder exercised all the voting rights attached to those Shares against the Arrangement Resolution. It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights.

The Shareholders’ Dissent Rights are more particularly described in the Circular, and copies of the Plan of Arrangement, the Interim Order and the text of section 190 of the CBCA are set forth in Appendix B, Appendix D and Appendix F, respectively, of the Circular. Failure to strictly comply with the requirements set forth in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the loss of any right of dissent.

By order of the Board of Directors,

(signed) Benoit Ringuette

Benoit Ringuette
General Counsel and Corporate Secretary

EXFO INC.
MANAGEMENT PROXY CIRCULAR

This management proxy circular (“Circular”) is provided in relation to the solicitation of proxies by the management of EXFO Inc. (“we”, “us”, “EXFO” and the “Corporation”) for use at the special meeting of Shareholders (the “Meeting”) of the Corporation to be held on Friday, August 13, 2021 at 10:00 a.m. (Québec City time) exclusively in a virtual format and at any adjournment or postponement thereof. Unless otherwise indicated, the information provided in this Circular is provided as of July 15, 2021.

All capitalized terms used in this Circular but not otherwise defined herein have the meanings set forth in the “Glossary of Terms”.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all amounts in this Circular are expressed in U.S. dollars. On July 14, 2021, the exchange rates as reported by the Bank of Canada were: CDN $1.00 = US $0.8002 and US $1.00 = CDN $1.2497.

CAUTIONARY STATEMENTS

We have not authorized any person to give any information or make any representation regarding the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular. If any such information or representation is given or made to you, you should not rely on it as being authorised or accurate.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. The delivery of this Circular will not, under any circumstances, create any implication or be treated as a representation that there has been no change in the information set out herein since the date of this Circular.

Proxies will be solicited primarily by mail or by any other means the management of the Corporation (the “Management”) may deem necessary. The Corporation has retained D. F. King as its strategic shareholder advisor and proxy solicitation agent in connection with the solicitation of proxies for the Meeting and will pay customary fees for such services. The Corporation may also reimburse brokers and other persons holding Shares in their name, or in the name of nominees for their costs incurred in sending proxy materials to their principals to obtain their proxies.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and are urged to consult with their own legal, tax, financial or other professional advisors.

The information contained in this Circular concerning the Purchaser and its affiliates, on the one hand, and Germain Lamonde, its affiliates and associates, on the other hand, has been provided by the Purchaser and Germain Lamonde, respectively, for inclusion in this Circular. Although the Corporation has no knowledge that any statement contained herein taken from, or based on, such information and records or information provided by the Purchaser and Germain Lamonde are untrue or incomplete, the Corporation assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by the Purchaser or Germain Lamonde to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Corporation.

All summaries of, and references to, the Plan of Arrangement and the Arrangement Agreement in this Circular are qualified in their entirety by the complete text of the Plan of Arrangement and the Arrangement Agreement. Shareholders should refer to the full text of each of the Plan of Arrangement and the Arrangement Agreement for complete details of such documents. The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement is available under EXFO’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. You are urged to read the full text of the Plan of Arrangement and the Arrangement Agreement carefully.

NO CANADIAN SECURITIES REGULATORY AUTHORITY NOR THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

FORWARD-LOOKING INFORMATION

This Circular contains “forward-looking information” within the meaning of applicable Canadian Securities Laws, and EXFO intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and these statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. More particularly and without restriction, this Circular contains forward-looking statements and information regarding: statements and implications about the anticipated benefits of the Arrangement for the Corporation, the Purchaser and their respective shareholders, Shareholder and Court approvals and the anticipated timing of the completion of the Arrangement.

Forward-looking information is subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These risks and uncertainties include, but are not limited to, the failure of the parties to obtain the necessary Shareholder and Court approvals or to otherwise satisfy the conditions to the completion of the Arrangement; failure of the parties to obtain such approvals or satisfy such conditions in a timely manner; significant transaction costs or unknown liabilities; failure to realize the expected benefits of the Arrangement; general economic conditions; and other risks and uncertainties identified under “Risk Factors” and “Information concerning EXFO”. Failure to obtain the necessary Shareholder and Court approvals, or the failure of the parties to otherwise satisfy the conditions to the completion of the Arrangement or to complete the Arrangement, may result in the Arrangement not being completed on the proposed terms, or at all. In addition, if the Arrangement is not completed, and the Corporation continues as a publicly-traded entity, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Corporation to the completion of the Arrangement could have an impact on its business and strategic relationships (including with future and prospective employees, customers, suppliers and partners), operating results and activities in general, and could have a material adverse effect on its current and future operations, financial condition and prospects. Furthermore, pursuant to the terms of the Arrangement Agreement, the Corporation may, in certain circumstances, be required to pay a fee to the Purchaser, the result of which could have an adverse effect on its financial position.

Consequently, all of the forward-looking information contained herein is qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking information contained herein is provided as of the date hereof, and we do not undertake to update or amend such forward-looking information whether as a result of new information, future events or otherwise, except as may be required by applicable Securities Law.

This list is not exhaustive of the factors that may affect any of the forward-looking statements of EXFO. The risks and uncertainties that could affect forward-looking statements are described further under the heading “Risk Factors”. Additional risks are further discussed in EXFO’s Annual Report (Form 20-F) for the year ended August 31, 2020, the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended August 31, 2020, as well as the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the interim period ended February 28, 2021 and November 30, 2020, which have been filed under EXFO’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). In connection with these transactions, the Corporation, the Purchaser and certain related parties have filed with the U.S. Securities and Exchange Commission (the “SEC”) a transaction statement (the “Schedule 13E-3”) pursuant to Section 13(e) of the U.S. Exchange Act and Rule 13e-3 thereunder, which incorporates this Circular. Copies of the Schedule 13E-3 are, and any other documents filed by the Corporation in connection with the Arrangement will be available under EXFO’s profile on EDGAR at www.sec.gov. Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety because they contain important information.

EXFO is a corporation existing under the federal laws of Canada and is a “foreign private issuer” within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Corporation nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (1) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (2) the requirements of Rule 13e-3 under the U.S. Exchange Act.

The unaudited interim financial statements and audited historical financial statements of EXFO and other financial information included or incorporated by reference in this Circular for EXFO have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and thus may differ from the U.S. generally accepted accounting principles. Shareholders that are United States taxpayers are advised to consult their independent tax advisors regarding the United States federal, state, local and foreign tax consequences to them by participating in the Arrangement.

The enforcement by investors of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that EXFO is organized under the laws of a jurisdiction other than the United States, that some (or all) of its respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of EXFO and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon EXFO and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under United States federal or state securities laws; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under United States federal or state securities laws.

ii

TABLE OF CONTENTS

SUMMARY	6
The Meeting	6
Record Date	6
Purpose of the Meeting	6
Summary of the Arrangement	6
Parties to the Arrangement	6
EXFO	6
The Purchaser Parties	6
Background to the Arrangement	7
Recommendation of the Special Committee	7
Recommendation of the Board	7
The Purchaser Parties’ Purpose and Reasons for the Arrangement	7
Position of the Purchaser Parties as to the Fairness of the Arrangement	8
Fairness of the Arrangement	8
Required Shareholders’ Approvals	10
Formal Valuation and Fairness Opinion	10
Regulation 61-101 Requirements	11
Implementation of the Arrangement	11
Support and Voting Agreements	12
Arrangement Agreement	12
Certain Canadian Federal Income Tax Considerations	12
Certain United States Federal Income Tax Considerations	13
Dissent Rights	13
Depositary	13
Stock Exchange Delisting and Reporting Issuer Status	13
Risks Associated With the Arrangement	13
Notice to Shareholders in the United States	14
INFORMATION CONCERNING THE MEETING AND VOTING	15
Purpose of the Meeting	15
Date, Time and Place of Meeting	15
Solicitation of Proxies	16
Voting Virtually	16

Voting by Proxy	16
What is a Proxy?	16
Appointment and Revocation of Proxyholders	16
Notice-and-Access	17
Registered Shareholders	17
Changing your Mind (Revoking your Proxy)	17
Non-Registered Shareholders	18
Voting Shares	18
Principal Shareholders	19
Normal Course Issuer Bid	19
Other Business	19
THE ARRANGEMENT	20
Overview	20
Background to the Arrangement	20
Recommendation of the Special Committee	23
Recommendation of the Board	23
Reasons for the Recommendation	24
The Purchaser Parties’ Purpose and Reasons for the Arrangement	26
Position of the Purchaser Parties as to the Fairness of the Arrangement	26
Formal Valuation and Fairness Opinion	26
Mandate and Professional Fees	27
Credentials of TD Securities	27
Independence of TD Securities	27
Scope of Review	28
Prior Valuations	29
Assumptions and Limitations	29
Historical Financial Information	30
Formal Valuation of the Subordinate Voting Shares	31
Fairness Opinion	40
Shareholders’ Approval of the Arrangement	41
D&O Support and Voting Agreements	41
Implementation of the Arrangement	42
Certain Effects of the Arrangement	43
Effective Date	43

Procedure for Exchange of Share Certificates by Shareholders	44
Payment of Consideration	44
Expenses of the Arrangement	45
Sources of Funds for the Arrangement	45
Debt Financing	45
Interests of Certain Persons in the Arrangement	46
Indemnification and Insurance	47
Holdings in Shares, Options, RSUs, PSUs and DSUs	47
Intentions of Directors and Executive Officers	47
Accounting Treatment of the Arrangement	47
Arrangements between EXFO and Security Holders	47
INFORMATION CONCERNING THE PURCHASER PARTIES	47
The Purchaser	47
Germain Lamonde	47
GLIF	48
9356-8988 Québec Inc.	48
Philippe Morin	48
INFORMATION CONCERNING EXFO	48
General	48
Description of Share Capital	48
Dividend Policy	48
Ownership of Securities	48
Situation following the completion of the Arrangement	50
Commitments to Acquire Securities of EXFO	51
Previous Purchases and Sales	51
Previous Distributions	51
Executive Officers and Directors	51
Trading in Subordinate Voting Shares	53
Interest of Informed Persons in Material Transactions	53
Material Changes in the Affairs of the Corporation	53
Net Book Value	54
Additional Information	54
ARRANGEMENT AGREEMENT	54
Covenants	54
Conduct of Business of EXFO	54

Covenants of EXFO Regarding the Arrangement	54
Covenants of the Purchaser Regarding the Arrangement	55
Financing	56
Insurance and Indemnification	57
Breach by Subsidiaries and Representatives	60
Representations and Warranties	60
Conditions to Closing	60
Mutual Conditions Precedent	60
Conditions in Favour of the Purchaser	61
Conditions in Favour of EXFO	61
Termination of the Arrangement Agreement	62
Termination Fees	63
Corporation Termination Fee	63
Purchaser Termination Fee	63
Amendments	64
Governing Law	64
CERTAIN LEGAL MATTERS	64
Implementation of the Arrangement and Timing	64
Court Approval and Completion of the Arrangement	65
Interim Order	65
Final Order	65
Securities Law Matters	65
Application of Regulation 61-101	65
Formal Valuation	66
Minority Approval	66
Stock Exchange Delisting and Reporting Issuer Status	66
RISK FACTORS	66
Risks Relating to EXFO	66
Risks Related to the Arrangement	67
Conditions Precedent and Required Approvals	67
Termination in Certain Circumstances and Corporation Termination Fee	67
Occurrence of a Material Adverse Effect	67
Uncertainty Surrounding the Arrangement	67
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	67

Holders Resident in Canada	68
Disposition of Subordinate Voting Shares under the Arrangement	68
Dissenting Resident Holders of Subordinate Voting Shares	68
Capital Gains and Capital Losses	68
Additional Refundable Tax	68
Holders Not Resident in Canada	69
Disposition of Subordinate Voting Shares under the Arrangement	69
Taxable Canadian Property	69
Dissenting Non-Resident Holders	69
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	69
PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	72
DISSENTING SHAREHOLDERS’ RIGHTS	72
DEPOSITARY	74
QUESTIONS AND FURTHER ASSISTANCE	74
GLOSSARY OF TERMS	75
CONSENT OF TD SECURITIES INC.	83
CONSENT OF FASKEN MARTINEAU DuMOULIN LLP	84
Appendix A ARRANGEMENT RESOLUTION	A-1
Appendix B PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT	B-1
Appendix C FORMAL VALUATION AND FAIRNESS OPINION	C-1
Appendix D INTERIM ORDER	D-1
Appendix E NOTICE OF PRESENTATION FOR THE FINAL ORDER	E-1
Appendix F SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT	F-1

SUMMARY

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular and the attached Appendices, all of which are important and should be reviewed carefully. Capitalized terms used in this summary without definition have the meanings ascribed to them in the Glossary of Terms starting on page 94 of this Circular. Shareholders are urged to read this Circular and its Appendices carefully and in their entirety.

The Meeting

The Meeting will be held on Friday, August 13, 2021 at 10:00 a.m. (Québec City time) exclusively in virtual format.

In light of ongoing public health concerns related to the COVID-19 pandemic and in order to comply with government decrees, the Meeting will be held exclusively in virtual format, conducted via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/436109447. See “Information concerning the Meeting and Voting - Date, Time and Place of Meeting”.

While, as of the date hereof, the Corporation intends to hold the Meeting exclusively in virtual format, the Corporation will monitor the COVID-19 situation and reserves the right to hold a hybrid meeting which would permit both in-person and virtual participation. Changes to the means of holding the Meeting, if any, will be announced by way of press release and on the Corporation’s website at https://www.exfo.com/. The Corporation does not intend to prepare or mail an amended Circular in the event of a change to the Meeting format.

Record Date

The Shareholders entitled to vote at the Meeting are those holders of Shares as of the close of business on June 22, 2021. See “Information concerning the Meeting and Voting”.

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution, the full text of which is set forth at Appendix A.

To be effective, the Arrangement Resolution must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share) and (ii) a majority (50%+1) of the votes cast by the holders of Subordinate Voting Shares (other than (i) the 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc. (“GLIF”), the 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc. and the 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and (ii) the 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation (collectively, the “Excluded Shares”)) virtually present or represented by proxy at the Meeting.

Shareholders may also be asked to consider other business that properly comes before the Meeting or any adjournment(s) or postponement(s) thereof.

Summary of the Arrangement

The Arrangement Agreement provides for, among other things, the acquisition by the Purchaser, directly or indirectly, of all of the issued and outstanding Subordinate Voting Shares (other than the Excluded Shares) by way of a plan of arrangement under Section 192 of the CBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each holder of Subordinate Voting Shares (other than the Dissenting Shareholders and the holders of the Excluded Shares) will be entitled to receive from the Purchaser US $6.00 in cash for each Subordinate Voting Share held in the share capital of the Corporation. A copy of the Plan of Arrangement is attached to this Circular as Appendix B. See “The Arrangement”.

Parties to the Arrangement

EXFO

EXFO was incorporated under the CBCA on September 18, 1985. Its head office it located at 400 Godin Avenue, Québec City, Québec, G1M 2K2, Canada

Founded in 1985, EXFO develops smarter test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industry. EXFO’s customers count on the Corporation to deliver superior network performance, service reliability and subscriber insights. Such customers count on EXFO’s unique blend of equipment, software and services to accelerate digital transformations related to fiber, 4G/LTE and 5G deployments and the Corporation’s expertise with automation, real-time troubleshooting and big data analytics, which are critical to their business performance. The Corporation spent over 30 years earning this trust, and today 1,900 EXFO employees in over 25 countries work side by side with our customers in the lab, field, data center and beyond.

The Purchaser Parties

The Purchaser was incorporated under the CBCA on May 5, 2021 and Germain Lamonde is its sole shareholder. Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, Canada, and it can be contacted by telephone at (418) 683-0211. The Purchaser has not engaged in any business other than in connection with the Arrangement and related transactions. The principal business of the Purchaser is that of a holding company.

Germain Lamonde is the Executive Chairman of the Corporation and is a citizen of Canada. His principal occupation is as a director of the Corporation. The business address of Germain Lamonde is 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211.

GLIF is a corporation incorporated and existing under the Business Corporations Act (Québec). The principal business of GLIF is that of a holding company. Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211.

9356-8988 Québec Inc. is a corporation incorporated and existing under the Business Corporations Act (Québec). The principal business of 9356-8988 Québec Inc. is that of a holding company. Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211.

Philippe Morin is the Chief Executive Officer of the Corporation and is a citizen of Canada. The business address of Mr. Morin is 2500 Alfred Nobel Boulevard, Saint-Laurent, Québec, Canada  H4S 0A4,(514) 856-2222.

Background to the Arrangement

See “The Arrangement - Background to the Arrangement” for a summary of the main events that led to the execution of the Arrangement Agreement and certain meetings, negotiations, discussions and actions of the parties that preceded the execution of the Arrangement Agreement and the public announcement of the Arrangement.

Recommendation of the Special Committee

Having undertaken a thorough review of, and carefully considered, information concerning the Arrangement, the Formal Valuation and Fairness Opinion, and after consulting with independent financial and legal advisors, the Special Committee determined that the Arrangement is in the best interests of the Corporation and is fair to the Minority Shareholders and unanimously recommended that the Board approve the Arrangement. See “The Arrangement - Recommendation of the Special Committee”.

In reaching its conclusion that the Arrangement is in the best interests of the Corporation and is fair to the Minority Shareholders, the Special Committee considered and relied upon a number of substantive factors, including those described under “The Arrangement – Reasons for the Recommendation”.

As described under “The Arrangement – Reasons for the Recommendation”, the Special Committee considered many factors, including that:

(i)
the offer price represents a premium of approximately 62% to the closing price of the Subordinate Voting Shares on the NASDAQ on June 4, 2021 (being the last trading day preceding the announcement of the Arrangement) and a premium of approximately 63% to the 20 trading day volume-weighted average price of the Subordinate Voting Shares on the NASDAQ for the period ending on June 4, 2021;

(ii)	the Formal Valuation and Fairness Opinion;

(iii)	the fact that the Consideration offered to the Minority Shareholders under the Arrangement is all cash, which provides the Minority Shareholders with certainty of value and immediate liquidity; and

(iv)
it is unlikely that any alternative transaction could be completed because of the controlling position of the Purchaser, its affiliates and associates. Germain Lamonde has repeatedly indicated that he will not pursue or support any transaction in which he would sell or otherwise dispose of his direct or indirect interest in the Corporation. After negotiations and discussions with Germain Lamonde in his capacity as representative of the Purchaser, the Special Committee concluded that US $6.00 per Subordinate Voting Share was the highest price that it could obtain from the Purchaser. See “The Arrangement – Reasons for the Recommendation”.

Recommendation of the Board

After careful consideration, and taking into account the recommendation of the Special Committee, the Formal Valuation and Fairness Opinion, consultation with its financial and legal advisors, and such matters as it considered relevant the Board (Germain Lamonde, the Executive Chairman of the Board, and Philippe Morin, the Chief Executive Officer, recused themselves because of the potential for a conflict of interest as they each have an interest in the Arrangement) has unanimously determined that the Arrangement is fair to the Minority Shareholders and is in the best interests of the Corporation and unanimously recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution. See “The Arrangement - Recommendation of the Board”.

The Purchaser Parties’ Purpose and Reasons for the Arrangement

Under SEC rules governing going-private transactions, the Purchaser Parties are required to express their reasons for the Arrangement to the Minority Shareholders.

The Purchaser Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Purchaser Parties, the purpose of the Arrangement is to enable the Purchaser to acquire 100% of the Corporation in a transaction in which the Subordinate Voting Shares (other than the Excluded Shares) will be transferred to the Purchaser in consideration for a cash payment of US $6.00 per Subordinate Voting Share and the Corporation will amalgamate with the Purchaser, such that GLIF, Germain Lamonde, 9356-8988 Québec Inc. and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin), as the only shareholders of the amalgamated corporation, will bear the risks and rewards of the ownership of the Corporation, including any increases or decreases in the value of the Corporation after the Arrangement.

The Purchaser Parties’ believe that completing the Arrangement and operating the Corporation as a private company (i) responds to the repeated requests from many Shareholders to create a liquidity event, as such Shareholders were not satisfied with the valuation of the Subordinate Voting Shares in the public markets; (ii) would be more beneficial for the Corporation’s medium and long-term prospects, (iii) is in the best interest of EXFO, its Shareholders and its various stakeholders, including its employees, customers and partners, (iv) will provide EXFO’s Shareholders with the opportunity to receive full and fair value for their investment and be provided with immediate liquidity and (v) will give the Corporation’s management greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Corporation and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Corporation will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to public reporting requirements under Securities Laws. In the course of considering the going-private transaction, the Purchaser Parties did not consider alternative transaction structures because the Purchaser Parties believed the Arrangement was the most direct and effective way to enable the Purchaser to acquire ownership and control of the Corporation. See “The Arrangement – The Purchaser Parties’ Purpose and Reasons for the Arrangement”.

Position of the Purchaser Parties as to the Fairness of the Arrangement

The Purchaser Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties as to the fairness of the Arrangement are not intended to be and should not be construed as a recommendation to how any shareholder should vote on the proposal to authorize and approve the Arrangement Resolution. The Purchaser Parties have interests in the Arrangement that are different from, and/or in addition to, those of the other holders of Subordinate Voting Shares by virtue of their interests in the Corporation after the completion of the Arrangement.

The Purchaser Parties believe that the Arrangement is substantively and procedurally fair to Minority Shareholders. In reaching this conclusion, the Purchaser Parties noted that the Special Committee consists of independent directors, that the Plan of Arrangement must be approved by a majority of the votes cast by Minority Shareholders virtually present or represented by proxy at the Meeting and that the Plan of Arrangement is subject to the approval of the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the Minority Shareholders. The Purchaser Parties further noted the recommendations of the Special Committee and the Board and the factors considered by, and the analyses and conclusions made by, the Special Committee and the Board. See “The Arrangement – The Purchaser Parties’ Purpose and Reasons for the Arrangement” and “Reasons for the Recommendation”.

Fairness of the Arrangement

Under SEC rules, the Corporation and the Purchaser are required to provide certain information regarding their positions as to the substantive and procedural fairness of the Arrangement to the Minority Shareholders. The Corporation and the Purchaser are making the statements included in this section solely to comply with the requirements of these rules. Their views as to the fairness of the Arrangement should not be construed as a recommendation to any Shareholder as to how such Shareholder should vote on the Arrangement Resolution. The Corporation attempted to negotiate the terms of the Arrangement that would be most favourable to it, and not the Minority Shareholders.

EXFO believes that the Arrangement is fair to the Minority Shareholders. In reaching this conclusion, the Corporation noted that the Special Committee consists solely of independent directors, that the Plan of Arrangement must be approved by a majority of the votes (50%+1) cast by the Minority Shareholders virtually present or represented by proxy at the Meeting and that the Plan of Arrangement will be subject to the approval of the Court. The Special Committee, comprised of Claude Séguin and François Côté, both of whom are independent directors, and the Board, with the assistance of its financial and legal advisors, carefully reviewed the proposed Arrangement and the terms and conditions of the Arrangement Agreement and all related agreements and documents. In making their respective determinations and recommendations, the Special Committee and the Board considered and relied upon a number of substantive factors, including the factors discussed below:

•
Attractive Premium to Shareholders. The Consideration represents a premium of approximately 62% to the closing price of the Subordinate Voting Shares on the NASDAQ on June 4, 2021 (being the last trading day preceding the announcement of the Arrangement). The Consideration represents a premium of approximately 63% to the 20 trading day volume-weighted average trading price (“VWAP”) of the Subordinate Voting Shares on the NASDAQ for the period ended on June 4, 2021.

•
Formal Valuation and Fairness Opinion. TD Securities Inc. (“TD Securities”) provided the Special Committee with a formal valuation which concluded that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the fair market value of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share. TD Securities also provided its opinion to the effect that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders. The full text of the Formal Valuation and Fairness Opinion, setting forth the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken by TD Securities in connection therewith, is annexed as Appendix C to this Circular. The summaries of the Formal Valuation and Fairness Opinion in this Circular are qualified in their entirety by reference to the full texts of the Formal Valuation and Fairness Opinion, respectively. Neither of the Formal Valuation nor the Fairness Opinion is intended to be, and does not constitute, a recommendation that any Shareholders vote in favour of or otherwise take any action in connection with the Arrangement.

•
Form of Consideration. The Consideration to be received by the Minority Shareholders pursuant to the Arrangement is all cash, which provides Shareholders with certainty of value and immediate liquidity.

•
LTIP. Mr. Lamonde has provided assurance that the transition of the LTIP when the Corporation goes from being a publicly traded corporation to a privately-owned corporation would be accomplished on no less favourable terms to participants than the terms currently in force.

•	Economic and Market Conditions. The Special Committee considered current industry, economic and market conditions and trends.

•	Financial Projections and Targets. The Special Committee considered management’s financial projections and historical achievements of targets.

•
Historical Market Price. The Special Committee considered the historical market prices and trading information of the Subordinate Voting Shares, including the historical volatility of the price of Subordinate Voting Shares and the underlying financial results.

•
Public Float and Liquidity. The Special Committee considered the relatively small size of the public float which makes it difficult to maintain analyst coverage and attract institutional investors for the Subordinate Voting Shares, and the resulting absence of liquidity in the public market for the Subordinate Voting Shares.

•
Limited Conditions to Closing. The Purchaser’s obligation to complete the Arrangement is subject to a limited number of customary conditions that the Special Committee and the Board believe are reasonable in the circumstances. The completion of the Arrangement is not subject to any financing condition or regulatory approval.

•
Arrangement Agreement. The terms and conditions of the Arrangement Agreement do not prohibit the Board from taking any action that would be consistent with its obligation to discharge its fiduciary duties properly.

•
Risks and Benefits of the Corporation Remaining a Publicly Traded Entity. The Special Committee considered the risks and potential benefits associated with the Corporation, as an alternative to the Arrangement, continuing to execute its business and strategic plan as a publicly traded entity.

•
Unlikelihood of a Successful Competing Offer. It is unlikely that any alternative transaction could be completed because of the controlling position of the Purchaser, its affiliates and associates. Germain Lamonde has repeatedly indicated to the Special Committee, to the Board and publicly that he will not pursue or support any transaction in which he would sell or otherwise dispose of his direct or indirect controlling interest in the Corporation. After negotiations and discussions with Germain Lamonde, in his capacity as representative of the Purchaser, the Special Committee concluded that US $6.00 per Subordinate Voting Share was the highest price that it could obtain from the Purchaser.

Furthermore, the Special Committee believes that the Arrangement is procedurally fair to the Minority Shareholders for the following reasons:

•
Retention of Independent Advisors. The Special Committee retained independent financial and legal advisors, being TD Securities and Stikeman, to assist the Special Committee in evaluating the Arrangement.

•
Detailed Review and Negotiation. With assistance from its legal and financial advisors, the Special Committee conducted an extensive review of the Arrangement and the Arrangement Agreement and conducted negotiations with the Purchaser’s representatives of the key terms of the Arrangement.

•
Consideration. The Special Committee considered both that the Purchaser increased the purchase price offered to Subordinate Voting Shareholders from US $5.25 to US $6.00 per Subordinate Voting Share, and that at the time the Special Committee was considering the Arrangement, the unsolicited non-binding indications of interest that had been received from Viavi were for US $4.75 and US $5.25 per Subordinate Voting Share, both of which are below the Consideration. In respect of such non-binding indications of interest from Viavi, as well as the non-binding indication of interest for US $7.50 per Share received after the Corporation, the Purchaser and GLIF entered into the Arrangement Agreement, the Special Committee also noted Mr. Germain Lamonde’s repeated assertions to the Special Committee, to the Board and publicly that he would not consider any alternative change of control transaction.

•
Approval Thresholds. The required approvals are protective of the rights of Shareholders. The Arrangement must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share), and (ii) by a majority (50%+1) of the votes cast by the Minority Shareholders virtually present or represented by proxy at the Meeting.

•
Court Approval. Once approved by the Shareholders, the Arrangement must also be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the Minority Shareholders. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

•
Dissent Rights: Registered Shareholders who do not vote in favour of the Arrangement Resolution will have the right to dissent and require a judicial appraisal of the Shares and obtain “fair value” pursuant to the proper exercise of the Dissent Rights.

The Special Committee also considered a number of potential adverse factors relating to the Arrangement, including the following:

•
Risk of Non-Completion. The risks to EXFO if the Arrangement is not completed in a timely manner or at all, including the costs incurred in pursuing the Arrangement, the potential requirement to pay the Corporation Termination Fee of approximately US $3,650,000 to the Purchaser in certain circumstances, the diversion of management resources away from the conduct of EXFO’s business and the resulting uncertainty which might result in EXFO’s employees, customers, suppliers, distributors, partners or other counterparties delaying or deferring decisions concerning, or terminating their relationships with EXFO.

•
Taxable Transaction. The fact that the Arrangement will be a taxable transaction for Shareholders and, as a result, taxes will generally be required to be paid by the Minority Shareholders as a result of the Arrangement.

•	Consideration. The fact that the Consideration offered to Shareholders under the Arrangement Agreement is at the lower end of TD Securities’ Formal Valuation range.

•
Constraints on the Board’s Ability to Pursue Alternative Transactions. Germain Lamonde has repeatedly stated that he will not pursue or support any transaction in which he would sell or otherwise dispose of his direct or indirect controlling interest in the Corporation. Given his significant shareholdings and his influence on the Corporation’s business, Mr. Lamonde is able to veto significant transactions requiring Shareholder approval, including a merger, amalgamation, plan of arrangement, liquidation, winding up or a sale of all or substantially all of the Corporation’s assets. As of July 15, 2021, Germain Lamonde held, directly or indirectly, 14.22% of the issued and outstanding Subordinate Voting Shares, 100% of the issued and outstanding Multiple Voting Shares, 61.46% of all the issued and outstanding Shares, and 93.53% of the voting rights attached to all of the issued and outstanding Shares. By virtue of his stock ownership, Germain Lamonde has effective control over all matters submitted to our Shareholders, including the election of our directors, and exercises significant control over our policies and affairs. For as long as Mr. Lamonde holds a controlling interest in the Corporation, it might not be possible for Shareholders to receive the higher end of the range of the FMV set out in the Formal Valuation and Fairness Opinion for the Subordinate Voting Shares, either through alternative transactions to the Arrangement or otherwise.

The foregoing summary of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive of the factors considered by the Special Committee and the Board in reaching their conclusions and making their recommendations, but includes the material information, factors and analysis considered by the Special Committee and the Board in reaching such conclusions and making such recommendations. The members of the Special Committee and the Board evaluated the various factors summarized above in light of their own knowledge of the business of EXFO and the industry in which EXFO operates and of the Corporation’s financial condition and prospects and were assisted in this regard by Management and legal and financial advisors, and in the case of members of the Special Committee, the Special Committee’s legal and financial advisors. In view of the numerous factors considered in connection with their respective evaluations of the Arrangement, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching their respective decisions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors. The respective conclusions and unanimous recommendations of the Board (Germain Lamonde, the Executive Chairman of the Board, and Philippe Morin, the Chief Executive Officer, recused themselves because of the potential for a conflict of interest as they each have an interest in the Arrangement) and the Special Committee were made after considering all of the information and factors involved. See “The Arrangement – Formal Valuation and Fairness Opinion” and “The Arrangement – Reasons for Recommendation”.

Required Shareholders’ Approvals

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of at least: (i) two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share); and (ii) a majority of the votes (50%+1) cast by the Minority Shareholders virtually present or represented by proxy at the Meeting.

All of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into D&O Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the Arrangement Resolution. Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation, will be excluded for purposes of “minority approval” under Regulation 61-101. See “The Arrangement – D&O Support and Voting Agreements”.

Formal Valuation and Fairness Opinion

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and Fairness Opinion.

TD Securities provided a Formal Valuation in accordance with the requirements of Regulation 61-101, which concluded that, as of June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the fair market value of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share.

The Fairness Opinion states that, as of June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders. See “The Arrangement – Formal Valuation and Fairness Opinion”.

Regulation 61-101 Requirements

Regulation 61-101 requires that, in addition to any other required security holder approval, a “business combination” be subject to “minority approval” (as defined in Regulation 61-101) of every class of “affected securities” (as defined in Regulation 61-101) of the issuer, in each case voting separately as a class. However, under Regulation 61-101, the Arrangement Resolution is exempt from “minority approval” by the holders of Multiple Voting Shares. Section 4.6(1)(a) of Regulation 61-101 provides that a “business combination” such as the Arrangement is not subject to “minority approval” if one or more persons that are interested parties beneficially own, in the aggregate, 90% or more of the outstanding securities of a class of affected securities at the time that the business combination is agreed to, and an appraisal remedy is available to holders of the class of affected securities under the statute under which the issuer is organized or is governed as to corporate Law matters. Germain Lamonde is an interested party with respect to the Arrangement and beneficially owns or exercises control or direction over an aggregate of 31,643,000 Multiple Voting Shares, representing 100% of the issued and outstanding Multiple Voting Shares. Further, holders of Multiple Voting Shares have the Dissent Rights under the CBCA and the Interim Order, which constitute an appraisal remedy within the meaning of Regulation 61-101. As a result, the Arrangement Resolution is exempt from “minority approval” from the holders of Multiple Voting Shares.

Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a majority (50%+1) of the votes cast by the Minority Shareholders.

To the knowledge of the directors and executive officers of the Corporation, after reasonable inquiry, the Subordinate Voting Shares held, directly or indirectly, (1) by Germain Lamonde, the founder and Executive Chairman of the Board, who, beneficially owns or exercises control or direction over an aggregate of 3,672,474 Subordinate Voting Shares, representing in the aggregate approximately 14.22% of the outstanding Subordinate Voting Shares, and (2) by Philippe Morin, the Chief Executive Officer of the Corporation, who, beneficially owns or exercises control or direction over an aggregate of 716,830 Subordinate Voting Shares representing in the aggregate approximately 2.78% of the outstanding Subordinate Voting Shares, will be excluded from the vote of the Minority Shareholders. See “Information Concerning the Purchaser Parties” and “Information Concerning EXFO – Ownership of Securities”.

Implementation of the Arrangement

The Arrangement will be implemented by way of a court-approved plan of arrangement under the CBCA pursuant to the terms of the Arrangement Agreement. Pursuant to the Plan of Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:

(a)
each DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan, shall, without any further action by or on behalf of a holder of DSUs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the Consideration, less applicable withholdings, and each such DSU shall immediately be cancelled and all obligations in respect of the DSUs shall be deemed to be fully satisfied;

(b)
each Corporation SAR outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the SAR Plan, will, without any further action by or on behalf of a holder of Corporation SARs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the amount (if any) by which the Consideration exceeds the exercise price of such Corporation SAR determined on the date of grant, less applicable withholdings (for greater certainty, where such amount is negative, neither the Corporation nor the Purchaser shall be obligated to pay the holder of such Corporation SAR any amount in respect of such Corporation SAR), and each such Corporation SAR shall immediately be cancelled and all obligations in respect of the Corporation SARs shall be deemed to be fully satisfied;

(c)
(i) each holder of DSUs and Corporation SARs will cease to be a holder of such DSUs and Corporation SARs; (ii) such holder’s name will be removed from each applicable register except for Corporation SARs for which there is no register; (iii) the DSU Plan and SAR Plan and all agreements relating to such DSUs and Corporation SARs will be terminated and will be of no further force and effect; and (iv) such holder will thereafter have only the right to receive the Consideration to which he or she is entitled pursuant to the Plan of Arrangement;

(d)
each outstanding Subordinate Voting Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens), and:

(i)
such Dissenting Shareholder shall cease to have any rights as a holder of Subordinate Voting Shares other than the right to be paid the fair value of its Subordinate Voting Shares by the Purchaser in accordance with the Arrangement Agreement;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and will be deemed to be the legal and beneficial owner thereof (free and clear of all Liens).

(e)
each outstanding Subordinate Voting Share (other than (i) Subordinate Voting Shares held by any Dissenting Shareholder who has validly exercised such holder’s Dissent Right and (ii) Subordinate Voting Shares owned or beneficially controlled by (x) the Purchaser, (y) the Rolling Shareholder (to the extent an agreement is reached between the Purchaser and the Rolling Shareholder prior to Closing such that the Rolling Shareholder will, effective upon Closing, become a shareholder of the Purchaser) or (z) any of their respective affiliates) shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration per Subordinate Voting Share, and

(i)
the holder of such Subordinate Voting Share shall cease to have any rights as a holder of Subordinate Voting Shares other than the right to be paid the Consideration per Subordinate Voting Share in accordance with the Plan of Arrangement;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and will be deemed to be the legal and beneficial owner thereof (free and clear of all Liens); and

(f)
(i) the LTIP relating to Corporation RSUs and Corporation PSUs shall be amended, restated or supplemented as is necessary to take into account the privatization of the Corporation, including for purposes of modifying the method, conditions and restrictions of exercise of Corporation RSUs and Corporation PSUs, adding a cash settlement feature with respect to the Corporation RSUs and modifying the valuation methodology, and (ii) each Corporation RSU and Corporation PSU outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of the holder thereof, remain outstanding and governed by the terms of the LTIP and any RSU Agreement and PSU Agreement, as applicable, in each case as amended, restated or supplemented in accordance with clause (i) of this paragraph.

The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement is available under EXFO’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. See “Implementation of the Arrangement”.

Procedural Safeguards for Shareholders

The Arrangement was negotiated by the Special Committee comprised of independent directors, and was advised by experienced, qualified and independent financial and legal advisors. The Arrangement is subject to the following Shareholder and Court approvals, which provide additional protection to Shareholders:

(a)
the Arrangement Resolution must be approved by at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each holder of Subordinate Voting Shares being entitled to one vote per Subordinate Voting Share and each holder of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share);

(b)	the Arrangement Resolution must be approved by a majority of the votes (50%+1) cast by the Minority Shareholders virtually present or represented by proxy at the Meeting; and

(c)	the Arrangement must be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the Minority Shareholders.

If the Arrangement does not proceed for any reason, including because it does not receive the approval of the Shareholders, the Minority Shareholders or the Court approval, EXFO will continue as a publicly traded company.

Support and Voting Agreements

All of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into D&O Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the Arrangement Resolution. Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation, will be excluded for purposes of “minority approval” under Regulation 61-101. See “The Arrangement – D&O Support and Voting Agreements”.

Arrangement Agreement

On June 7, 2021, the Corporation, the Purchaser and GLIF entered into the Arrangement Agreement, pursuant to which it was agreed, among other things, to implement the Arrangement in accordance with and subject to the terms and conditions contained therein and in the Plan of Arrangement. The Arrangement Agreement was amended on July 6, 2021, in order to, among other things, (i) make certain technical amendments to the sequencing of the Plan of Arrangement, (ii) extend the deadline to convene and conduct a meeting of Shareholders, and (iii) provide for the possibility that Mr. Morin will become a shareholder of the Purchaser prior to the Effective Date if a definitive agreement is reached between Mr. Lamonde and Mr. Morin. On July 12, 2021, the Arrangement Agreement was further amended, by way of a second amending agreement, in order to align the Arrangement Agreement and the Plan of Arrangement with the terms of the depositary agreement to be entered into between the Corporation and the Depositary. See “Arrangement Agreement”.

Certain Canadian Federal Income Tax Considerations

A Shareholder whose Subordinate Voting Shares constitute “capital property” for the purposes of the Tax Act generally will realize a capital gain (or a capital loss) with respect to the disposition of one or more Subordinate Voting Shares to the Purchaser for cash, to the extent that such Shareholder’s proceeds of disposition, net of any reasonable cost of disposition, exceed (or are less than) the adjusted cost base to such Shareholder of his, her or its Subordinate Voting Shares.

This Circular contains a summary of certain Canadian federal income tax considerations generally applicable to a Resident Holder (including a Dissenting Resident Holder) or a Non-Resident Holder (including a Dissenting Non-Resident Holder) who realizes a capital gain (or capital loss) in such circumstances. See “Certain Canadian Federal Income Tax Considerations”.

Certain United States Federal Income Tax Considerations

Subject to the discussion in “Certain United States Federal Income Tax Considerations” a U.S. Shareholder who holds Subordinate Voting Shares as capital assets and who sells such Subordinate Voting Shares pursuant to the Arrangement and receives the Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the U.S. Shareholder’s adjusted tax basis in the Subordinate Voting Shares.

The foregoing description of U.S. federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under “Certain United States Federal Income Tax Considerations” below, and neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder residing in the United States. Accordingly, U.S. Shareholders should consult their tax advisor with respect to their particular circumstances.

Dissent Rights

Pursuant to the Interim Order, registered Shareholders have the right to exercise Dissent Rights with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Shares in accordance with the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement must send to EXFO a Dissent Notice, which EXFO must receive, c/o Benoit Ringuette, General Counsel and Corporate Secretary, at 400 Godin Avenue, Québec City, Québec, G1M 2K2, Canada, with a copy to

i.	Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec H4Z 1E9, Attention: Brandon Farber;

ii.	Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec H3B 1R1, Attention: Ian Gosselin, email: ian.gosselin@nortonrosefulbright.com; and

iii.
AST Trust Company (Canada), 1 Toronto Street, Suite 1200, Toronto, Ontario  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department

by no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed), and must otherwise strictly comply with the dissent procedures described in this Circular, the Interim Order, the Plan of Arrangement and section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. No Shareholder who has voted in favour of the Arrangement Resolution, virtually or by proxy, shall be entitled to dissent with respect to the Arrangement.

A Shareholder’s failure to follow exactly the procedures set forth in the Plan of Arrangement and the Interim Order will result in the loss of such Shareholder’s Dissent Rights. If you are a Shareholder and wish to dissent, you should obtain your own legal advice and carefully read the Plan of Arrangement, the Interim Order and the text of section 190 of the CBCA, all of which are set forth in Appendix B, Appendix D and Appendix F, respectively, of the Circular. See “Dissenting Shareholders’ Rights”.

Depositary

AST Trust Company (Canada) will act as the Depositary for the receipt of share certificates and DRS Advices representing Subordinate Voting Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders pursuant to the Arrangement. See “Depositary”.

Stock Exchange Delisting and Reporting Issuer Status

The Subordinate Voting Shares will be delisted from the TSX and the NASDAQ as soon as practicable following the completion of the Arrangement. Following the Effective Date, it is expected that the Purchaser will cause the Corporation to apply to cease to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or equivalent), as well as under the U.S. Exchange Act, or take or cause to be taken such other measures as may be appropriate to ensure that the Corporation is not required to prepare and file continuous disclosure documents. See “Certain Legal Matters – Stock Exchange Delisting and Reporting Issuer Status”.

Risks Associated With the Arrangement

There is a risk that the Arrangement may not be completed. In evaluating the Arrangement, Shareholders should consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) the Arrangement Resolution must be approved by a majority of the votes (50%+1) cast by the Minority Shareholders virtually present or represented by proxy at the Meeting; (ii) the Arrangement Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect; and (iii) there can be no certainty that all conditions precedent to the Arrangement will be satisfied.

Any failure to complete the Arrangement could materially and negatively impact the trading price of the Subordinate Voting Shares. You should carefully consider the risk factors described in the section “Risk Factors” in evaluating the approval of the Arrangement Resolution. Readers are cautioned that such risk factors are not exhaustive.

Notice to Shareholders in the United States

THE ARRANGEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED ON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR OR SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EXFO is a corporation existing under the federal laws of Canada and is a “foreign private issuer” within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Corporation nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (1) Canadian corporate and securities laws, which differ from disclosure requirements in the United States, and (2) the requirements of Rule 13e-3 under the U.S. Exchange Act.

The unaudited interim financial statements and audited historical financial statements of EXFO and other financial information included or incorporated by reference in this Circular for EXFO have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and thus may differ from the U.S. generally accepted auditing standards.

The enforcement by investors of civil liabilities under the U.S. Securities Laws may be affected adversely by the fact that EXFO is organized under the laws of a jurisdiction other than the United States, that some (or all) of its respective officers and directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of EXFO and such directors, officers and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon EXFO and its respective officers and directors or the experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws or any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws.

Shareholders who are foreign taxpayers should be aware that the Arrangement described in this Circular may have tax consequences both in Canada and such foreign jurisdiction. Such consequences for Shareholders are not fully described in this Circular. Shareholders are advised to consult their tax advisors to determine the particular tax consequences to them of the transactions contemplated in this Circular. Shareholders who are or may be subject to United States federal income tax are urged to review the statements under “Certain United States Federal Income Tax Considerations”.

INFORMATION CONCERNING THE MEETING AND VOTING

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution.

Date, Time and Place of Meeting

The Meeting will be held Friday, August 13, 2021 at 10:00 a.m. (Québec City time) exclusively in virtual format. The Shareholders entitled to vote at the Meeting are those holders of Shares as of the close of business on June 22, 2021.

In light of ongoing public health concerns related to the COVID-19 pandemic and in order to comply with government decrees, the Meeting will be held exclusively in virtual format, conducted via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at https://web.lumiagm.com/436109447.

As the vast majority of Shareholders typically vote by proxy in advance of EXFO’s Shareholders’ meetings, you are encouraged to vote by proxy ahead of the Meeting. Participating at the Meeting online allows registered Shareholders as well as duly-appointed proxyholders, including non-registered Shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting, engage with other Shareholders and ask questions, all in real-time. Registered Shareholders and duly-appointed proxyholders can vote at the appropriate time during the Meeting.

To access the Meeting, follow the instructions below:

If you are a registered Shareholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that if you use your control number to log in to the Meeting, any vote you cast will thereby revoke any proxy you previously submitted. If you do not wish to revoke a proxy that you previously submitted, you should refrain from voting during the Meeting.

If you are a duly appointed proxyholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that proxyholders who have been duly appointed and registered with AST in accordance with the instructions provided herein below will receive their own 13-digit control number via email from AST after the proxy voting deadline has passed.

If you are a guest:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Guest/Invité” icon and complete the online form.

Shareholders who are participating in the Meeting must be connected to the internet throughout the entire Meeting in order to be able to vote. Participants must ensure that they have a good connection throughout the Meeting and set aside enough time to connect to the Meeting and follow the procedure described in this section.

You will require the most recent version of the browsers Chrome, Safari, Edge or Firefox. Make sure your browser is compatible by connecting in advance. PLEASE DO NOT USE INTERNET EXPLORER. Internal networks, firewalls, as well as VPNs (virtual private networks) may block the webcast or access to the virtual platform for the Meeting. If you experience issues, make sure your VPN is deactivated or that you are not using a computer connected to an enterprise network.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form, including non-registered (beneficial) shareholders who wish to appoint themselves as proxyholder, must carefully follow the instructions in the management proxy circular and on their form of proxy or voting instruction form.

Additionally, the Shareholder or its duly appointed proxyholder MUST complete the online form at the address https://lp.astfinancial.com/control-number-request-en.html or contact AST at 1 (866) 751–6315 (toll free in Canada and the United States) or (212) 235–5754 (other countries) by 10:00 a.m. (Eastern Time) on August 11, 2021 and provide the AST representative with the required information so that AST may provide the proxyholder with his own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the meeting but will be able to attend as guests.

We recommend that you log in by 9:45 a.m. (Québec City time) on August 13, 2021. It is important to ensure you are connected to the internet at all times in order to vote when balloting commences. You are responsible for ensuring internet connectivity for the duration of the Meeting.

Similar to an in-person meeting, registered Shareholders and duly-appointed proxyholders will be able to attend the virtual Meeting, participate, submit questions online and vote virtually, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the accompanying Circular. Registered Shareholders who are unable to attend the virtual Meeting are requested to complete, sign and date the accompanying proxy form in accordance with the instructions provided therein and in the Circular and return it in accordance with the instructions and timelines set out in the Circular. In order for non-registered (or beneficial) Shareholders to attend the virtual Meeting, participate, submit questions online and vote virtually, they must duly appoint themselves as proxyholders.

Solicitation of Proxies

This Circular is delivered in connection with the solicitation of proxies by Management for use at the Meeting or any adjournment(s) or postponement(s) thereof, at the place and for the purposes set out in the accompanying Notice of Meeting.

Management is soliciting your proxy. The Corporation has retained D. F. King as its strategic shareholder advisor and proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting, and will pay customary fees for such services in addition to certain out-of-pocket expenses. Management requests that you sign and return the proxy form or voting instruction form (a “VIF”) so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of EXFO. The Corporation will bear the cost of such solicitation. The Purchaser may also assist with the solicitation of proxies. The Corporation will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders.

Voting Virtually

Registered Shareholders who attend the Meeting may vote virtually. To ensure your vote is counted, you should complete and return the enclosed form of proxy as soon as possible, even if you plan to attend the Meeting virtually. Even if you return a proxy, you can still virtually participate in the Meeting and virtually vote, in which case you will need to instruct the scrutineer at the Meeting to cancel your proxy.

Voting by Proxy

If you are a registered Shareholder but do not plan to attend the Meeting, you may vote by using a proxy to appoint someone to attend the Meeting as your proxyholder.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes at the Meeting on behalf of a registered Shareholder. Each registered Shareholder has the right to appoint as proxyholder a person or company other than the persons designated by Management in the enclosed form of proxy to attend and act on the registered Shareholder’s behalf at the Meeting or any adjournment or postponement thereof. If you are a registered Shareholder, you can use the form of proxy accompanying this Circular. You may also use any other legal form of proxy

Appointment and Revocation of Proxyholders

The persons appointed to act under the proxy form solicited by the Management are independent directors of the Corporation. Every Shareholder has the right to appoint another person or company of their choice (who need not be a Shareholder) to attend and act on their behalf at the Meeting, or any adjournment or postponement thereof, and may do so by inserting such other proxyholder’s name in the blank space provided for that purpose in the proxy form. Such Shareholder should notify such nominee of the appointment, obtain such nominee’s consent to act as proxy and instruct such nominee on how the Shares held by such Shareholder are to be voted at the Meeting.

A proxy may be revoked at any time by the person giving it to the extent that it has not yet been exercised. A proxy may be revoked by filing a written notice with the Corporate Secretary of the Corporation at any time up to and including the last day preceding the day of the Meeting, or any adjournment or postponement thereof.

The persons whose names are printed on the proxy form will vote all the Shares in respect of which they are appointed to act in accordance with the instructions given on the proxy form. In the absence of a specified choice in relation to the Arrangement Resolution, or if more than one choice is indicated, the Shares represented by the proxy form will be voted IN FAVOUR of the Arrangement Resolution.

Every proxy given to any person in the proxy form that accompanies the Notice of Meeting will confer discretionary authority with respect to amendments or variations to the items of business identified in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

To be valid, proxies must be received by AST Trust Company (Canada) at 1 Toronto Street, Suite 1200, Toronto, Ontario,  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department, no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

Notice-and-Access

The Corporation has elected not to use the notice-and-access procedures under applicable Securities Laws to send the proxy-related materials to registered Shareholders.

Registered Shareholders

You are a “registered shareholder” if you have a Share certificate or Direct Registration System (DRS) advice (“DRS Advice”) issued in your name and as a result, have your name shown on EXFO’s register of Shareholders kept by our transfer agent, AST Trust Company (Canada).

Voting Options

By Internet

By telephone

By proxy

In person by logging-on to the live webcast of the Meeting

Voting for Registered Shareholders

As a registered Shareholder, you can vote your Shares in the following ways:

Internet	Go to www.astvotemyproxy.com. Enter the 13-digit control number printed on the form and follow the instructions on the screen.
Phone	1-888-489-7352 (toll-free in North America) and enter the 13-digit control number printed on the form. Follow the interactive voice recording instructions to submit your vote.
Mail	Enter voting instructions, sign the proxy form and send your completed proxy form to: AST Trust Company (Canada) P.O. Box 721 Agincourt, Ontario M1S 0A1
Virtually	By logging on to the live webcast of the Meeting and voting on a voting platform specifically designed for this matter at https://web.lumiagm.com/436109447.
Questions
Please call EXFO’s strategic shareholder advisor and proxy solicitation agent, D. F. King, at 1 (866) 822-1242 (toll-free within North America) or at (416) 682-3825 (outside of North America) or by email at inquiries@dfking.com.

Changing your Mind (Revoking your Proxy)

If you want to revoke your proxy after you have delivered it, you can do so by delivering a revocation that is received by 5:00 p.m. (Québec City time) on the last Business Day before the day of the Meeting, or delivered to the person presiding at the Meeting before it commences. You may do this by (i) attending the Meeting and voting virtually if you were a registered Shareholder at the Record Date; (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above; (iii) signing a written statement which indicates, clearly, that you want to revoke your proxy and delivering this signed written statement to the principal executive office of the Corporation at 400 Godin Avenue, Québec City, Québec  G1M 2K2, Attention: Benoit Ringuette, General Counsel and Corporate Secretary; or (iv) in any other manner permitted by Law. If you revoke your proxy and do not replace it with another proxy that is deposited with us before the deadline, you can still vote your Shares if you are a registered Shareholder, but to do so, you must attend the Meeting virtually. Only registered Shareholders have the right to revoke a proxy.

Non-registered Shareholders who wish to change their vote must in sufficient time in advance of the Meeting, arrange for their respective intermediaries to change their vote and, if necessary, revoke their proxy in accordance with the revocation procedures.

Non-Registered Shareholders

Only Shareholders who are “registered shareholders” or duly appointed individuals named in the form of proxy are permitted to vote at the Meeting. You are a “non-registered Shareholder” or “beneficial owner” if your Shares are held on your behalf through an intermediary or nominee (for example, a bank, trust company, securities broker, clearing agency or other institution). If you are not sure whether you are a Registered Shareholder or a Non-Registered Shareholder, please contact the Corporation’s transfer agent, AST Trust Company (Canada), at 1 (800) 387-0825.

Under applicable Securities Laws, a beneficial owner of securities is a “non-objecting beneficial owner” (or “NOBO”) if such beneficial owner has or is deemed to have provided instructions to the intermediary holding the securities on such beneficial owner’s behalf not objecting to the intermediary disclosing ownership information about the beneficial owner in accordance with said legislation, and a beneficial owner is an “objecting beneficial owner” (or “OBO”) if such beneficial owner has or is deemed to have provided instructions objecting to same.

If you are a NOBO, the Corporation has sent these materials directly to you pursuant Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer (“Regulation 54-101”), and your name and address and information about your holdings of Shares have been obtained in accordance with applicable Securities Laws from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. The VIF that is sent to NOBOs contains an explanation as to how you can exercise the voting rights attached to your Shares, including how to attend and vote directly at the Meeting.

If you are an OBO, you received these materials from your intermediary or its agent (such as Broadridge), the whole in accordance with Regulation 54-101. Your intermediary is required to seek your instructions as to how to exercise the voting rights attached to your Shares. The Corporation has agreed to pay for intermediaries to deliver to OBOs the proxy-related materials and the relevant VIF. The VIF that is sent to an OBO by the intermediary or its agent should contain an explanation as to how you can exercise the voting rights attached to your Shares, including how to attend and vote directly at the Meeting.

Non-registered Shareholders should follow the procedures set out below, depending on which type of form they receive:

(a)
Voting Instruction Form – In most cases, a non-registered Shareholder will receive, as part of the materials related to the Meeting, a VIF. If a non-registered Shareholder does not wish to attend and vote at the Meeting virtually (or have another person attend and vote virtually on the holder’s behalf), the VIF must be completed, signed and returned in accordance with the directions on the form. VIFs may permit the completion of the VIF by telephone or electronically through the internet in accordance with the directions provided. If a non-registered Shareholder wishes to attend and vote at the Meeting virtually (or have another person attend and vote on the holder’s behalf), the non-registered Shareholder must complete the VIF (including by inserting the non-registered Shareholder’s (or such other person’s) name in the blank space provided), sign and return the VIF in accordance with the directions provided; or

(b)
Proxy Form – Less frequently, a non-registered Shareholder will receive, as part of the Meeting materials, a proxy form that the Intermediary has already signed, typically by a facsimile, stamped signature, which is restricted as to the number of Shares beneficially owned by the non-registered Shareholder but which is otherwise not completed. If the non-registered Shareholder does not wish to attend and vote at the Meeting virtually, or have another person attend and vote virtually on the Shareholder’s behalf, the non-registered Shareholder must complete the proxy form and deposit it with AST as described above. If a non-registered Shareholder wishes to attend and vote at the Meeting virtually or have another person attend and vote virtually on the holder’s behalf, the non-registered Shareholder must insert the non-registered Shareholder’s or such other person’s name in the blank space provided.

In either case, non-registered Shareholders should carefully follow the instructions of their Intermediaries, including those regarding when and where the proxy form or the VIF is to be delivered.

Voting for Non-Registered Shareholders -Voting Instruction Form

If you received a VIF from AST with a 13-digit control number:
Internet	Go to www.astvotemyproxy.com. Enter the 13-digit control number printed on the form and follow the instructions on the screen.
Phone	1-888-489-7352 (toll-free in North America) and enter the 13-digit control number printed on the form. Follow the interactive voice recording instructions to submit your vote.
Mail	Enter voting instructions, sign the proxy form and send your completed proxy form to: AST Trust Company (Canada) P.O. Box 721 Agincourt, Ontario M1S 0A1

Voting Shares

Each holder of Subordinate Voting Shares is entitled to one vote per Subordinate Voting Share and each holder of Multiple Voting Shares is entitled to ten votes per Multiple Voting Share. As at July 15, 2021, 25,820,245 Subordinate Voting Shares and 31,643,000 Multiple Voting Shares were issued and outstanding. Only persons shown on the register of Shares at the close of business on June 22, 2021, or their proxyholders, will be entitled to attend the Meeting and vote.

Principal Shareholders

The following table shows the names of the persons who, as of July 15, 2021, to EXFO’s knowledge, beneficially owned, or exercised control or direction over, directly or indirectly, 10% or more of the Shares:

Name of Shareholder	Number of Subordinate Voting Shares	Number of Multiple Voting Shares(3)	% of issued and outstanding Shares	% of Total Voting Rights
Germain Lamonde(1)	3,672,474(2)	31,643,000(4)	61.46%	93.53%
Notes:
(1)	Germain Lamonde is the founder and current Executive Chairman of the Board.
(2)
The number of Subordinate Voting Shares held by Germain Lamonde includes 316,247 Subordinate Voting Shares held of record by 9356-8988 Québec Inc., 3,191,666 Subordinate Voting Shares held of record by GLIF and 164,561 Subordinate Voting Shares held directly by Germain Lamonde.

(3)	One Multiple Voting Share entitles the holder thereof to ten votes.
(4)
The number of Multiple Voting Shares held by Germain Lamonde includes 1,900,000 Multiple Voting Shares held of record by 9356-8988 Québec Inc. and 29,743,000 Multiple Voting Shares held of record by GLIF.

Other than the D&O Support and Voting Agreement entered into by Germain Lamonde (see “The Arrangement – D&O Support and Voting Agreements”) and the support and voting agreements entered into by each of GLIF and 9356-8988 Québec Inc. in connection with the Arrangement, the only agreement which Mr. Lamonde (or any of the corporations over which he has control) has with the Corporation related to the securities of EXFO is the trust agreement dated July 6, 2000 between, inter alia, Mr. Lamonde, GLIF and the Corporation, as well as CIBC Mellon Trust Company, as trustee. Such trust agreement was entered into in order to secure the listing of the Subordinate Voting Shares of the Corporation on the TSX and to ensure that the holders of Subordinate Voting Shares would not be deprived of any rights under applicable take-over bid legislation to which they would been entitled in the event of a take-over bid if the Multiple Voting Shares and the Subordinate Voting Shares were a single class. The form of such trust agreement is available as an exhibit to EXFO’s Registration Statement on Form F-1 filed on June 9, 2000, available under EXFO’s profile on EDGAR at www.sec.gov.

Normal Course Issuer Bid

On January 12, 2021, the Corporation announced that its Board had approved the renewal of its share repurchase program, by way of a normal course issuer bid (“NCIB”) on the open market of up to 2.9% of the public float of 21,075,125 Subordinate Voting Shares (as defined by the Toronto Stock Exchange), representing 600,000 Subordinate Voting Shares, at the prevailing market price. The NCIB started on January 15, 2021 and was suspended on February 12, 2021. From January 15 to February 12, 2021, a total of 7,300 Subordinate Voting Shares were repurchased by the Corporation. All Subordinate Voting Shares repurchased under the NCIB were cancelled.

Shareholders may obtain a copy of the notices filed with the TSX or the NASDAQ in relation to the NCIB, free of charge, by contacting Vance Oliver, Director, Investor Relations at (416) 683-0913, Ext. 23733, or by email at vance.oliver@exfo.com.

Other Business

Management does not intend to present and does not have any reason to believe that others will present any item of business other than those set out in this Circular at the Meeting. However, if any other business is properly presented at the Meeting or any adjournment(s) or postponement(s) thereof, and may be properly considered and acted upon, proxies will be voted by those named in the applicable proxy form in their sole discretion, including with respect to any amendments or variations to the matters identified in this Circular, to the extent permitted by Law.

THE ARRANGEMENT

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass the Arrangement Resolution to approve the Arrangement. The Arrangement, the Plan of Arrangement and the terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement and the Plan of Arrangement, both of which are attached to this Circular as Appendix B.

In order to become effective, the Arrangement must be approved:

i.
by at least two-thirds (66⅔%) of the votes cast by all Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each holder of Subordinate Voting Shares being entitled to one vote per Subordinate Voting Share and each holder of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share); and

ii.
as the transaction will constitute a “business combination” for the purposes of Regulation 61-101, by a majority (50%+1) of the votes cast by the holders of Subordinate Voting Shares virtually present or represented by proxy at the Meeting, excluding the votes of Shareholders whose votes are required to be excluded for purposes of “minority approval” under Regulation 61-101 in the context of a “business combination”, namely the Excluded Shares.

A copy of the Arrangement Resolution is set out in Appendix A of this Circular. To the knowledge of the Corporation, after reasonable inquiry, of the 25,820,245 Subordinate Voting Shares currently issued and outstanding, 21,430,941 Subordinate Voting Shares can be voted in respect of the minority approval threshold under Regulation 61-101.

Overview

The Arrangement will be effected pursuant to the terms of the Arrangement Agreement, which provides for, among other things, the acquisition by the Purchaser of all of the issued and outstanding Subordinate Voting Shares (other than the Excluded Shares) by way of a statutory plan of arrangement under section 192 of the CBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each Minority Shareholder (except for the Dissenting Shareholders) will receive US $6.00 in cash per Subordinate Voting Share.

Background to the Arrangement

The Arrangement Agreement is the result of arm’s length negotiations between the Special Committee and its independent legal and financial advisors, on the one hand, and the Purchaser and its legal and financial advisors, on the other hand. The following is a summary of the material meetings, negotiations, discussions, and actions between the parties that preceded, as well as the context that led to, the execution and public announcement of the Arrangement Agreement.

For a number of years, Germain Lamonde was periodically contacted by various parties to discuss the potential of a privatization of EXFO, and Mr. Lamonde has considered from time to time whether it would be more beneficial for the Corporation’s medium and long-term prospects to operate as a private company, given that its status as a public company had not resulted in any meaningful impact in terms of attracting capital or realizing significant growth opportunities through mergers and acquisitions. Despite the significant efforts undertaken by the Corporation over a lengthy period to increase its visibility with investors and its direct exposure to the deep pool of technology-focused capital available in the United States and globally through its listing on NASDAQ, the lack of liquidity of the listed Subordinate Voting Shares and relatively small market capitalization (especially by U.S. standards and considering that the trading was split between the NASDAQ and the TSX), among other factors, resulted in these efforts not yielding any material impact on its trading.

Mr. Lamonde retained Norton Rose Fulbright Canada LLP (“NRF”) and CIBC Capital Markets in early January 2020 to advise him in connection with a potential privatization of the Corporation in which he would retain his control of the Corporation post-transaction. Mr. Lamonde approached an institutional investor in February 2020 to discuss the financing of the proposed transaction and negotiated certain high level financing terms over the ensuing weeks. However, with the significant disruptions to global economies and capital markets in the spring of 2020 due to the onset of the COVID-19 pandemic, in April 2020, Mr. Lamonde decided not to pursue a potential privatization at that time and put the project on hold to allow the markets to stabilize and avoid proceeding with an offer that could have been perceived as opportunistic in the then current context.

In November 2020, Mr. Lamonde received an unsolicited non-binding preliminary indication of interest from Viavi Solutions Inc. (“Viavi”), a strategic competitor of the Corporation in its principal markets, offering to acquire the Corporation at a price of US $4.75 per Share in cash. In his capacity as the controlling shareholder of the Corporation, Mr. Lamonde verbally confirmed to Viavi that he would not entertain an offer to sell his shares of the Corporation at that time. Mr. Lamonde informed the Board and the Chief Legal Officer of the Corporation of the proposal shortly after he received it, indicating to the Board that, as its controlling shareholder, this was not an opportunity that he was prepared to consider. It was decided that, given the circumstances, this matter would be presented at the next regularly scheduled Board meeting on January 12, 2021, at which time Mr. Lamonde reiterated his position that, as the Corporation’s controlling shareholder, he would not support a transaction such as the one proposed by Viavi or any other change of control transaction and, accordingly, it was decided by the Board to not pursue the matter.

Between December 2020 and February 2021, Mr. Lamonde was in contact with several potential financing sources with respect to a potential privatization transaction and reached an agreement in principle with National Bank of Canada and Investissement Québec for financing for a potential transaction in February 2021.

On March 13, 2021, Claude Séguin and François Côté, as independent directors of the Corporation, were informed by Mr. Lamonde of his intention to make a proposal to acquire all of the issued and outstanding Subordinate Voting Shares of EXFO not owned by himself or corporations under his control. Claude Séguin then promptly contacted a representative of Stikeman Elliott LLP (“Stikeman”) about the possibility of advising a committee of independent directors of the Corporation in the event a proposal was received from Mr. Lamonde. Mr. Séguin requested that Stikeman prepare a draft mandate for such a committee that could be considered by the Board if a formal proposal was received from Mr. Lamonde.

On March 15, 2021, during a special Board meeting held at the request of Mr. Lamonde, the Board received an unsolicited non-binding written proposal (the “Offer”) to acquire all of the issued and outstanding Subordinate Voting Shares not owned directly or indirectly by Mr. Lamonde for consideration of US $5.25 in cash per Subordinate Voting Share. The Offer explained that Mr. Lamonde believed that the proposed transaction would provide EXFO’s shareholders with the opportunity to receive full and fair value for their investment and be provided with immediate liquidity, and that a privatization of EXFO was in the best interests of EXFO, its shareholders and its various stakeholders, including its employees, customers and partners. It also indicated that Mr. Lamonde’s preliminary understanding was that the proposed transaction would best be structured by plan of arrangement, and that he anticipated, prior to finalizing any definitive agreements, being in a position to deliver evidence of committed financing sufficient to satisfy the cash consideration that would be payable to EXFO shareholders pursuant to the proposed transaction. The Offer stated that Mr. Lamonde would not consider any alternative proposal to acquire EXFO by a third party or any other alternative transaction, but that he would not pursue the proposed transaction without the support and cooperation of the Board.

Following the departure of Mr. Lamonde from the special Board meeting, the Board formed the Special Committee, consisting of Claude Séguin (Chair) and François Côté, with a mandate to, among other things, supervise the Corporation’s response to the Offer (including, without limitation, engaging an independent valuator to prepare a formal valuation of the Subordinate Voting Shares, engaging independent legal counsel, evaluating and, if the Special Committee deemed advisable, negotiating and implementing the proposed transaction or any reasonably available alternatives thereto), make recommendations to the Board with respect thereto and ensure that the interests of the Minority Shareholders were taken into account in the context of that process.

The Special Committee held an initial meeting on March 18, 2021. At this meeting, the Special Committee unanimously resolved to engage Stikeman as its independent legal advisor, after confirming with Stikeman that it did not have any material relationship with Mr. Lamonde, the Corporation or the Corporation’s management. Stikeman is compensated based on the hourly rates of the lawyers and other professionals providing services. The members of the Special Committee will be paid fixed amounts which are not contingent on the Special Committee’s recommendation nor on the completion of the Arrangement. During the meeting, the Special Committee received legal advice from Stikeman regarding the duties and responsibilities of the Special Committee and the legal requirements of the proposed transaction, including the application of Regulation 61-101. During the meeting, Stikeman reviewed the criteria for determining the independence of the members of the Special Committee and an independent valuator under Regulation 61-101. Following its analysis, Stikeman concluded that the members of the Special Committee were independent for purposes of Regulation 61-101.

On March 19, 2021, the Special Committee met with representatives of TD Securities regarding TD Securities’ experience and qualifications to act as independent valuator and financial advisor to the Special Committee. During the meeting, the Special Committee received advice from Stikeman regarding the legal considerations applicable to selecting an independent valuator and financial advisor, including the legal test for independence under Regulation 61-101 and certain relationships that should be considered by the Special Committee in assessing TD Securities’ independence.

On March 23, 2021, the Special Committee met with representatives of another investment banking firm regarding its experience and qualifications to act as independent valuator and financial advisor to the Special Committee under Regulation 61-101, as well as information concerning banking, investment banking and other commercial relationships of such firm with Mr. Lamonde and his affiliates, including the Corporation.

On March 29, 2021, the Special Committee considered the provisions of Regulation 61-101 regarding the independence and qualifications of a valuator. TD Securities confirmed that neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of Regulation 61-101) (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of Regulation 61-101) of the Corporation, Germain Lamonde or any of their respective associates or affiliates (the “Interested Parties”); (ii) is an advisor to any of the Interested Parties in connection with the Arrangement; (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Arrangement. TD Securities also confirmed that TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of securities of the Corporation or any other Interested Party during the 24 months preceding the date TD Securities was first contacted in respect of the Formal Valuation and Fairness Opinion. The Special Committee concluded that TD Securities is properly qualified to prepare the Formal Valuation and Fairness Opinion based on its experience in valuation matters and its knowledge of the business of the Corporation. Based on the foregoing, the Special Committee unanimously resolved to engage TD Securities as independent valuator and financial advisor to the Special Committee.

On April 1, 2021, the Corporation and GLIF entered into a confidentiality agreement to provide for the provision of confidential information in connection with the proposed transaction.

On April 9, 2021, NRF provided an initial draft of the Arrangement Agreement to Fasken Martineau DuMoulin LLP (“Fasken”), external legal counsel to the Corporation, and Stikeman.

On April 19, 2021, the Special Committee and Stikeman reviewed a list of issues raised in connection with the draft Arrangement Agreement prepared by NRF. Following this discussion, Stikeman incorporated the Special Committee’s views on the issues in a revised draft of the Arrangement Agreement, which was sent to Fasken and NRF for review. The Special Committee also requested that the draft Arrangement Agreement, with particular focus on the deal protection provisions contained in the draft Arrangement Agreement, be reviewed by its US legal advisor, Vedder Price P.C., which comments were included in the revised arrangement agreement sent by Stikeman to Fasken.

On May 4, 2021, the Special Committee and TD Securities met with Mr. Lamonde, in his capacity as controlling Shareholder, to discuss, among other matters, management’s initial forecast for the business, whether any changes were planned to the strategic direction of the Corporation and his reasons for wanting to take the Corporation private at this time, including certain of the reasons set forth under “The Purchaser Parties’ Purpose and Reasons for the Arrangement” below. At such meeting, Mr. Lamonde again reiterated that, as the controlling shareholder, he would not consider any alternative transaction and that he was committed to ensuring the Corporation’s long-term success and to keep its head office in Québec.

On May 5, 2021, the Special Committee held a meeting with the Chief Executive Officer and the Chief Financial Officer of the Corporation, which TD Securities attended, to discuss, among other matters, management’s view of the Arrangement.

On May 8, 2021, the Special Committee received advice and analysis from TD Securities, prepared based on the initial management projections, including its preliminary analysis with respect to the fair market value (the “FMV”) range for the Subordinate Voting Shares. TD Securities provided its preliminary assessment of the FMV of the Subordinate Voting Shares, being a range of US $6.00 to US $7.50 per Subordinate Voting Share.

On May 12, 2021, the Special Committee and its legal advisors met again with the Chief Executive Officer and the Chief Financial Officer of the Corporation to review certain financial information provided in the context of the preliminary valuation work performed by TD Securities, including management’s forecast. The Special Committee independently concluded that the management forecasts with respect to the 2022 to 2026 fiscal years, which had not been vetted by the Board, appeared aggressive in light of the Corporation’s past performance.

On May 12, 2021, the Special Committee informed Mr. Lamonde that, based on TD Securities’ preliminary assessment of the FMV of the Subordinate Voting Shares that it had received on May 8, 2021, it would not be in a position to recommend acceptance of the Offer at a purchase price of US $5.25 per Subordinate Voting Share and encouraged Mr. Lamonde to increase the purchase price.

On May 20, 2021, the Special Committee and Mr. Lamonde further discussed the Special Committee’s position on the purchase price being offered and the Special Committee discussed the preliminary valuation work performed by TD Securities to date (without specifying to Mr. Lamonde the preliminary assessment of the FMV range of the Subordinate Voting Shares provided by TD Securities). At the Meeting, Mr. Lamonde, who had separately received management’s initial forecast, expressed his view that the forecast with respect to the 2022 to 2026 fiscal years was aggressive. Both the Special Committee and Mr. Lamonde concluded that an updated management’s forecast should be submitted to the Board for review and consideration.

On May 22, 2021, the Board (with Mr. Lamonde being absent from the meeting) met, received and approved an updated management’s forecast  for the fiscal years ending August 31, 2021 through August 31, 2026. Following the Board meeting the updated forecast was sent to TD Securities which was requested to consider its impact on  valuation, and to Germain Lamonde.

On May 25, 2021, Mr. Lamonde sent the Special Committee a revised unsolicited non-binding preliminary indication of interest that he received during the night from Viavi. In the revised proposal, Viavi offered to acquire all outstanding Shares of the Corporation at a price of US $5.25 per Share in cash. Mr. Lamonde once again reiterated to the Special Committee and the Board that, in his capacity as controlling shareholder of the Corporation, he would not support a transaction with Viavi nor with any other third party. Mr. Lamonde informed Viavi’s Chief Executive Officer that he was not interested in the Viavi revised proposal and that he had informed the Special Committee and Board that he was not prepared to sell his Shares to Viavi. The Viavi revised proposal was reviewed and considered by the Special Committee and the Board on May 28, 2021. In light of Mr. Lamonde’s position, the Special Committee recommended to the Board, and the Board resolved, to not pursue the transaction in question. A formal refusal letter was sent by Mr. Côté, as independent lead director, to Viavi.

Between March 29, 2021 and June 1, 2021, the Special Committee met with TD Securities to receive progress reports on TD Securities’ work and to address any questions that TD Securities may have had.

On June 1, 2021, the Special Committee received TD Securities’ updated preliminary assessment of the FMV of the Subordinate Voting Shares, being in the range of US $5.75 to US $7.50 per Subordinate Voting Share, based on numerous factors, including the Board-approved updated management forecast. Later that day, the Special Committee reiterated to Mr. Lamonde that the Special Committee would not be in a position to recommend acceptance of the Offer at a price of US $5.25 per Subordinate Voting Share (without specifying to Mr. Lamonde the updated preliminary assessment of the FMV of the Subordinate Voting Shares provided by TD Securities) and indicated to Mr. Lamonde that he would need to materially increase the purchase price to have the support of the Special Committee.

On June 3, 2021, the Purchaser offered to increase the purchase price under the Arrangement to US $6.00 per Subordinate Voting Share, stating that it was its best and final offer. At the time such best and final offer was made, none of Mr. Lamonde, the Purchaser, GLIF or 9356-8988 Québec Inc. had been informed of the range of US $5.75 to US $7.50 per Subordinate Voting Share provided by TD Securities in its updated preliminary assessment of the FMV of the Subordinate Voting Shares.

On June 3, 2021, the Special Committee met with its independent legal and financial advisors to evaluate the revised Offer price of US $6.00. The Special Committee, with the assistance of its advisors, reviewed the relative benefits and risks associated with the Arrangement as compared to the status quo. During the meeting, the Special Committee also received an update regarding the status of the legal documentation for the Arrangement and provided direction regarding the key issues still under negotiation.

Between June 3, 2021 and June 6, 2021, the Purchaser, the Special Committee and the Corporation, with the assistance of their respective legal and financial advisors, negotiated and finalized the terms of the Arrangement, particularly with respect to the GLIF guarantee, termination fees, expense reimbursement and scope of the Corporation’s representations and warranties.

On June 6, 2021, the Special Committee met to consider the updated terms of the Arrangement. The Special Committee learned that Mr. Lamonde was considering inviting Mr. Philippe Morin, the Chief Executive Officer of the Corporation, to become a shareholder of the Purchaser at or prior to the closing of the Arrangement. The Special Committee further noted that, should such invitation be extended and should Mr. Morin agree to become a shareholder of the Purchaser, Mr. Morin would be an Interested Party in the proposed Arrangement and his Subordinate Voting Shares would form part of the Excluded Shares. Consequently, Mr. Morin was asked to be absent from any Board meetings or discussions in connection with the Arrangement. During the meeting, the Special Committee received advice from Stikeman with respect to the duties and responsibilities of the Special Committee making its determinations and recommendations to the Board, as well as a summary of the latest drafts of the transaction documents. TD Securities orally delivered its Formal Valuation and Fairness Opinion, subsequently confirmed by delivery of the written Formal Valuation and Fairness Opinion dated June 6, 2021. The Special Committee reviewed the relative benefits and risks associated with the Arrangement as compared to the status quo, including the factors set out below under the heading “The Arrangement – Reasons for the Recommendations”, and after careful deliberations and receiving advice from its independent legal and financial advisors, the Special Committee unanimously determined that the Arrangement is in the best interests of the Corporation and fair to Minority Shareholders and unanimously resolved to recommend that the Board approve the Arrangement and recommend that Minority Shareholders vote in favour of the Arrangement and in favour of the Arrangement Resolution.

In the morning of June 7, 2021, prior to the opening of trading markets, the Board met to receive the recommendation of the Special Committee and to consider the Arrangement. Both Mr. Lamonde and Mr. Morin were absent from the meeting because Mr. Lamonde had an interest in the Arrangement and there was a possibility that Mr. Morin could also have an interest at a later stage should Mr. Lamonde decide to invite Mr. Morin to become a shareholder of the Purchaser. Mr. Séguin presented the Special Committee’s recommendations and the reasons for its recommendations. TD Securities was present at the meeting and the Board had the opportunity to ask questions regarding the Formal Valuation and Fairness Opinion. Stikeman provided a summary of the Arrangement and the Arrangement Agreement. After careful deliberations, the Board (other than Mr. Lamonde and Mr. Morin) unanimously determined that the Arrangement is in the best interests of the Corporation and fair to Minority Shareholders and unanimously resolved, among other things, to approve the Arrangement and recommend that Minority Shareholders vote in favour of the Arrangement and in favour of the Arrangement Resolution.

On June 7, 2021, the Corporation, the Purchaser and GLIF, as guarantor to the Purchaser’s obligations, executed and delivered the Arrangement Agreement and the Corporation publicly announced the execution of the Arrangement Agreement. The Purchaser was, immediately after the execution of the Arrangement Agreement, informed of the FMV range of the Subordinate Voting Shares, being US $5.75 to US $7.50 per Subordinate Voting Share, set out in TD Securities’ Formal Valuation and Fairness Opinion.

On June 10, 2021, Mr. Lamonde contacted Mr. Morin to discuss the potential for Mr. Morin to rollover his Shares such that he would be a shareholder of the Purchaser upon completion of the Arrangement. Mr. Morin indicated he was interested in doing so. On June 21, 2021, Mr. Lamonde and Mr. Morin verbally agreed to begin working on formal documentation in connection therewith.

On June 16, 2021, Viavi’s CEO, Mr. Oleg Khaykin, called Mr. Lamonde to inform him that it was Viavi’s intent to make a new offer for the Shares of EXFO. During such call, Mr. Lamonde clearly indicated to Viavi’s CEO that he would refuse any offer made by Viavi, regardless of the terms and conditions thereof, including price per Share. Nonetheless, Mr. Khaykin subsequently delivered by email to Mr. François Côté, in his capacity as Lead Director of the Corporation, and to Mr. Lamonde, in recognition of the role he would play in any potential transaction, a revised unsolicited non-binding indication of interest from Viavi in which Viavi offered to acquire all outstanding Shares of the Corporation at a price of US $7.50 per Share. Viavi also issued a press release announcing such revised unsolicited non-binding indication of interest after sending such email to Mr. Côté and Mr. Lamonde. Mr. Lamonde informed the Board, immediately after receiving the email from Viavi and considering the press release it issued, that, in his capacity as controlling shareholder of the Corporation, he would not support a transaction with Viavi. Mr. Lamonde also issued a press release in his capacity as controlling shareholder of EXFO indicating that he would not consider any transaction with Viavi, nor any other change of control transaction of EXFO. In such press release, Mr. Lamonde also noted that he had founded EXFO and had been involved with it for the last 35 years and that he believes that the business is well-managed, growing and strategically positioned for the evolving and dynamic future of the communications test and measurement industry.

On June 17, 2021, the Special Committee met, followed by a meeting of the Board. Both the Special Committee and the Board, with Mr. Lamonde and Mr. Philippe Morin having recused themselves from the meeting, reviewed and diligently considered the Viavi proposal along with their advisors. The unambiguous statement by Mr. Lamonde that he rejects the Viavi proposal led the Special Committee to recommend to the Board not to, and thereafter the Board to conclude that it will not, pursue such proposal as it is not capable of being completed and therefore does not qualify as an Acquisition Proposal that would reasonably be expected to constitute a Superior Proposal.

On July 6, the Arrangement Agreement was amended by way of an amending agreement in order to, among other things, (i) make certain technical amendments to the sequencing of the Plan of Arrangement, (ii) extend the deadline to convene and conduct a meeting of Shareholders, and (iii) provide for the possibility that Mr. Morin will become a shareholder of the Purchaser prior to the Effective Date if a definitive agreement is reached between Mr. Lamonde and Mr. Morin.

On July 12, 2021, the Arrangement Agreement was further amended, by way of a second amending agreement, in order to align the Arrangement Agreement and the Plan of Arrangement with the terms of the depositary agreement to be entered into between the Corporation and the Depositary.

Recommendation of the Special Committee

Having undertaken a thorough review of, and carefully considered, information concerning the Arrangement, the Formal Valuation and Fairness Opinion, and after consulting with independent financial and legal advisors, the Special Committee unanimously determined that the Arrangement is fair to the Minority Shareholders and is in the best interest of the Corporation and unanimously recommended that the Board approve the Arrangement.

Recommendation of the Board

After careful consideration, the Board (Germain Lamonde, the Executive Chairman of the Board, and Philippe Morin, the Chief Executive Officer, recused themselves because of the potential for a conflict of interest as they each have an interest in the Arrangement) unanimously determined that the Arrangement is in the best interests of the Corporation and is fair to the Minority Shareholders and unanimously recommends that the Shareholders vote IN FAVOUR of the Arrangement Resolution.

Reasons for the Recommendation

In making its determinations, the Special Committee, comprised of independent directors of the Corporation, with the assistance of its financial and legal advisors, carefully reviewed, considered and relied upon a number of substantive factors, including the following:

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Attractive Premium to Shareholders. The Consideration represents a premium of approximately 62% to the closing price of the Subordinate Voting Shares on the NASDAQ on June 4, 2021 (being the last trading day preceding the announcement of the Arrangement). The Consideration represents a premium of approximately 63% to the 20-day volume-weighted average trading price (“VWAP”) of the Subordinate Voting Shares on the NASDAQ for the period ended on June 4, 2021.

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Formal Valuation and Fairness Opinion. TD Securities provided the Special Committee with a formal valuation which concluded that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the fair market value of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share. TD Securities also provided its opinion to the effect that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders. The full text of the Formal Valuation and Fairness Opinion, setting forth the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken by TD Securities in connection therewith, is annexed as Appendix C to this Circular. The summaries of the Formal Valuation and Fairness Opinion in this Circular are qualified in their entirety by reference to the full texts of the Formal Valuation and Fairness Opinion, respectively. Neither of the Formal Valuation nor the Fairness Opinion is intended to be, and does not constitute, a recommendation that any Shareholders vote in favour of or otherwise take any action in connection with the Arrangement.

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Special Committee and Board of Directors’ Oversight. The negotiation of the Arrangement was overseen and directed by the Special Committee, which is comprised entirely of independent directors. The Special Committee and the Board of Directors were advised by independent and highly qualified legal and financial advisors. The Arrangement was unanimously recommended to the Board by the Special Committee, and was unanimously approved by the Board.

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Form of Consideration. The Consideration to be received by the Minority Shareholders pursuant to the Arrangement is all cash, which provides Shareholders with certainty of value and immediate liquidity.

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LTIP. Mr. Lamonde has provided assurance that the transition of the LTIP when the Corporation goes from being a publicly traded corporation to a privately-owned corporation would be accomplished on no less favourable terms to participants than the terms currently in force.

•	Economic and Market Conditions. The Special Committee considered current industry, economic and market conditions and trends.

•	Financial Projections and Targets. The Special Committee considered management’s financial projections and historical achievements of targets.

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Historical Market Price. The Special Committee considered the historical market prices and trading information of the Subordinate Voting Shares, including the historical volatility of the price of Subordinate Voting Shares and the underlying financial results.

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Public Float and Liquidity. The Special Committee considered the relatively small size of the public float which makes it difficult to maintain analyst coverage and attract institutional investors for the Subordinate Voting Shares, and the resulting absence of liquidity in the public market for the Subordinate Voting Shares and resulting difficulty for holders of Subordinate Voting Shares to dispose of their shares and realize a rate of return in the investment.

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Limited Conditions to Closing. The Purchaser’s obligation to complete the Arrangement is subject to a limited number of customary conditions that the Special Committee and the Board believe are reasonable in the circumstances. The completion of the Arrangement is not subject to any financing condition or regulatory approval.

•	Arrangement Agreement. The terms and conditions of the Arrangement Agreement do not prohibit the Board from taking any action that would be required for it to discharge its fiduciary duties properly.

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Risks and Benefits of the Corporation Remaining a Publicly Traded Entity. The Special Committee considered the risks and potential benefits associated with the Corporation, as an alternative to the Arrangement, continuing to execute its business and strategic plan as a publicly traded entity.

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Unlikelihood of a Successful Competing Offer. It is unlikely that any alternative transaction could be completed because of the controlling position of the Purchaser, its affiliates and associates. Germain Lamonde has repeatedly indicated, both to the Special Committee, to the Board and publicly, that he will not pursue or support any transaction in which he would sell or otherwise dispose of his direct or indirect controlling interest in the Corporation. After negotiations and discussions with the Purchaser, the Special Committee concluded that US $6.00 per Subordinate Voting Share was the highest price that it could obtain from the Purchaser.

Furthermore, the Special Committee believes that the Arrangement is procedurally fair to the Minority Shareholders for the following reasons:

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Retention of Independent Advisors. The Special Committee retained independent financial and legal advisors, being TD Securities and Stikeman, to assist the Special Committee in evaluating the Arrangement.

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Detailed Review and Negotiation. The Special Committee, with assistance from its legal and financial advisors, conducted an extensive review of the Arrangement and the Arrangement Agreement, and conducted negotiations with the representatives of the Purchaser of the key terms of the Arrangement.

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Consideration. The Special Committee considered both that the Purchaser increased the purchase price offered to Subordinate Voting Shareholders from US $5.25 to US $6.00 per Subordinate Voting Share, and that at the time the Special Committee was considering the Arrangement, the unsolicited non-binding indications of interest that had been received from Viavi were for US $4.75 and US $5.25 per Subordinate Voting Share, both of which are below the Consideration. In respect of such non-binding indications of interest from Viavi, as well as the non-binding indication of interest for US $7.50 received after the Corporation, the Purchaser and GLIF had entered into the Arrangement Agreement, the Special Committee also noted Mr. Germain Lamonde’s repeated assertions, both to the Special Committee, to the Board and publicly, that he would not consider any alternative change of control transaction.

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Approval Thresholds. The required approvals are protective of the rights of Shareholders. The Arrangement must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share), and (ii) by a majority (50%+1) of the votes cast by the Minority Shareholders virtually present or represented by proxy at the Meeting.

•	Court Approval. The Arrangement must also be approved by the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the Minority Shareholders.

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Dissent Rights. Registered Shareholders who do not vote in favour of the Arrangement Resolution will have the right to dissent and require a judicial appraisal of their Subordinate Voting Shares and obtain “fair value” pursuant to the proper exercise of the Dissent Rights.

The Special Committee also considered a number of potential adverse factors relating to the Arrangement, including the following:

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Risk of Non-Completion. The risks to EXFO if the Arrangement is not completed in a timely manner or at all, including the costs incurred in pursuing the Arrangement, the potential requirement to pay the Corporation Termination Fee of approximately US $3,650,000 to the Purchaser in certain circumstances, the diversion of management resources away from the conduct of EXFO’s business and the resulting uncertainty which might result in EXFO’s employees, customers, suppliers, distributors, partners or other counterparties delaying or deferring decisions concerning, or terminating their relationships with EXFO.

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Taxable Transaction. The fact that the Arrangement will be a taxable transaction for Shareholders and, as a result, taxes will generally be required to be paid by the Minority Shareholders as a result of the Arrangement.

•	Consideration. The fact that the Consideration offered to holders of Subordinate Voting Shares under the Arrangement Agreement is at the lower end of TD Securities’ Formal Valuation range.

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Constraints on the Board’s Ability to Pursue Alternative Transactions. Mr. Lamonde has repeatedly indicated that he will not pursue or support any transaction in which he would sell or otherwise dispose of his direct or indirect controlling interest in the Corporation. Given his significant shareholdings and his influence on the Corporation’s business, Mr. Lamonde is able to veto significant transactions requiring Shareholder approval, including a merger, amalgamation, plan of arrangement, liquidation, winding up or a sale of all or substantially all of the Corporation’s assets. As of July 15, 2021, Germain Lamonde held, directly or indirectly, 14.22% of the issued and outstanding Subordinate Voting Shares, 100% of the issued and outstanding Multiple Voting Shares, 61.46% of all the issued and outstanding Shares, and 93.53% of the voting rights attached to all of the issued and outstanding Shares. By virtue of his stock ownership, Germain Lamonde has effective control over all matters submitted to our Shareholders, including the election of our directors, and exercises significant control over our policies and affairs. For as long as Mr. Lamonde directly or indirectly controls the Corporation, it might not be possible for Shareholders to receive the higher end range of the FMV set out in the Formal Valuation and Fairness Opinion for the Subordinate Voting Shares, either through alternative transactions to the Arrangement or otherwise.

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No Longer a Public Company. If the Arrangement is completed, the Corporation will no longer exist as a public company and the consummation of the Arrangement will eliminate the opportunity for Minority Shareholders to participate in potential future growth or earnings of the Corporation.

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No Public Solicitation Process was Conducted. The Corporation did not solicit offers from other parties who might be willing to pay a higher price than the Purchaser as no alternative transaction can be completed without the consent of Mr. Lamonde, and that Mr. Lamonde has indicated that he is not willing to support any alternative transaction.

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Termination Rights. The Purchaser has the right to terminate the Arrangement Agreement under certain limited circumstances, including if the holders of more than 5% of the outstanding Subordinate Voting Shares held by Minority Shareholders exercise Dissent Rights.

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Transaction Costs. The costs the Corporation has incurred and will continue to incur in connection with the Arrangement, regardless of whether the Arrangement is completed (including under certain limited circumstances, the potential payment of the Corporation Termination Fee).

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Conduct of Business. The restrictions imposed pursuant to the Arrangement Agreement on the conduct of the Corporation’s business during the period between the execution of the Arrangement Agreement and the consummation of the Arrangement or the termination of the Arrangement Agreement, which could have a negative effect on the operation of the Corporation’s business.

•	Debt. The increased debt that the Corporation must service if the Arrangement is completed.

The foregoing summary of the information and factors considered by the Special Committee is not intended to be exhaustive of the factors considered by the Special Committee in reaching its conclusions and making its recommendations, but includes the material information, factors and analysis considered by the Special Committee in reaching such conclusions and making such recommendations. The members of the Special Committee evaluated the various factors summarized above in light of their own knowledge of the business of EXFO and the industry in which EXFO operates and of the Corporation’s financial condition and prospects and were assisted in this regard by management and the Special Committee’s legal and financial advisors. In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual members of the Special Committee may have given different weights to different factors. The respective conclusions and unanimous recommendation of the Special Committee were made after considering all of the information and factors involved.

The Purchaser Parties’ Purpose and Reasons for the Arrangement

For the Purchaser Parties, the purpose of the Arrangement is to enable the Purchaser to acquire 100% of the Corporation in a transaction in which the Subordinate Voting Shares (other than the Excluded Shares) will be transferred to the Purchaser in consideration for a cash payment of US $6.00 per Subordinate Voting Share and the Corporation will be transferred to the Purchaser in consideration for a cash payment of US $6.00 per Subordinate Voting Share and the Corporation will amalgamate with the Purchaser, such that GLIF, Germain Lamonde, 9356-8988 Québec Inc. and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin), as the only shareholders of the amalgamated corporation, will bear the risks and rewards of the ownership of the Corporation, including any increases or decreases in the value of the Corporation after the Arrangement.

For a number of years, Germain Lamonde was periodically contacted by various parties to discuss the potential of a privatization of EXFO (including Shareholders who repeatedly requested that a liquidity event be created, as such Shareholders were not satisfied with the valuation of the Subordinate Voting Shares in the public markets), and Mr. Lamonde has considered from time to time whether it would be more beneficial for the Corporation’s medium and long-term prospects to operate as a private company, given that its status as a public company had not resulted in any meaningful impact in terms of attracting capital or realizing significant growth opportunities through mergers and acquisitions. Despite the significant efforts undertaken by the Corporation over a lengthy period to increase its visibility with investors and its direct exposure to the deep pool of technology-focused capital available in the United States and globally through its listing on NASDAQ, the lack of liquidity of the listed Subordinate Voting Shares and relatively small market capitalization (especially by U.S. standards and considering that the trading is split between the NASDAQ and the TSX), among other factors, resulted in these efforts not yielding any material impact on its trading.

Mr. Lamonde (and the other Purchaser Parties) believe that the going-private of the Corporation pursuant to the Arrangement Agreement is in the best interest of EXFO, its Shareholders and its various stakeholders, including its employees, customers and partners. Completing the Arrangement will provide EXFO’s Shareholders with the opportunity to receive full and fair value for their investment and be provided with immediate liquidity. Furthermore, Mr. Lamonde founded EXFO and has been involved with it over the last 35 years, and believes that that the business is well-managed, growing and strategically positioned for the evolving and dynamic future of the communications test and measurement industry. The Purchaser Parties believe in the prospects of EXFO as a standalone company and have no intention of changing the current operations of EXFO, including the location of its head office in Québec City.

As a privately held entity, the Corporation’s management will have greater flexibility and greater focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Corporation and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Corporation will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under Securities Laws. The Purchaser Parties decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Corporation being a privately held company as described above. In the course of considering the going-private transaction, the Purchaser Parties did not consider alternative transaction structures because the Purchaser Parties believed the Arrangement was the most direct and effective way to enable the Purchaser to acquire ownership and control of the Corporation.

Position of the Purchaser Parties as to the Fairness of the Arrangement

The Purchaser Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Parties as to the fairness of the Arrangement are not intended to be and should not be construed as a recommendation to how any shareholder should vote on the proposal to authorize and approve the Arrangement Resolution. The Purchaser Parties have interests in the Arrangement that are different from, and/or in addition to, those of the other holders of Subordinate Voting Shares by virtue of their interests in the Corporation after the completion of the Arrangement.

The Purchaser Parties believe that the Arrangement is substantively and procedurally fair to Minority Shareholders. In reaching this conclusion, the Purchaser Parties noted that the Special Committee consists of independent directors, that the Plan of Arrangement must be approved by a majority of the votes cast by Minority Shareholders virtually present or represented by proxy at the Meeting and that the Plan of Arrangement is subject to the approval of the Court, which will consider, among other things, the fairness and reasonableness of the Arrangement to the Minority Shareholders. The Purchaser Parties further noted the recommendations of the Special Committee and the Board and the factors considered by, and the analyses and conclusions made by, the Special Committee and the Board. See “Reasons for the Recommendation”.

Formal Valuation and Fairness Opinion

In determining that the Arrangement is in the best interests of the Corporation and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and Fairness Opinion prepared by TD Securities.

TD Securities provided a Formal Valuation in accordance with the requirements of Regulation 61-101, which concluded that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the FMV of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share.

TD Securities also provided its opinion to the effect that, as at June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

Regulation 61-101 regulates certain types of special transactions to ensure equality of treatment among security holders and may require enhanced disclosure, approval by a majority of security holders, excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of certain transactions by a special committee of independent directors. The protections afforded by Regulation 61-101 apply to, among other transactions, “business combinations”, as defined in Regulation 61-101, in which the interest of holders of equity securities may be terminated without their consent and where a “related party” (as defined in Regulation 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a “connected transaction”, as defined in Regulation 61-101, to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class or a collateral benefit. The Arrangement is a business combination within the meaning of Regulation 61-101.

Pursuant to Regulation 61-101, a formal valuation of the Subordinate Voting Shares is required since the Arrangement is a “business combination” within the meaning of Regulation 61-101 and “interested parties”, including Germain Lamonde, the Executive Chairman of the Board, and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin), the Chief Executive Officer of the Corporation, will as a consequence of the Arrangement, directly or indirectly, acquire EXFO or the business of EXFO, or combine with EXFO, through an amalgamation, arrangement or otherwise, whether alone or with joint actors. Consequently, the Special Committee retained TD Securities to provide it with a formal valuation of the FMV of the Subordinate Voting Shares in accordance with the requirements of Regulation 61-101.

The following summary of the Formal Valuation and Fairness Opinion is qualified in its entirety by reference to the full text of the Formal Valuation and Fairness Opinion attached to this Circular as Appendix C. The Formal Valuation and Fairness Opinion is not a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement. The full text of the Formal Valuation and Fairness Opinion sets out the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken in connection with the Formal Valuation and Fairness Opinion. Shareholders are urged to read the Formal Valuation and Fairness Opinion carefully and in its entirety.

Mandate and Professional Fees

By letter of engagement dated June 1, 2021 (effective March 29, 2021), TD Securities was engaged as a professional advisor experienced in business and securities valuations to provide the Formal Valuation, pursuant to and in accordance with Regulation 61-101, with respect to the FMV of the Subordinate Voting Shares. In addition, TD Securities was also engaged to provide the Fairness Opinion as to whether the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

At the request of the Special Committee, TD Securities orally provided the Formal Valuation and Fairness Opinion at a meeting of the Special Committee held on June 6, 2021, to the effect that, as of June 6, 2021, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and Fairness Opinion: (i) the FMV of the Subordinate Voting Shares is in the range of US $5.75 to US $7.50 per Subordinate Voting Share, and (ii) the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

TD Securities will receive a fixed fee, as stipulated in its engagement agreement with the Special Committee, for the Formal Valuation and Fairness Opinion. In addition, TD Securities is entitled to recover reasonable costs and expenses incurred in fulfilling its engagement. The fee payable to TD Securities is not contingent, in whole or in part, on whether the Arrangement is completed, or on the conclusions reached in the Formal Valuation and/or the Fairness Opinion, and TD Securities does not have any financial interest in the completion of the Arrangement. In addition, pursuant to the engagement agreement, TD Securities will be indemnified by the Corporation under certain circumstances for liabilities arising in connection with its engagement.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions, including in connection with transactions that were subject to the requirements of Regulation 61-101.

The Formal Valuation and Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. The Formal Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada but the Investment Industry Regulatory Organization of Canada has not been involved in the preparation or review of the Formal Valuation and Fairness Opinion.

Independence of TD Securities

Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of the Regulation 61-101) (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of Regulation 61-101) of any of the Interested Parties; (ii) is an advisor to any of the Interested Parties in connection with the Arrangement other than to the Special Committee pursuant to the Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Arrangement.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of securities of EXFO or any other Interested Party during the 24 months preceding the date TD Securities was first contacted in respect of the Formal Valuation and Fairness Opinion or the 24 months preceding the date of the Formal Valuation and Fairness Opinion.

The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement Agreement are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Formal Valuation and Fairness Opinion. There are no understandings or agreements between TD Securities and EXFO or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for EXFO or any other Interested Party and receive fees in connection therewith. The Toronto-Dominion Bank, the parent company of TD Securities, and TD Securities may in the future, in the ordinary course of their respective businesses, provide banking services or credit facilities to EXFO or any other Interested Party and receive fees in connection therewith.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have, in the ordinary course of its business, positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, EXFO or any Interested Party.

Scope of Review

In connection with the Formal Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	a draft of the Arrangement Agreement dated June 5, 2021;

2.	executed commitment letters for debt financing from National Bank of Canada and Investissement Québec dated June 4, 2021;

3.	audited financial statements of EXFO and related management’s discussion and analysis for the fiscal years ended August 31, 2018, 2019 and 2020;

4.	unaudited financial statements of EXFO and related management’s discussion and analysis for the fiscal quarters ended November 30, 2020, and February 28, 2021;

5.	other securities regulatory filings of EXFO for the fiscal years ended August 31, 2018, 2019 and 2020;

6.
unaudited projected financial and operational information for EXFO for the fiscal years ending August 31, 2021 through August 31, 2026 prepared by management of EXFO (the “Management Forecast” and the “Updated Management Forecast”);

7.	various financial, operational and corporate information regarding EXFO prepared or provided by management of EXFO;

8.	representations contained in a certificate dated June 6, 2021, from senior officers of EXFO (the “Certificate”);

9.	discussions with senior management of EXFO with respect to the information referred to above and other issues and matters considered relevant;

10.	discussions with Germain Lamonde, Founder, Executive Chairman and controlling shareholder of EXFO and the Purchaser, and the Purchaser’s financial advisor;

11.	information regarding EXFO and the proposed Arrangement provided by the Purchaser’s financial and legal advisors;

12.	discussions with the Special Committee and its legal advisor with respect to the matters noted above and other matters considered relevant;

13.	various research publications prepared by industry and equity research analysts regarding EXFO and other selected public entities considered relevant;

14.	public information relating to the business, operations, financial performance and security trading history of EXFO and other selected public entities considered relevant;

15.	public information with respect to certain other transactions of a comparable nature considered relevant; and

16.	such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

As at the date the Formal Valuation and Fairness Opinion was rendered, being June 6, 2021, TD Securities had not reviewed any draft of the Circular as no such draft was available at that date. TD Securities has not, to the best of its knowledge, been denied access by EXFO to any information requested by TD Securities. TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon the audited financial statements of EXFO and the reports of the auditors thereon.

Prior Valuations

Senior officers of EXFO, on behalf of EXFO and not in their personal capacities, have represented to TD Securities that, among other things, to the best of their knowledge, information and belief after due inquiry, there have been no valuations or appraisals relating to EXFO or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of EXFO other than those which have been provided to TD Securities or, in the case of valuations known to EXFO which it does not have within its possession or control, notice of which has not been given to TD Securities.

Assumptions and Limitations

With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness, and fair presentation of all financial and other data and information obtained by it from public sources, provided to it by or on behalf of EXFO, its representatives or its affiliates, or otherwise obtained by or discussed with TD Securities, including the Certificate (collectively, the “Information”). The Formal Valuation and Fairness Opinion is conditional upon such accuracy, completeness, and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has been advised by EXFO, and has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the reasonable opinion of EXFO, reasonable in the circumstances.

Senior officers of EXFO, on behalf of EXFO and not in their personal capacities, have represented to TD Securities in the Certificate, among other things, that to the best of their knowledge, information and belief after due inquiry, (i) EXFO has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to EXFO which would reasonably be expected to affect materially the Formal Valuation or Fairness Opinion to be given by TD Securities; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information, data and other material (collectively, the “EXFO Information”) as filed under EXFO’s profile on SEDAR and/or provided to TD Securities by or on behalf of EXFO or its representatives in respect of EXFO and its affiliates in connection with the Arrangement is or, in the case of historical EXFO Information was, at the date of preparation, true, complete and accurate in all material aspects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the EXFO Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the EXFO Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by EXFO and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of EXFO and no material change has occurred in the EXFO Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Formal Valuation or Fairness Opinion; (iv) any portions of the EXFO Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of EXFO, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to EXFO or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of EXFO other than those which have been provided to TD Securities or, in the case of valuations known to EXFO which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving the sale of any material property of EXFO or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities (for the purposes of paragraphs (v) and (vi), “material assets”, “material liabilities” and “material property” shall mean assets, liabilities and property of EXFO or its affiliates having a gross value greater than or equal to CDN $3,000,000 but shall exclude any sales of inventory or services in the ordinary course of business); (vii) since the dates on which the EXFO Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by EXFO or any of its affiliates; (viii) other than as disclosed in the EXFO Information, neither EXFO nor any of its affiliates has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Arrangement, EXFO or any of its affiliates at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect EXFO or its affiliates or the Arrangement; (ix) all financial material, documentation and other data concerning the Arrangement, EXFO and its affiliates, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of EXFO; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared in connection with the Arrangement for filing with regulatory authorities or delivery or communication to securityholders of EXFO (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply in all material respects with all requirements under applicable laws; (xii) EXFO has complied in all material respects with the Engagement Agreement, including the terms and conditions of the indemnity attached thereto; and (xiii) to the best of its knowledge, information and belief after due inquiry, there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the affairs of EXFO which have not been disclosed to TD Securities.

In preparing the Formal Valuation and Fairness Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to the consummation of the Arrangement can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Arrangement will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Arrangement are valid and effective and comply in all material respects with all applicable laws and regulatory requirements, that all required documents have been or will be distributed to the holders of Subordinate Voting Shares in accordance with applicable laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable laws and regulatory requirements. In its analysis in connection with the preparation of the Formal Valuation and Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, EXFO, the Purchaser and their respective subsidiaries and affiliates or any other Interested Party. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the financial statements forming part of the Information. TD Securities expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of EXFO’s officers, directors or employees, or any class of such persons, relative to the Consideration.

The Formal Valuation and Fairness Opinion has been provided solely for the use and benefit of the Special Committee and the Board of Directors (other than Germain Lamonde and Philippe Morin) and is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board of Directors that EXFO enter into the Arrangement Agreement or approve the Arrangement or that any holders of Subordinate Voting Shares vote in favor of or otherwise take any action in connection with the Arrangement. The Formal Valuation and Fairness Opinion may not be used or relied upon by any other person or for any other purpose without the express prior written consent of TD Securities. The Formal Valuation and Fairness Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to EXFO, nor does it address the underlying business decision to implement the Arrangement or any other term or aspect of the Arrangement, the Arrangement Agreement or any other agreements entered into or amended in connection with the Arrangement. TD Securities expresses no opinion with respect to future trading prices of securities of EXFO. In considering the fairness, from a financial point of view, of the Consideration to be received by the holders of Subordinate Voting Shares, other than Germain Lamonde, his affiliated entities and any of their joint actors, pursuant to the Arrangement, TD Securities did not consider the specific circumstances of any particular holder of Subordinate Voting Shares, including with regard to income tax considerations. The Formal Valuation and Fairness Opinion is rendered as of June 6, 2021, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of EXFO and its subsidiaries as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Formal Valuation and Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Formal Valuation and Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Formal Valuation and Fairness Opinion after such date. In preparing the Formal Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Subordinate Voting Shares or other securities of EXFO, or any business combination or other extraordinary transaction involving EXFO, nor did TD Securities negotiate with any other party in connection with any such transaction involving EXFO. TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of EXFO or its subsidiaries, nor has it been furnished with any such evaluation or appraisal. TD Securities is not an expert on, and did not provide advice to the Special Committee regarding, legal, accounting, regulatory or tax matters. TD Securities has relied upon, without independent verification, the assessment of the Special Committee and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Other than as expressly permitted herein, the Formal Valuation and Fairness Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express prior written consent of TD Securities.

The preparation of a Formal Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Formal Valuation and Fairness Opinion. Accordingly, the Formal Valuation and Fairness Opinion should be read in its entirety.

Historical Financial Information

The following table summarizes certain of EXFO’s consolidated operating results for the fiscal years ended August 31, 2018, 2019, and 2020, and for the six months ended February 29, 2020, and February 28, 2021:

(in US $ millions)	Fiscal Year Ended August 31,			Unaudited Six Months Ended Feb 29 & 28,		Unaudited LTM Ended Feb 28,
	2018	2019	2020	2020	2021	2021
Sales
Test and Measurement	197.4	204.7	197.4	93.4	101.8	205.7
Service Assurance, Systems and Services	71.2	82.8	69.2	35.7	38.6	72.1
Corporate	0.9	(0.6)	(1.0)	(0.2)	0.4	(0.4)
Total Sales	269.5	286.9	265.6	128.9	140.8	277.5
Adjusted EBITDA(1)	17.2	25.6	18.2	2.6	13.4	28.9
Margin	6.4%	8.9%	6.8%	2.0%	9.5%	10.4%
Net Earnings (Loss)(2)	(11.9)	(2.5)	(9.5)	(9.1)	1.1	0.7
Capital Expenditures	10.5	7.5	7.6	4.2	2.3	5.7
Cash Flow from Operations	14.4	17.2	(2.1)	0.7	16.7	13.9

Notes:
(1) Adjusted EBITDA as reported by EXFO, which includes the effects of IFRS 16 (Leases) adopted by EXFO as of September 1, 2019, and excludes stock-based compensation costs, restructuring charges, foreign exchange loss and other one-time items.
(2) Represents net earnings (loss) attributable to EXFO.

The following table summarizes EXFO’s consolidated balance sheet as at the end of the fiscal years 2018, 2019, and 2020, and as at February 29, 2020, and February 28, 2021:

(in US $ millions)	As at August 31,			Unaudited as at Feb 29 & 28,
	2018	2019	2020	2020	2021

Cash	12.8	16.5	32.8	19.1	23.9
Other Current Assets	104.6	108.6	115.5	94.1	113.5
Property, Plant and Equipment	44.3	39.4	39.7	39.2	39.5
Other Non-Current Assets	122.8	113.1	122.7	119.0	119.8
Total Assets	284.5	277.6	310.7	271.4	296.6

Bank Loan and Current Portion of Long-Term Debt	13.6	7.4	34.8	15.8	12.5
Other Current Liabilities	71.5	78.6	78.2	68.8	81.1
Long-Term Debt	5.9	3.3	2.1	2.3	1.5
Other Non-Current Liabilities	15.6	15.7	22.9	21.4	21.2
Shareholders’ Equity	177.9	172.6	172.6	163.1	180.2
Total Liabilities and Shareholders’ Equity	284.5	277.6	310.7	271.4	296.6

On a fully-diluted basis, as of TD Securities’ value date, EXFO had approximately 59.9 million shares outstanding which includes Subordinate Voting Shares, Multiple Voting Shares, RSUs, and DSUs.

Formal Valuation of the Subordinate Voting Shares

Definition of Fair Market Value

For purposes of the Formal Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with Regulation 61-101, TD Securities has made no downward adjustment to the fair market value of the Subordinate Voting Shares to reflect the liquidity of the Subordinate Voting Shares, the effect of the Arrangement, or the fact that the Subordinate Voting Shares held by the holders of Subordinate Voting Shares (other than Germain Lamonde, his affiliated entities and any of their joint actors) do not form part of a controlling interest.

Approach to Value

The Formal Valuation is based upon techniques and assumptions that TD Securities considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Subordinate Voting Shares. Fair market value of the Subordinate Voting Shares was analyzed on a going concern basis and was expressed as an amount per Subordinate Voting Share.

Valuation Methodologies

In preparing the Formal Valuation, TD Securities primarily considered two methodologies:

1.	discounted cash flow (“DCF”) analysis; and

2.	comparable precedent transactions analysis.

In addition, as discussed in greater detail below, TD Securities reviewed the results of a market trading multiples analysis for EXFO but did not rely on this analysis to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares.

Discounted Cash Flow Analysis

TD Securities applied the DCF methodology to EXFO in order to arrive at its conclusion regarding fair market value of the Subordinate Voting Shares. The DCF methodology reflects the growth prospects and risks inherent in EXFO’s business by taking into account the amount, timing and relative certainty of projected free cash flows expected to be generated by EXFO. The DCF approach requires that certain assumptions be made regarding, among other things, future free cash flows, discount rates, and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. TD Securities’ DCF analysis involved discounting to a present value EXFO’s projected unlevered after-tax free cash flows from March 1, 2021 until August 31, 2026 under the Management Forecast and the Updated Management Forecast, including terminal values determined as at August 31, 2026, using an appropriate weighted average cost of capital (“WACC”) as the discount rate.

Comparable Precedent Transactions Analysis

TD Securities applied the comparable precedent transactions methodology to EXFO in order to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares. TD Securities identified and reviewed 14 precedent transactions involving comparable companies which had been completed and for which there was sufficient public information to derive valuation multiples. Ideally, comparable precedent transactions considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities applied the comparable precedent transactions methodology to EXFO on (i) a segmented basis, in which ranges of different valuation multiples were used to derive the values of the T&M and SASS segments of EXFO separately (the “Segmented Approach”); and (ii) a consolidated basis, in which one range of valuation multiples was used to derive a value for the consolidated business (the “Consolidated Approach”). In the Segmented Approach, TD Securities considered enterprise value to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) to be the primary valuation multiple when applying the comparable precedent transactions methodology to the T&M segment and enterprise value to sales to be the primary valuation multiple when applying the comparable precedent transactions methodology to the SASS segment. In the Consolidated Approach, TD Securities considered enterprise value to EBITDA to be the primary valuation multiple when applying the comparable precedent transactions methodology to EXFO on a consolidated basis.

Market Trading Multiples Analysis

TD Securities applied the market trading multiples methodology to EXFO in order to determine whether such an analysis might imply values which exceed the values implied by the DCF and comparable precedent transactions methodologies. TD Securities identified and reviewed 10 publicly traded comparable companies and derived appropriate valuation multiples for such companies based on the market trading prices of their common shares. Ideally, comparable public companies considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered enterprise value to EBITDA to be the primary valuation multiple when applying the market trading multiples methodology to EXFO. Based on this review, TD Securities concluded that the market trading multiples analysis implied values that were generally below the values determined by the other methodologies. Given the foregoing and the fact that market trading prices generally reflect minority discount values, TD Securities did not rely on this methodology in order to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares.

Discounted Cash Flow Analysis

Management Forecast

As a basis for the development of projected unlevered after-tax free cash flows for TD Securities’ DCF analysis and forecast value drivers for TD Securities’ comparable precedent transactions analysis, TD Securities reviewed the Management Forecast provided in April 2021 by management of EXFO. The Management Forecast was provided on a segmented basis for each of the T&M and SASS segments. TD Securities reviewed the underlying assumptions of the Management Forecast, including but not limited to revenues, gross margins, operating expenses, allocated corporate costs, and capital expenditures. TD Securities’ review was informed by industry research publications, equity research analyst reports, comparisons against comparable public peers, and other sources viewed as relevant including detailed discussions with management of EXFO. In addition, TD Securities held discussions with management of EXFO regarding assumptions for forecasted taxes payable as well as working capital assumptions for EXFO.

Rule 29.22 of the IIROC Dealer Member Rules permits the Special Committee to determine that the perceived detriment to an interested party, the issuer or its security holders of the disclosure of commercially or competitively sensitive information in a formal valuation outweighs the benefit of disclosure of such information to the readers of the formal valuation. The Special Committee decided that the perceived detriment to EXFO of the disclosure of certain portions of the Management Forecast and the Updated Management Forecast on a segmented basis as opposed to on a consolidated basis in the Formal Valuation outweighed the benefit of disclosure of such information to the readers of the Formal Valuation and instructed TD Securities not to disclose such information in the Formal Valuation. Such segmented information was made available and taken into account by TD Securities in preparing the Formal Valuation.

The following is a summary of the Management Forecast, as prepared by management of EXFO and provided to TD Securities:

(in US $ millions)	Fiscal Year Ending August 31,
	2021	2022	2023	2024	2025	2026
Sales
Test and Measurement	209.0	218.4	228.3	238.6	249.3	260.5
Service Assurance, Systems and Services	82.4	104.8	113.0	120.9	129.4	135.7
Corporate	1.2	0.4	0.2	‒	‒	‒
Total Sales	292.6	323.6	341.5	359.5	378.7	396.2
Cost of Sales	(124.6)	(137.1)	(142.7)	(149.9)	(157.4)	(163.9)
Gross Profit	168.0	186.5	198.8	209.6	221.3	232.3
Selling and Administrative Expense	(92.9)	(101.0)	(104.6)	(108.5)	(112.1)	(116.1)
Net Research and Development Expense	(52.6)	(56.7)	(58.7)	(61.1)	(63.8)	(66.3)
Stock-Based Compensation	4.0	4.0	3.7	3.7	3.7	3.7
Restructuring Charges and Other Non-Recurring	0.5	‒	‒	‒	‒	‒
Adjusted EBITDA (As Reported)	27.0	32.8	39.2	43.7	49.1	53.6
Pre-IFRS 16 Lease Expense(1)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Adjusted EBITDA (Pre-IFRS 16)	23.5	29.3	35.7	40.2	45.6	50.1
Margin	8.0%	9.1%	10.5%	11.2%	12.0%	12.6%

Capital Expenditures	6.8	9.0	10.0	10.0	8.0	6.0

Notes:
(1) Represents expenses related to certain leases of assets that are capitalized in EXFO’s financial statements pursuant to IFRS 16 (Leases).

Updated Management Forecast

On May 24, 2021, TD Securities was provided with the Updated Management Forecast, which had been presented to and approved by the Board of Directors. The Updated Management Forecast contained revisions to several assumptions for the fiscal years ending August 31, 2022 (“FY2022”) to August 31, 2026 (“FY2026”). At the Special Committee’s direction, TD Securities reviewed the Updated Management Forecast and used it in its analysis. TD Securities reviewed the differences in the assumptions underlying the Updated Management Forecast as compared to the Management Forecast and made the observations below.

T&M Sales and Gross Margin. The Management Forecast assumed an annual revenue growth rate of 4.5%. The Updated Management Forecast assumed an annual revenue growth rate of 4.0% in light of increased pricing pressure from competitors, expected weaker sales to customers in China, and delays in deployment of e-commerce solutions. Gross margin (as a percentage of sales) was consistent with the Management Forecast.

SASS Sales and Gross Margin. The Updated Management Forecast assumed that SASS revenue in FY2022 would be US $5 million lower than the Management Forecast, and the same growth rates as the Management Forecast were maintained thereafter. The reduction in revenue related to delays in a significant SASS contract and a delay in the execution of the longer-term SASS strategy. Gross margin (as a percentage of sales) was consistent with the Management Forecast.

Other Expenses and Capital Expenditures. Selling and administrative expense, net research and development expense, capital expenditures and other expenses were consistent with the Management Forecast, except for the addition of US $1 million per year in incremental net research and development expense which was added in the Updated Management Forecast for FY2022 to FY2026 and allocated to the SASS segment. The incremental expense related to the increased level of complexity of a significant SASS contract which would require additional research and development.

The following is a summary of the Updated Management Forecast, as prepared by management of EXFO and provided to TD Securities:

(in US $ millions)	Fiscal Year Ending August 31,
	2021	2022	2023	2024	2025	2026
Sales
Test and Measurement	209.0	217.4	226.1	235.1	244.5	254.3
Service Assurance, Systems and Services	82.4	99.8	107.6	115.1	123.2	129.2
Corporate	1.2	0.4	0.2	‒	‒	‒
Total Sales	292.6	317.6	333.9	350.2	367.7	383.5
Cost of Sales	(124.6)	(134.4)	(139.4)	(145.9)	(152.7)	(158.5)
Gross Profit	168.0	183.2	194.5	204.3	214.9	225.0
Selling and Administrative Expense	(92.9)	(101.0)	(104.6)	(108.5)	(112.1)	(116.1)
Net Research and Development Expense	(52.6)	(57.7)	(59.7)	(62.1)	(64.8)	(67.3)
Stock-Based Compensation	4.0	4.0	3.7	3.7	3.7	3.7
Restructuring Charges and Other Non-Recurring	0.5	‒	‒	‒	‒	‒
Adjusted EBITDA (As Reported)	27.0	28.5	33.9	37.4	41.7	45.3
Pre-IFRS 16 Lease Expense(1)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Adjusted EBITDA (Pre-IFRS 16)	23.5	25.0	30.4	33.9	38.2	41.8
Margin	8.0%	7.9%	9.1%	9.7%	10.4%	10.9%

Capital Expenditures	6.8	9.0	10.0	10.0	8.0	6.0

Notes:
(1) Represents expenses related to certain leases of assets that are capitalized in EXFO’s financial statements pursuant to IFRS 16 (Leases).

Based on this review, TD Securities determined that the Management Forecast and the Updated Management Forecast were appropriate for use in the DCF analysis and comparable precedent transactions analysis.

Benefits to a Purchaser of Acquiring 100% of the Subordinate Voting Shares

In accordance with Regulation 61-101, TD Securities reviewed and considered whether any distinctive material value would accrue to Germain Lamonde, the Purchaser and their affiliates, or any other purchaser of EXFO through the acquisition of 100% of the Subordinate Voting Shares. TD Securities specifically addressed whether there were any material operating or financial benefits that would accrue to such a purchaser as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; and (ii) savings of overhead and operating expenses including, but not limited to, senior management, legal, finance, human resources, operations, sales and marketing and other administrative and operating functions.

In assessing the amount of synergies to include in the valuation of the Subordinate Voting Shares, TD Securities considered the amount of synergies that could be achieved by potential purchasers of EXFO as well as the amount of synergies such parties might pay for in an open auction of EXFO. TD Securities believes that there are potential purchasers that could achieve a certain level of synergies and concluded that in an open auction of EXFO, such purchasers might be willing to pay for 50% of these synergies. Management of EXFO provided TD Securities with a breakdown of estimated public company costs totaling US $1.0 million per annum. Additional synergies of US $8.4 million per annum were identified based on discussions with management of EXFO and an analysis of disclosed synergies for comparable precedent transactions. Based on the foregoing, TD Securities estimated annual pre-tax synergies of US $9.4 million and reflected 50% of the synergy amount, net of 50% of the estimated one-time costs to achieve such synergies of US $9.4 million, in its DCF analysis.

Summary of the Management Forecast and the Updated Management Forecast

A summary of the Management Forecast unlevered after-tax free cash flow projections used for the DCF analysis is presented below:

(in US $ millions)	Fiscal Year Ending August 31,
	H2 2021 (1)	2022	2023	2024	2025	2026

Adjusted EBITDA (Pre-IFRS 16)	11.8	29.3	35.7	40.2	45.6	50.1
Stock-Based Compensation	(2.4)	(4.0)	(3.7)	(3.7)	(3.7)	(3.7)
Unlevered Cash Taxes(2)	(1.6)	(3.1)	(3.8)	(4.3)	(4.8)	(5.3)
Change in Non-Cash Working Capital(3)	(4.3)	(4.1)	(2.4)	(2.4)	(2.9)	(2.3)
Capital Expenditures	(4.5)	(9.0)	(10.0)	(10.0)	(8.0)	(6.0)
Unlevered Free Cash Flow Before Synergies	(1.0)	9.1	15.9	19.8	26.1	32.7
After-Tax Synergies (50% Sharing)	(1.7)	3.5	3.6	3.7	3.7	3.8
Unlevered Free Cash Flow After Synergies	(2.7)	12.6	19.4	23.5	29.9	36.6

Notes:
(1) Six months ending August 31, 2021.
(2) Based on discussions with management of EXFO, taking into account EXFO’s projected taxable income and tax assets.
(3) Based on discussions with management of EXFO, based on historical levels of working capital accounts relative to sales, cost of sales or operating expenses, as applicable.

A summary of the Updated Management Forecast unlevered after-tax free cash flow projections used for the DCF analysis is presented below:

(in US $ millions)	Fiscal Year Ending August 31,
	H2 2021 (1)	2022	2023	2024	2025	2026

Adjusted EBITDA (Pre-IFRS 16)	11.8	25.0	30.4	33.9	38.2	41.8
Stock-Based Compensation	(2.4)	(4.0)	(3.7)	(3.7)	(3.7)	(3.7)
Unlevered Cash Taxes(2)	(1.6)	(2.7)	(3.2)	(3.6)	(4.1)	(4.4)
Change in Non-Cash Working Capital(3)	(4.3)	(2.9)	(2.1)	(2.1)	(2.6)	(2.0)
Capital Expenditures	(4.5)	(9.0)	(10.0)	(10.0)	(8.0)	(6.0)
Unlevered Free Cash Flow Before Synergies	(1.0)	6.4	11.4	14.5	19.9	25.6
After-Tax Synergies (50% Sharing)	(1.7)	3.5	3.6	3.7	3.7	3.8
Unlevered Free Cash Flow After Synergies	(2.7)	10.0	15.0	18.2	23.6	29.4

Notes:
(1) Six months ending August 31, 2021.
(2) Forecast based on discussions with management of EXFO, taking into account EXFO’s projected taxable income and tax assets.
(3) Forecast based on discussions with management of EXFO, based on historical levels of working capital accounts relative to sales, cost of sales or operating expenses, as applicable.

Discount Rates

Projected unlevered after-tax free cash flows for EXFO developed from the Management Forecast and the Updated Management Forecast were discounted based on the WACC. The WACC for EXFO was calculated based upon EXFO’s after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in EXFO and the T&M and SASS sectors. The cost of debt for EXFO was calculated based on the risk-free rate of return and an appropriate borrowing spread to reflect credit risk at the assumed optimal capital structure. TD Securities used the capital asset pricing model (“CAPM”) approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the volatility of equity prices relative to a benchmark (“Beta”) and the equity risk premium. TD Securities reviewed a range of unlevered Betas for EXFO and a select group of comparable companies that have risks similar to EXFO in order to select the appropriate Beta for EXFO. The selected unlevered Beta was levered using the assumed optimal capital structure and was then used to calculate the cost of equity. TD Securities also applied a size premium to arrive at the cost of equity.

The base assumptions used by TD Securities in estimating the WACC for EXFO were as follows:

Cost of Debt
Risk Free Rate (10-Year U.S. Government Bond Yield)	1.56%
Borrowing Spread	2.72%
Pre-Tax Cost of Debt	4.28%
Tax Rate	26.50%
After-Tax Cost of Debt	3.14%

Cost of Equity
Risk Free Rate (10-Year U.S. Government Bond Yield)	1.56%
Equity Risk Premium(1)	7.25%
Size Premium(1)	3.21%
Unlevered Beta	1.15
Levered Beta	1.19
After-Tax Cost of Equity	13.43%

WACC
Optimal Capital Structure (% Debt)	5.0%
WACC	12.91%

Notes:
(1) Source: Duff & Phelps (2021).

Based upon the foregoing and taking into account sensitivity analysis on the variables discussed above, TD Securities determined the appropriate WACC for EXFO to be in the range of 12.5% to 13.5%.

Terminal Value

TD Securities calculated terminal enterprise values for EXFO on a sum-of-the-parts basis. The T&M segment terminal enterprise value was based on multiples of enterprise value to EBITDA and the SASS segment terminal enterprise value was based on multiples of enterprise value to sales for FY2026. The multiples of EBITDA utilized for the T&M segment were in the range of 9.0x – 12.0x EBITDA and the multiples of sales utilized for the SASS segment were in the range of 1.0x – 1.5x sales. This range was developed based upon an analysis of precedent transactions, TD Securities’ assessment of the growth prospects and risks for the respective segments’ operations and the long-term outlook for the business beyond the terminal year. TD Securities considered the implied growth rates into perpetuity of the free cash flows following the end of the forecast period to be reasonable in the circumstances.

Re-Allocated Costs in the DCF Analysis and Comparable Precedent Transactions Analysis

Given the sum-of-the-parts approach to T&M segment terminal enterprise value in the DCF analysis and in the Segmented Approach to the comparable precedent transactions analysis, TD Securities held discussions with management of EXFO to determine the amount, if any, of the incremental expenses that would be incurred if the T&M and SASS segments were to be separated (the “Re-Allocated Costs”). Management of EXFO estimated that US $5.0 million in corporate expenses currently allocated to the SASS segment would be re-allocated to the T&M segment if the T&M segment was to be considered on a standalone basis. Based on this review, TD Securities incorporated a negative adjustment to T&M EBITDA of: (i) US $5.0 million in the Segmented Approach to the comparable precedent transactions analysis, and (ii) US $5.5 million, reflecting cost inflation, in the segmented terminal value of the DCF analysis. The Re-Allocated Costs did not impact the value of the SASS segment in the Segmented Approach to the comparable precedent transactions analysis or the terminal value of the SASS segment in the DCF analysis as the SASS segment value was based on multiples of enterprise value to sales.

Summary of Discounted Cash Flow Analysis

The following is a summary of the value per share of EXFO implied by TD Securities’ DCF analysis:

(in US $ millions, except per share data in US $)	Management Forecast				Updated Management Forecast
	Low		High		Low		High
Assumptions

WACC.	13.50%		12.50%		13.50%		12.50%
T&M Terminal Value EBITDA Multiple(1)	9.0	x	12.0	x	9.0	x	12.0	x
SASS Terminal Value Sales Multiple(2)	1.0	x	1.5	x	1.0	x	1.5	x

DCF Analysis

Net Present Value
Unlevered After-Tax Free Cash Flows	77.0		79.4		60.0		61.8
Terminal Value	272.8		394.9		254.6		369.1
Enterprise Value	349.8		474.3		314.6		430.9
Net Cash(3)	10.2		10.2		10.2		10.2
Equity Value	360.0		484.5		324.8		441.2

Equity Value Per Share	$6.01		$8.08		$5.42		$7.36
Notes:
(1) Multiple applied to FY2026 EBITDA of $40.1 million in the Management Forecast and $36.2 million in the Updated Management Forecast, which include the Re-Allocated Costs applicable to the DCF analysis of $5.5 million.
(2) Multiple applied to FY2026 Sales of $135.7 million in the Management Forecast and $129.2 million in the Updated Management Forecast.
(3) Net cash as at February 28, 2021.

Sensitivity Analysis

As part of the DCF analysis, TD Securities performed sensitivity analyses on certain key assumptions as outlined below:

(in US $)		Impact on Equity Value per Subordinate Voting Share(1)
Variable	Sensitivity	Management Forecast	Updated Management Forecast

T&M Terminal Value EBITDA Multiple	+ 1.0x - 1.0x	+ 0.38 - 0.38	+ 0.35 - 0.35
SASS Terminal Value Sales Multiple	+ 0.25x - 0.25x	+ 0.32 - 0.32	+ 0.31 - 0.31
WACC	- 1.0% +1.0%	+ 0.32 - 0.30	+ 0.29 - 0.28
Annual Synergies(2)	+ US $3 million - US $3 million	+ 0.23 - 0.23	+ 0.24 - 0.24
Annual Revenue Growth	+ 1.0% - 1.0%	+ 0.28 - 0.27	+ 0.26 - 0.25
Annual EBITDA Margin	+ 1.0% - 1.0%	+ 0.40 - 0.40	+ 0.39 - 0.38
Notes:
(1) Impact is calculated based on the midpoint of the DCF analysis parameters.
(2) 50% of the synergies, net of 50% of the estimated one-time costs to achieve such synergies, is reflected in TD Securities’ DCF analysis.

Comparable Precedent Transactions Analysis

TD Securities reviewed publicly available information with respect to comparable precedent transactions in the telecommunications services industry. TD Securities applied the comparable precedent transactions methodology to the T&M and SASS segments of EXFO on a sum-of-the-parts basis in the Segmented Approach and to EXFO on a consolidated basis in the Consolidated Approach. The comparable precedent transactions which were identified and reviewed by TD Securities are summarized below:

Date	Acquirer Target	Enterprise Value	EV / LTM EBITDA(1)	EV / LTM Sales(1)
(in US $ millions, unless otherwise specified)
T&M Focused
Mar-21	Spirent Communications plc octoScope, Inc.	$55 - $73(2)	n/a	2.8x - 3.7x(2)
Jul-20	HLD Europe S.C.A. Microwave Vision S.A.	€136(3)	9.3x(4)	1.4x
Feb-18	Viavi Solutions Inc. Cobham plc’s AvComm and Wireless Test and Measurement Businesses	$455	n/a	2.3x
Jan-17	Keysight Technologies, Inc. Ixia	$1,574	16.7x	3.2x
Jun-15	Keysight Technologies, Inc. Anite plc	£375	14.5x	3.2x
Oct-14	NetScout Systems, Inc. Danaher Corporation’s Communications Business	$2,619	13.3x(5)	3.1x(5)
May-14	Cobham plc Aeroflex Holding Corp.	$1,461	11.1x	2.3x
May-12	Ixia Anue Systems, Inc.	$145	15.1x	3.0x
Mar-10	EXFO Inc. NetHawk Oyj	€28 - €36(2)	6.6x - 8.6x(2)	1.0x - 1.3x(2)
Average			12.5x	2.5x
SASS Focused
Aug-17	EXFO Inc. Astellia S.A.	€34	nmf(6)	0.8x
Dec-13	JDS Uniphase Corporation Network Instruments, LLC	$200	n/a	5.0x
Jun-12	Ixia BreakingPoint Systems, Inc.	$160	n/a	4.4x
Feb-10	JDS Uniphase Corporation Agilent’s Network Solutions Communications Test Business	$165	n/a	1.0x
May-09	Ixia Catapult Communications Corporation	$68	nmf(6)	1.7x
Average			n/a	2.6x

Notes:
(1) LTM reflects trailing 12 months based on most recent available quarterly data prior to the announcement of the transaction.
(2) Range represents values including and excluding the impact of earn-outs. Midpoint of the ranges are used to compute the average.
(3) Implied value of 100% of Microwave Vision S.A. based on the purchase price offered to acquire the controlling 52.95% stake.
(4) Adjusted EBITDA figures to remove the impact of IFRS 16 by reflecting the quantum of IFRS 16 impact provided in the annual report.
(5) Based on metrics for the year ended December 31, 2013 due to availability of information.
(6) EBITDA multiple not meaningful due to negative profitability of the target.

The process of analyzing valuation multiples implied by comparable precedent transactions and applying these valuation multiples to EXFO’s T&M and SASS segments or to EXFO on a consolidated basis, as applicable, involved certain judgments concerning the financial and operating characteristics of the companies acquired in these transactions compared to EXFO. Given differences in business mix, economic and market conditions, growth prospects and risks inherent in the comparable precedent transactions identified, TD Securities did not consider any specific precedent transactions to be directly comparable to EXFO. TD Securities also noted that precedent transactions occurred in a varying range of economic and business environments.

For the purposes of the comparable precedent transactions analysis, TD Securities concluded that LTM EBITDA as at February 28, 2021 did not represent a normalized level of EBITDA for the T&M segment or for EXFO on a consolidated basis. Based upon discussions with management of EXFO, reviews of various research analyst views and the Management Forecast and the Updated Management Forecast, TD Securities determined that the forecasted EBITDA for the fiscal year ending August 31, 2021 (“FY2021”) in the Management Forecast and Updated Management Forecast (which are equal) represented a reasonable estimate of normalized EBITDA for EXFO and an appropriate basis of EBITDA for the purposes of the comparable precedent transactions analysis.

Based upon the foregoing, TD Securities selected appropriate valuation multiples for the Segmented Approach and the Consolidated Approach. In the Segmented Approach, TD Securities determined the appropriate multiple for T&M to be in the range of 9.0x to 12.0x enterprise value to EBITDA (FY2021) and for SASS to be in the range of 1.0x to 1.5x enterprise value to sales (FY2021). In the Consolidated Approach, TD Securities determined the appropriate multiple for EXFO to be in the range of 12.0x to 15.0x enterprise value to EBITDA (FY2021).

Summary of Comparable Precedent Transactions Value

The following is a summary of the results of TD Securities’ comparable precedent transactions analysis:

(in US $ millions)	Value Range
	Low	High
Segmented Approach

T&M Adj. EBITDA After Re-Allocated Costs (Pre-IFRS 16)(1)	32.7
Enterprise Value to EBITDA (FY2021)	9.0x	12.0x
T&M Enterprise Value	294.5	392.7

SASS Sales	82.4
Enterprise Value to Sales (FY2021)	1.0x	1.5x
SASS Enterprise Value	82.4	123.6

Total Enterprise Value (Segmented Approach)	376.9	516.3

Consolidated Approach

Adj. EBITDA (Pre-IFRS 16)	23.5
Enterprise Value to EBITDA (FY2021)	12.0x	15.0x
Total Enterprise Value (Consolidated Approach)	282.5	353.1

Notes:
(1) Includes allocated corporate-level income and expenses and the Re-Allocated Costs applicable to the comparable precedent transactions analysis of $5.0 million.

The following is a summary of the value per share of EXFO implied by TD Securities’ comparable precedent transactions analysis:

(in US $ millions, except per share data in US $)	Segmented Approach		Consolidated Approach
	Low	High	Low	High

Enterprise Value	376.9	516.3	282.5	353.1
Net Cash(1)	10.2	10.2	10.2	10.2
Equity Value	387.1	526.5	292.8	363.4

Equity Value Per Share	$6.46	$8.78	$4.88	$6.06
Notes:
(1) Net cash as at February 28, 2021.

Formal Valuation Summary

The following is a summary of the range of fair market values of the Subordinate Voting Shares resulting from the DCF analysis and the comparable precedent transactions analysis:

(in US $ millions, except per share data in US $)	Value Using DCF Analysis				Value Using Comparable Precedent Transactions Analysis
	Management Forecast		Updated Management Forecast		Segmented Approach		Consolidated Approach
	Low	High	Low	High	Low	High	Low	High

Equity Value	360.0	484.5	324.8	441.2	387.1	526.5	292.8	363.4

Equity Value Per Share	$6.01	$8.08	$5.42	$7.36	$6.46	$8.78	$4.88	$6.06

In arriving at its opinion as to the fair market value of the Subordinate Voting Shares, TD Securities made qualitative judgments based upon its experience in rendering such opinions and on circumstances prevailing as to the significance and relevance of each valuation methodology.

Formal Valuation Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of June 6, 2021, the fair market value of the Subordinate Voting Shares is in the range of US $5.75 to US $7.50 per Subordinate Voting Share.

Fairness Opinion

Approach to Fairness

In considering the fairness of the Consideration to be received by the holders of Subordinate Voting Shares pursuant to the Arrangement, other than Germain Lamonde, his affiliated entities and any of their joint actors, TD Securities principally considered and relied upon:

1.	a comparison of the Consideration to the fair market value of the Subordinate Voting Shares as determined in the Formal Valuation; and

2.
a comparison of the premiums implied by the Consideration to the trading prices of the Subordinate Voting Shares prior to announcement of the Arrangement to the implied premiums in selected Canadian takeover transactions and US technology company takeover transactions.

Comparison of the Consideration to the Fair Market Value of the Subordinate Voting Shares

The Consideration to be received by the holders of Subordinate Voting Shares pursuant to the Arrangement is within the range of fair market value of the Subordinate Voting Shares as at June 6, 2021, as determined by TD Securities in the Formal Valuation.

Comparison of Implied Premiums

TD Securities considered premiums implied by the Consideration to the trading prices of the Subordinate Voting Shares prior to the day of announcement of the Arrangement and to the day prior to Germain Lamonde’s initial approach to EXFO regarding a potential transaction as well as premiums implied by Canadian takeover transactions and US technology company takeover transactions calculated based on the closing price one day prior to announcement.

1 Day Premium
Canadian Transaction Premiums(1)
Average	33.1%
Median	32.0%

US Technology Transaction Premiums(2)
Average	32.0%
Median	30.7%

Premiums Implied by the Consideration
EXFO Subordinate Voting Shares (June 4, 2021)	62.2%
EXFO Subordinate Voting Shares (March 15, 2021)	39.2%

Notes:
(1) Based on 224 transactions with Canadian public targets and a transaction value between CDN $100 million and CDN $1 billion (since 2010).
(2) Based on 165 transactions with US public targets in the technology industry and a transaction value between US $100 million and US $1 billion (since 2010).

Although TD Securities did not consider any specific transaction to be directly comparable to the Arrangement, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the premiums implied by the Consideration are above the median and average premiums implied by the selected Canadian takeover transactions and US technology company takeover transactions.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of June 6, 2021, the Consideration to be received by the holders of Subordinate Voting Shares, other than Germain Lamonde, his affiliated entities and any of their joint actors, pursuant to the Arrangement is fair, from a financial point of view, to the holders of Subordinate Voting Shares other than Germain Lamonde, his affiliated entities and any of their joint actors.

Shareholders’ Approval of the Arrangement

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote (the “Required Shareholders’ Approvals”) of at least: (i) two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each holder of Subordinate Voting Shares being entitled to one vote per Subordinate Voting Share and each holder of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share); and (ii) a majority of the votes (50%+1) cast by the Minority Shareholders virtually present or represented by proxy at the Meeting.

The Subordinate Voting Shares beneficially owned or controlled, directly or indirectly, by Germain Lamonde and Philippe Morin which will be excluded from the calculation of the majority vote required under Regulation 61-101 represent, to the knowledge of the Corporation, an aggregate of 3,672,474 and 716,830 Subordinate Voting Shares, respectively, representing 14.22% and 2.78%, respectively, of the issued and outstanding Subordinate Voting Shares, as set out in the table below:

Name	Number of Subordinate Voting Shares Beneficially Owned or Controlled	Total Number of Subordinate Voting Shares Issued and Outstanding	Percentage of Subordinate Voting Shares Beneficially Owned or Controlled
Germain Lamonde(1)	3,672,474	25,820,245	14.22%
Philippe Morin	716,830		2.78%
Notes:

(1) The number of Subordinate Voting Shares held by Germain Lamonde includes 316,247 Subordinate Voting Shares held of record by 9356-8988 Québec Inc., 3,191,666 Subordinate Voting Shares held of record by GLIF and 164,561 Subordinate Voting Shares held directly by Germain Lamonde.

See “Certain Legal Matters – Securities Law Matters – Minority Approval”.

Notwithstanding the approval by the Shareholders of the Arrangement Resolution in accordance with the foregoing, the Arrangement Resolution authorizes the Board to, without notice to or approval of the Shareholders, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

D&O Support and Voting Agreements

All of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers of the Corporation, who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into D&O Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the Arrangement Resolution. Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation, will be excluded for purposes of “minority approval” under Regulation 61-101. See “Information Concerning EXFO – Ownership of Securities”.

The covenants of such directors and officers of the Corporation pursuant to the D&O Support and Voting Agreements include:

a)
at any meeting of shareholders of the Corporation held to consider the Arrangement or any adjournment or postponement thereof, to exercise or cause to be exercised all voting rights attached to Subordinate Voting Shares comprising the Subject Securities and to other voting securities of the Corporation directly or indirectly acquired by or issued to the applicable director or officer after the date of the D&O Support and Voting Agreement (i) in favour of the Arrangement and any other matters which are necessary for the consummation of the Arrangement; and (ii) against any proposed action or agreement which could impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement, including any transaction involving the acquisition by any other party of Subordinate Voting Shares, other voting securities of the Corporation or assets of the Corporation;

b)
if requested by the Purchaser, or in the case of Mr. Germain Lamonde, by the Corporation, acting reasonably, to deliver or cause to be delivered to the Corporation duly executed proxies or voting instruction forms voting in favour of the Arrangement;

c)
not to, directly or indirectly, exercise or cause to be exercised any rights of appraisal, rights of dissent or rights to demand the repurchase of the Subject Securities in connection with the Arrangement or otherwise oppose in any manner the treatment of any Subject Securities pursuant to the Arrangement;

d)
not to take any action which could impede, interfere with or delay, or in any way adversely affect the completion of the Arrangement and any other transactions contemplated by the Arrangement Agreement;

e)
not to, directly or indirectly, acquire or seek to acquire Subordinate Voting Shares or other voting securities of the Corporation, or sell, assign, transfer, dispose of, hypothecate, alienate, grant a security interest in, encumber or tender to offer, transfer any economic interest (directly or indirectly) or otherwise convey any of the Subject Securities, other than pursuant to the Arrangement; and

f)
not to, directly or indirectly, make or participate in or take any action that may reasonably be expected to result in or facilitate an Acquisition Proposal, or engage in any discussion, negotiation or inquiries that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal.

The D&O Support and Voting Agreements entered into with all of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers of the Corporation terminate on the date that the Arrangement Agreement is terminated in accordance with its terms.

Notwithstanding any provision of the D&O Support and Voting Agreements to the contrary, no Shareholder shall be limited or restricted in any way whatsoever in the exercise of his or her fiduciary duties as a director or officer of the Corporation, as applicable.

The form of D&O Support and Voting Agreement for directors and officers of the Corporation is available in Schedule E of the Arrangement Agreement filed under EXFO’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The preceding is only a summary of the D&O Support and Voting Agreements and is qualified in its entirety by reference to the full text of each of the D&O Support and Voting Agreements.

Implementation of the Arrangement

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the CBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)	the Required Shareholder Approval must be obtained;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement, as set out in the Arrangement Agreement, must be satisfied or waived (if permitted) by the appropriate party; and

(d)
the Articles of Arrangement, prepared in the form prescribed by the CBCA and signed by an authorized director or officer of the Corporation, must be filed with the Director and a Certificate of Arrangement issued related thereto.

Pursuant to the Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:

(a)
each DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan, shall, without any further action by or on behalf of a holder of DSUs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the Consideration, less applicable withholdings, and each such DSU shall immediately be cancelled and all obligations in respect of the DSUs shall be deemed to be fully satisfied;

(b)
each Corporation SAR outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the SAR Plan, will, without any further action by or on behalf of a holder of Corporation SARs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the amount (if any) by which the Consideration exceeds the exercise price of such Corporation SAR determined on the date of grant, less applicable withholdings (for greater certainty, where such amount is negative, neither the Corporation nor the Purchaser shall be obligated to pay the holder of such Corporation SAR any amount in respect of such Corporation SAR), and each such Corporation SAR shall immediately be cancelled and all obligations in respect of the Corporation SARs shall be deemed to be fully satisfied;

(c)
(i) each holder of DSUs and Corporation SARs will cease to be a holder of such DSUs and Corporation SARs; (ii) such holder’s name will be removed from each applicable register except for Corporation SARs for which there is no register; (iii) the DSU Plan and SAR Plan and all agreements relating to such DSUs and Corporation SARs will be terminated and will be of no further force and effect; and (iv) such holder will thereafter have only the right to receive the Consideration to which he or she is entitled pursuant to the Plan of Arrangement;

(d)
each outstanding Subordinate Voting Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens), and:

(i)
such Dissenting Shareholder will cease to have any rights as a holder of Subordinate Voting Shares other than the right to be paid the fair value of its Subordinate Voting Shares by the Purchaser in accordance with the Arrangement Agreement;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and will be deemed to be the legal and beneficial owner thereof (free and clear of all Liens);

(e)
each outstanding Subordinate Voting Share (other than (i) Subordinate Voting Shares held by any Dissenting Shareholder who has validly exercised such holder’s Dissent Right and (ii) Subordinate Voting Shares owned or beneficially controlled by (x) the Purchaser, (y) the Rolling Shareholder (to the extent an agreement is reached between the Purchaser and the Rolling Shareholder prior to Closing such that the Rolling Shareholder will, effective upon Closing, become a shareholder of the Purchaser) or (z) any of their respective affiliates) shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration per Subordinate Voting Share, and:

(i)
the holder of such Subordinate Voting Share shall cease to have any rights as a holder of Subordinate Voting Shares other than the right to be paid the Consideration per Subordinate Voting Share in accordance with the Plan of Arrangement;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and will be deemed to be the legal and beneficial owner thereof (free and clear of all Liens); and

(f)
(i) the LTIP relating to Corporation RSUs and Corporation PSUs shall be amended, restated or supplemented as is necessary to take into account the privatization of the Corporation, including for purposes of modifying the method, conditions and restrictions of exercise of Corporation RSUs and Corporation PSUs, adding a cash settlement feature with respect to the Corporation RSUs and modifying the valuation methodology, and (ii) each Corporation RSU and Corporation PSU outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of the holder thereof, remain outstanding and governed by the terms of the LTIP and any RSU Agreement and PSU Agreement, as applicable, in each case as amended, restated or supplemented in accordance with clause (i) of this paragraph.

This description of the steps is qualified in its entirety by the full text of the Plan of Arrangement annexed as Appendix B to this Circular.

Certain Effects of the Arrangement

If the procedural steps described above are taken and the Arrangement becomes effective, Minority Shareholders will receive the Consideration for their Subordinate Voting Shares, the Corporation will amalgamate with the Purchaser, and the only shareholders of the amalgamated corporation will be GLIF, 9356-8988 Québec Inc., Germain Lamonde, and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin). If the Arrangement is completed, the amalgamated corporation will be the sole beneficiary of the Corporation’s future earnings and growth, if any, and will also bear the risks of ongoing operations, including the risks of any decrease in the Corporation’s value after the Arrangement. As a result of the completion of the Arrangement, the amalgamated corporation will become a privately-held corporation, the Subordinate Voting Shares will cease to be listed on the NASDAQ and the TSX, and trading of the Subordinate Voting Shares in the public market will no longer be possible. In addition, the amalgamated corporation will make an application to terminate its status as a reporting issuer pursuant to Section 12(g)(4) of the U.S. Exchange Act and Canadian Securities Laws and will cease to file continuous disclosure documents with U.S. and Canadian securities regulatory authorities.

Except as set forth in this Circular and transactions already under consideration by the Corporation, the Purchaser Parties do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Corporation or any of its Subsidiaries;

•	the sale or transfer of a material amount of the assets of the Corporation or any of its Subsidiaries; or

•	any other material changes in the Corporation, including with respect to the Corporation’s corporate structure or business.

However, the Purchaser, GLIF, 9356-8988 Québec Inc., Germain Lamonde and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin) will continue to evaluate the Corporation’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Corporation and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Corporation or a substantial part of its business on another stock exchange. The Purchaser Parties expressly reserve the right to make any changes they deem appropriate to the operation of the amalgamated company following the completion of the Arrangement in light of such evaluation and review as well as any future developments.

Effective Date

The Arrangement will become effective on the date shown on the Certificate of Arrangement to be endorsed by the Director on the Articles of Arrangement giving effect to the Arrangement in accordance with the CBCA.

Procedure for Exchange of Share Certificates by Shareholders

Enclosed with this Circular is the form of Letter of Transmittal which, when properly completed and duly executed and returned together with the certificate(s) or DRS Advice(s) representing Subordinate Voting Shares and all other required documents, will enable each Minority Shareholder (other than the Dissenting Shareholders) to obtain the Consideration that such holder of Subordinate Voting Shares is entitled to receive under the Arrangement.

The form of Letter of Transmittal contains complete instructions on how to exchange the certificate(s) or DRS Advice(s) representing your Subordinate Voting Shares for the Consideration under the Arrangement. You will not receive your Consideration under the Arrangement until after the Arrangement is completed and you have returned your properly completed documents, including the Letter of Transmittal, and the certificate(s) or copy of the DRS Advice(s) representing your Subordinate Voting Shares to the Depositary.

Only registered Shareholders are required to submit a Letter of Transmittal. If you are a beneficial owner holding your Subordinate Voting Shares through an intermediary, you should contact that intermediary for instructions and assistance and carefully follow any instructions provided to you by such intermediary.

From and after the Effective Time, all certificates or DRS Advice(s) that represented the Subordinate Voting Shares immediately prior to the Effective Time will cease to represent any rights with respect to the Subordinate Voting Shares and will only represent the right to receive the Consideration or, in the case of Dissenting Shareholders, the right to receive fair value for their Subordinate Voting Shares.

Any use of mail to transmit certificate(s) or DRS Advice(s) representing Subordinate Voting Shares and the Letter of Transmittal is at each holder’s risk. EXFO recommends that such certificate(s) or DRS Advice(s), and other documents be delivered by hand to the Depositary and a receipt, therefore, be obtained or that registered mail be used (with proper acknowledgement) and appropriate insurance be obtained.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Subordinate Voting Shares has been lost, stolen or destroyed, the Shareholder should contact the Depositary and upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the share register maintained by or on behalf of the Corporation, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the Consideration to which the holder of Subordinate Voting Shares is entitled pursuant to the Plan of Arrangement. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Shareholder to whom such Consideration is to be issued and delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Purchaser and the Depositary, each acting reasonably, in such sum as the Purchaser may direct, or otherwise indemnify EXFO, the Purchaser and the Depositary in a manner satisfactory to EXFO, the Purchaser and the Depositary, each acting reasonably, against any claim that may be made against EXFO, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed. See also the instructions in the Letter of Transmittal.

Payment of Consideration

Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, for the benefit of the Minority Shareholders (other than the Dissenting Shareholders), cash with the Depositary in the aggregate amount equal to the payments required by the Plan of Arrangement, with the amount per Subordinate Voting Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Subordinate Voting Share for this purpose, net of applicable withholdings for the benefit of the Shareholders. The cash deposited with the Depositary by or on behalf of the Purchaser shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Subordinate Voting Shares that were transferred pursuant to the Plan of Agreement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Shareholders represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Subordinate Voting Shares, less any amounts deducted and withheld pursuant to the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law, and any certificate so surrendered shall forthwith be cancelled.

As soon as practicable after the Effective Date, the Corporation shall pay the amounts, net of applicable withholdings, to be paid to each holder of DSUs and Corporation SARs, either (i) in accordance with the normal payroll practices and procedures of the Corporation, or (ii) in the event that payment in accordance with the normal payroll practices and procedures of the Corporation is not practicable for any such holder, by cheque (delivered to such holder of DSUs and/or Corporation SARs), as reflected on the register maintained by the Corporation.

Until surrendered, each certificate that immediately prior to the Effective Time represented Subordinate Voting Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such certificate formerly representing Subordinate Voting Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Subordinate Voting Shares of any kind or nature against or in the Corporation or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Corporation, as applicable, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

Any payment made by way of cheque by the Depositary (or the Corporation, if applicable) in accordance with the Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Corporation) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Subordinate Voting Shares, DSUs and Corporation SARs in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.

No holder of Subordinate Voting Shares, DSUs and/or Corporation SARs shall be entitled to receive any consideration with respect to such Subordinate Voting Shares, DSUs and/or Corporation SARs other than any cash payment to which such holder is entitled to receive in accordance with the Plan of Arrangement.

Expenses of the Arrangement

EXFO estimates that expenses in the aggregate amount of approximately CDN $3,295,000 will be incurred by it in connection with the Arrangement, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Circular and fees in respect of the Formal Valuation and Fairness Opinion. The estimated fees, costs and expenses in connection with the Arrangement are set forth in the table below:
Expense	Amount (in CDN $)
Legal	$1,800,000
Accounting, Financial and Advisory	$1,400,000
SEC Filing Fee	$20,000
Proxy Solicitation	$30,000
Miscellaneous	$45,000
Estimate Total:	$3,295,000

Except as otherwise expressly provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated thereunder, including all costs, expenses and fees of the Corporation incurred prior to or after the Effective Time in connection with, or incidental to, the Arrangement Agreement and Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

In connection with the Arrangement and the transactions contemplated in connection therewith, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission.

Sources of Funds for the Arrangement

The total amount of funds required by the Purchaser to complete the Arrangement will be obtained by the Purchaser through Debt Financing.

Debt Financing

Senior Facility

A Canadian chartered bank (the “Lender”) has committed to provide to the Purchaser senior secured syndicated credit facilities in an initial aggregate principal amount of US $125,000,000 (the “Senior Facility Commitment Letter”), consisting of (i) a senior secured revolving facility in an initial principal amount of US $50,000,000 and (ii) a senior secured term loan in a principal amount of US $75,000,000 (collectively, the “Senior Facility”). All advances under the revolving facility shall be used by the Purchaser to finance the general corporate purposes of the Purchaser including, but not limited to, permitted acquisitions, permitted distributions, capital expenditures and investments, but shall not be used to finance the Arrangement and any related fees or expenses. The proceeds of the term loan shall be used exclusively to finance the Arrangement (including to refinance the existing debt of the Corporation), as well as any related fees and expenses incurred by the Purchaser on the Closing Date.

The obligation of the Lender to provide the Senior Facility is subject to customary conditions, including, but not limited to:

(a)
the execution of a credit agreement, the related security documents and all documentation ancillary thereto, and, in the case of the security documents, registration thereof wherever required, supported by usual corporate documents, lien searches and opinions in form and substance satisfactory to the Lender;

(b)	the delivery of a duly executed copy of the Arrangement Agreement;

(c)	the satisfaction of all the conditions precedent set out in the Plan of Arrangement;

(d)
the delivery to the Lenders of all the documentation relating to the following unsecured debt provided by the Subordinated Lender (as defined below) to the Purchaser in order to partially finance the Arrangement: (i) the US $60,000,000 subordinated debt, comprised of a US $40,000,000 tranche A (the “Tranche A Subordinated Debt”) and a US $20,000,000 tranche B (the “Tranche B Subordinated Debt”), and (ii) the US $12,500,000 subordinated convertible debt (the “Convertible Debt”) (collectively, the “Subordinated Facility”);

(e)	the execution of a satisfactory subordination and postponement agreement with respect to the Subordinated Facility;

(f)	evidence that the Subordinated Facility has been disbursed in full or will be disbursed concurrently with the first disbursement under the Senior Facility;

(g)	the payment to the Depositary of the total Consideration in accordance with the Arrangement Agreement;

(h)	the payment of all fees then due and payable in connection with the Arrangement;

(i)	no insolvency event shall have occurred with respect to the Purchaser or the Corporation; and

(j)	the specified representations and warranties set forth in the Arrangement Agreement and in the credit agreement being true and correct in all material respects on the Closing Date.

The commitments and obligation of the Lender to provide the financing contemplated by the Senior Facility Commitment Letter will terminate on the earlier of (i) October 31, 2021 if the conditions precedent have not been met on such date and (ii) the termination of the Arrangement Agreement in accordance with the terms of thereof. The obligations of the Purchaser under the Senior Facility will be secured, subject to permitted liens and other agreed upon exceptions. The agreement governing the Senior Facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, a positive covenant of the Purchaser to amalgamate with the Corporation at the end of the Business Day during which the first borrowing will occur, restrictions on additional security interests, indebtedness, fundamental changes, assets dispositions, capital expenditures, acquisitions, distribution or repayment of indebtedness, financial assistances except between guarantors, derivative transactions, and a cap on management fees. Financial and reporting covenants will also be included as well as customary events of default

Subordinated Facility

In addition to the Senior Facility, a Québec crown corporation (the “Subordinated Lender”) has committed to provide an aggregate principal amount of US $72,500,000 of credit facilities to be made available to the Purchaser (the “Subordinated Facility Commitment Letter”), consisting of (i) a subordinated facility in a principal amount of US $60,000,000 and (ii) a convertible facility in a principal amount of US $12,500,000 (collectively, the “Subordinated Facility”). The proceeds of the Subordinated Facility shall be used exclusively to finance the Arrangement, as well as any related fees and expenses incurred by the Purchaser on the Closing Date.

The obligation of the Subordinated Lender to provide the Subordinated Facility is subject to customary conditions, including but not limited to:

(a)	the execution of a credit agreement, the related security documents and all documentation ancillary thereto;

(b)	the delivery of a duly executed copy of the Arrangement Agreement;

(c)	the satisfaction of all the conditions precedent set out in the Plan of Arrangement;

(d)	the delivery to the Subordinated Lender of all the documentation relating to the Senior Facility;

(e)	the execution of a satisfactory agreement among the Lender, the Purchaser and the Subordinated Lender;

(f)	evidence that the Senior Facility has been disbursed in full or will be disbursed concurrently with the first disbursement under the Subordinated Facility;

(g)	the payment to the Depositary of the total Consideration in accordance with the Arrangement Agreement;

(h)	the payment of all fees then due and payable in connection with the Arrangement; and

(i)	the representations and warranties set forth in the Arrangement Agreement being true and correct in all material respects on the Closing Date.

The obligation of the Subordinated Lender to provide the financing contemplated by the Subordinated Facility Commitment Letter will terminate on the earlier of (i) October 31, 2021 if the conditions precedent have not been met on such date and (ii) the termination of the Arrangement Agreement in accordance with the terms of thereof. The agreement governing the Subordinated Facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, a positive covenant of the Purchaser to amalgamate with the Corporation at the end of the Business Day during which the first borrowing will occur, restrictions on additional security interests, indebtedness, fundamental changes, assets dispositions, capital expenditures, acquisitions, distribution or repayment of indebtedness, financial assistances except between guarantors, derivative transactions, and a cap on management fees. Financial and reporting covenants will also be included as well as customary events of default.

Interests of Certain Persons in the Arrangement

In considering the recommendations of the Special Committee and the Board with respect to the Arrangement, Shareholders should be aware that certain of the directors and officers of EXFO have interests in connection with the Arrangement as described below that may be in addition to, or separate from, those of Shareholders generally in connection with the Arrangement. The Special Committee and the Board are aware of these interests and considered them along with other matters described herein.

All benefits received, or to be received, by directors, officers or employees of the Corporation (other than Mr. Lamonde and Mr. Philippe Morin, assuming an agreement is reached between Mr. Lamonde and Mr. Morin), as a result of the Arrangement are, and will be, solely in connection with their services as directors, officers or employees of the Corporation. No benefit has been, or will be, conferred for the purpose of increasing the value of Consideration payable to any such person for the Subordinate Voting Shares held by such persons, and no consideration is, or will be, conditional on such person supporting the Arrangement.

Indemnification and Insurance

Prior to the Effective Time, the Corporation shall and, if the Corporation is unable after using commercially reasonable efforts, the Purchaser shall cause the Corporation to, as of the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Corporation’s and its Subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Corporation’s current insurance carriers or an insurance carrier with the same or better credit rating with respect to directors’ and officers’ liability insurance (“D&O Insurance”), and with terms, conditions, retentions and limits of liability that are no less advantageous to the present and former directors and officers of the Corporation and its Subsidiaries than the coverage provided under the Corporation’s and its Subsidiaries’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a present or former director or officer of the Corporation or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the approval or completion of the Arrangement Agreement, the Arrangement or the other transactions contemplated by the Arrangement Agreement or arising out of or related to the Arrangement Agreement and the transactions contemplated thereby).

Holdings in Shares, Options, RSUs, PSUs and DSUs

The Subordinate Voting Shares, RSUs, PSUs and DSUs held by the directors and executive officers of EXFO are listed under “Information Concerning EXFO - Ownership of Securities”. Except for the Excluded Shares, the Subordinate Voting Shares held by the directors and executive officers of EXFO will be treated in the same fashion under the Arrangement as Subordinate Voting Shares held by any other holders. This includes the right to receive a cash payment from the Corporation for each Subordinate Voting Share, as applicable, equal to the amount of US $6.00. DSUs held by directors will be treated in accordance with the Arrangement Agreement. See “Information concerning EXFO - Ownership of Securities - Situation following Completion of Arrangement”.

Intentions of Directors and Executive Officers

All of the directors who own or control Subordinate Voting Shares (directly or indirectly) and certain officers who collectively own or exercise control or direction over approximately 17.54% of the Subordinate Voting Shares, 62.95% of all the issued and outstanding Shares, and 93.78% of the outstanding voting rights attached to all of the issued and outstanding Shares, have entered into D&O Support and Voting Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Subordinate Voting Shares IN FAVOUR of the Arrangement Resolution. Mr. Lamonde has also agreed to vote his Multiple Voting Shares IN FAVOUR of the Arrangement Resolution. The 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc., 164,561 Subordinate Voting Shares controlled directly by Germain Lamonde and 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation, will be excluded for purposes of “minority approval” under Regulation 61-101. See “The Arrangement – D&O Support and Voting Agreements”.

Accounting Treatment of the Arrangement

The Arrangement will be accounted for in accordance with International Financial Reporting Standards (IFRS). The Corporation is of the view that the Arrangement would not constitute a change of control under IFRS.

Arrangements between EXFO and Security Holders

Except as otherwise described in this Circular, EXFO has not made or proposed to be made any agreement, commitment or understanding with a security holder of EXFO relating to the Arrangement.

INFORMATION CONCERNING THE PURCHASER PARTIES

The Purchaser

The Purchaser was incorporated under the CBCA on May 5, 2021. Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, and it can be contacted by telephone at (418) 683-0311. Germain Lamonde is the sole director and officer of the Purchaser. The Purchaser has not engaged in any business other than in connection with the Arrangement and related transactions. The principal business of the Purchaser is that of a holding company. The Purchaser is an affiliate of the Corporation given that both it and the Corporation are under the common control, directly or indirectly, of Mr. Lamonde.

The total amount of funds required to complete the Arrangement will be obtained by the Purchaser pursuant to the Debt Commitment Letters. See “The Arrangement - Sources of Funds for the Arrangement”.

Germain Lamonde

Germain Lamonde is the Executive Chairman of the Corporation and is a citizen of Canada. His principal occupation is as a director of the Corporation. Germain Lamonde has been Executive Chairman of the Corporation since 2017 and previously served as the Corporation’s President and Chief Executive Officer. The business address of Germain Lamonde is 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211. Germain Lamonde owns 164,561 Subordinate Voting Shares of the Corporation.

GLIF

GLIF is a corporation incorporated and existing under the Business Corporations Act (Québec). Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211. Germain Lamonde is the sole director and officer of GLIF. The principal business of GLIF is that of a holding company. GLIF owns 3,191,666 Subordinate Voting Shares and 29,743,000 Multiple Voting Shares of the Corporation. GLIF is an affiliate of the Corporation given that both it and the Corporation are under the common control, directly or indirectly, of Mr. Lamonde.

9356-8988 Québec Inc.

9356-8988 Québec Inc. is a corporation incorporated and existing under the Business Corporations Act (Québec). Its head office is located at 400 Godin Avenue, Québec City, Québec, Canada  G1M 2K2, (418) 683-0211. Germain Lamonde is the sole director and officer of 9356-8988 Québec Inc. The principal business of 9356-8988 Québec Inc. is that of a holding company. 9356-8988 Québec Inc. owns 316,247 Subordinate Voting Shares and 1,900,000 Multiple Voting Shares of the Corporation. 9356-8988 Québec Inc. is an affiliate of the Corporation given that both it and the Corporation are under the common control, directly or indirectly, of Mr. Lamonde.

Philippe Morin

Philippe Morin is the Chief Executive Officer of the Corporation and is a citizen of Canada. The business address of Philippe Morin is 2500 Alfred Nobel Boulevard, Saint-Laurent, Québec, Canada  H9X 3X5, (514) 856-2222. Philippe Morin directly controls 716,830 Subordinate Voting Shares of the Corporation.

During the last five years, none of the Purchaser, Germain Lamonde, GLIF, 9356-8988 Québec Inc. or Philippe Morin, nor any of the directors or executive officers of the Purchaser, GLIF and 9356-8988 Québec Inc. have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INFORMATION CONCERNING EXFO

General

Founded in 1985, EXFO develops smarter test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industry. EXFO’s customers count on the Corporation to deliver superior network performance, service reliability and subscriber insights. Such customers count on EXFO’s unique blend of equipment, software and services to accelerate digital transformations related to fiber, 4G/LTE and 5G deployments and count on the Corporation’s expertise with automation, real-time troubleshooting and big data analytics, which are critical to their business performance. The Corporation spent over 30 years earning this trust, and today 1,900 EXFO employees in over 25 countries work side by side with our customers in the lab, field, data center and beyond.

EXFO’s head office is located at 400 Godin Avenue, Québec City, Québec  G1M 2K2. The telephone number of EXFO’s head office is (416) 683-0211.

Description of Share Capital

EXFO’s authorized share capital consists of an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares, each such share entitling the holder thereof to one vote per Subordinate Voting Share and to ten votes per Multiple Voting Share. All classes of Shares in the capital of the Corporation are without nominal or par value. As at July 15, 2021, there were 25,820,245 Subordinate Voting Shares and 31,643,000 Multiple Voting Shares issued and outstanding.

Dividend Policy

The Corporation has neither declared nor paid any dividends during the past two years and it does not currently anticipate paying dividends on the Subordinate Voting Shares for at least three years. In accordance with the Arrangement Agreement, the Corporation will not declare or pay dividends or any other distributions on the Subordinate Voting Shares until the completion of the Arrangement.

Ownership of Securities

The names of the directors, executive officers and other insiders of the Corporation, the positions held by them with Corporation and the number and percentage of outstanding Subordinate Voting Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, by each of them and, where known after reasonable inquiry, by their respective associates or affiliates, are set out in the following table. The table also sets out the number of Options, DSUs, RSUs and PSUs held by each of them prior to the Arrangement:

Name	Position with EXFO	Subordinate Voting Shares(4)	% of Subordinate Voting Shares	Multiple Voting Shares	% of Multiple Voting Shares	% of voting rights attached to all Shares	Options	DSUs	RSUs	PSUs
Germain Lamonde	Executive Chairman of the Board	3,672,474(1)	14.22%	31,643,000(2)	100%	93.53%	–	–	–	–
Philippe Morin	Chief Executive Officer	716,830	2.78%	–	–	*(3)	–	–	288,015	66,839
Pierre Plamondon	Chief Financial Officer and Vice President, Finance	124,606	*(3)	–	–	*(3)	–	–	125,347	31,935
Benoit Ringuette	General Counsel and Corporate Secretary	3,443	*(3)	–	–	*(3)	–	–	18,869	4,825
François Côté	Director	6,500	*(3)	–	–	*(3)	–	57,441	–	–
Angela Logthetis	Director	–	–	–	–	–	–	88,317	–	–
Claude Séguin	Director	5,000	*(3)	–	–	*(3)	–	95,666	–	–
Randy E. Tornes	Director	–	–	–	–	-	–	132,206	–	–
Floyd Allen Johnston	Vice-President, Sales (Americas)	–	–	–	–	–	–	–	64,868	34,868
Willem Jan te Niet	Vice-President, Sales (Europe, Middle East and Africa)	4,986	*(3)	–	–	*(3)	–	–	108,534	27,798
Louis Adam	Chief Marketing Officer	–	–	–	–	–	–	–	11,692	2,296
Stephen Bull	Vice-President, Research and Development	48,459	*(3)	–	–	*(3)	–	–	99,990	26,244
Suzanne Daneau	Vice-President, Human Resources	–	–	–	–	–	–	–	14,516	11,965
Gabriel Duford	Chief Technology Officer	–	–	–	–	–	–	–	12,067	3,534
Etienne Gagnon	Vice-President, Commercial Transformation	–	–	–	–	–	–	–	23,543	13,907
Jean-Luc Labarre	Chief Information Officer	5,720	*(3)	–	–	*(3)	–	–	12,076	2,488
Claudio Mazzuca	Vice-President, Strategic Partnerships and Alliances	22,492	*(3)	–	–	*(3)	–	–	80,238	19,562
Luc Pelletier	Vice-President, Global Services	–	–	–	–	–	–	–	13,399	9,117
Michael W. Scheppke	Vice-President, Sales (APAC)	–	–	–	–	–	–	–	78,959	25,032
All of the directors and executive officers, as a group	–	4,610,510	17.86%	31,643,000	100%	93.80%	–	373,630	1,030,603	308.121

Notes:

(1)
The number of Subordinate Voting Shares held by Germain Lamonde includes 316,247 Subordinate Voting Shares held of record by 9356-8988 Québec Inc., 3,191,666 Subordinate Voting Shares held of record by GLIF and 164,561 Subordinate Voting Shares held directly by Germain Lamonde.

(2)
The number of Multiple Voting Shares held by Germain Lamonde includes 29,743,000 Multiple Voting Shares held of record by GLIF, and 1,900,000 Multiple Voting Shares held of record by 9356-8988 Québec Inc.

(3)	Less than 1%.
(4)	During the past two years, the Corporation has not paid any dividend to its Shareholders.

Situation following the completion of the Arrangement

The table below sets out, to the knowledge of the directors and executive officers of EXFO, the number of Subordinate Voting Shares and DSUs to be held, or over which control or direction is to be exercised, following the completion of the Arrangement and the Consideration to be received in connection with the Arrangement by each of the directors, executive officers and other insiders of the Corporation:
Name	Position with EXFO	Subordinate Voting Shares	Value of Subordinate Voting Shares sold	Value of DSUs	Total consideration

Germain Lamonde	Executive Chairman of the Board	3,672,474(1)	–	–	–
Philippe Morin	Chief Executive Officer	716,830	–	–	–
Pierre Plamondon	Chief Financial Officer and Vice President, Finance	–	US $747,636	–	US $747,636
Benoit Ringuette	General Counsel and Corporate Secretary	–	US $20,658	–	US $20,658
François Côté	Director	–	US $39,000	US $344,646	US $383,646
Angela Logthetis	Director	–	–	US $529,902	US $529,902
Claude Séguin	Director	–	US $30,000	US $573,996	US $603,996
Randy E. Tornes	Director	–	–	US $793,236	US $793,236
Floyd Allen Johnston	Vice-President, Sales (Americas)	–	–	–	–
Willem Jan te Niet	Vice-President, Sales (Europe, Middle East and Africa)	–	US $29,916	–	US $29,916
Louis Adam	Chief Marketing Officer	–	–	–	–
Stephen Bull	Vice-President, Research and Development	–	US $290,754	–	US $290,754
Suzanne Daneau	Vice-President, Human Resources	–	–	–	–
Gabriel Duford	Chief Technology Officer	–	–	–	–
Etienne Gagnon	Vice-President, Commercial Transformation	–	–	–	–
Jean-Luc Labarre	Chief Information Officer	–	US $34,320	–	US $34,320
Claudio Mazzuca	Vice-President, Strategic Partnerships and Alliances	–	US $134,952	-	US $134,952
Luc Pelletier	Vice-President, Global Services	–	–	–	–
Michael W. Scheppke	Vice-President, Sales (APAC)	–	–	–	–

Notes:

(1)
The number of Subordinate Voting Shares held by Germain Lamonde includes 316,247 Subordinate Voting Shares held of record by 9356-8988 Québec Inc., 3,191,666 Subordinate Voting Shares held of record by GLIF and 164,561 Subordinate Voting Shares held directly by Germain Lamonde.

(2)	The RSUs and PSUs will be rolled over in accordance with the terms of the Arrangement Agreement.

Commitments to Acquire Securities of EXFO

Except as otherwise described in this Circular, none of the Corporation and its directors and executive officers or, to the knowledge of the directors and executive officers of the Corporation, any of their respective associates or affiliates, any other insiders of the Corporation or their respective associates or affiliates or any person acting jointly or in concert with the Corporation has made any agreement, commitment or understanding to acquire securities of the Corporation.

Previous Purchases and Sales

Other than the Subordinate Voting Shares issued pursuant to the exercise of RSUs, PSUs, or DSUs, and the Subordinate Voting Shares subject to the NCIB, no Subordinate Voting Shares or other securities of the Corporation have been purchased or sold by the Corporation during the 24-month period preceding the date of this Circular.

Previous Distributions

Except as disclosed below, no Shares were distributed by prospectus during the five years preceding the date of this Circular:
Date	Nature of Distribution	Number of Shares	Price per Share
December 31, 2020	Subordinate Voting Shares(1)	1,552,795	US $3.22
October 31, 2016	Subordinate Voting Shares(2)	793,070	US $4.09

Notes:

(1)
Issued in consideration for all of the issued and outstanding shares of inOpticals Inc., a private Taiwan-based company that offers ultra-high-speed test instruments for the laboratory and manufacturing markets.

(2)	Issued in consideration for the acquisition of the majority of assets of Absolute Analysis Inc.

Executive Officers and Directors

The following table summarizes the positions held by EXFO’s executive officers and directors in the past five years.

Name	Company	Address	Position Held	From	To
Germain Lamonde	EXFO	3044 Henri-Bernatchez, St-Augustin-de-Desmaures, Qc Canada G3A 2Y1	Executive Chairman of the Board	April 1, 2017	Present
			CEO	September 1985	March 31, 2017
Philippe Morin	EXFO	600 Lakeshore Road, Beaconsfield, Qc, Canada H9W 4K4	Chief Executive Officer	April 1, 2017	Present
			Chief Operating Officer	November 9, 2015	March 31, 2017
Pierre Plamondon	EXFO	7605 Mary Travers, Quebec, Qc, Canada, G2K 2J3	Chief Financial Officer and Vice-President, Finance	Sept 1, 2002	Present
Benoit Ringuette	EXFO	117 des Grenadiers, Boischatel, Qc, Canada G0A 1H0	General Counsel and Corporate Secretary	April 13, 2004	Present
Floyd Allen Johnston	EXFO	4208 Linhurst Court, Richardson, Tx, USA 75082	Vice-President, Sales (Americas)	Sept 3, 2019	Present
	Mavenir		Vice-President of Sales	August 2015	September 2019
Willem Jan te Niet	EXFO	Schepersweg 7217 TH, Harfsen, Netherlands	Vice-President, Sales (Europe, Middle East and Africa)	August 15, 2016	Present
	Citrix		Senior Direct EMEA	February 2014	August 2016
Louis Adam	EXFO	1062 rue Sainte-Hélène, Lévis, Qc Canada G6Z 2L2	Chief Marketing Officer	July 20, 2020	Present
			Director Marketing	Nov 5, 2007	July 19, 2020

Name	Company	Address	Position Held	From	To
Stephen Bull	EXFO	1512 Pamphile Lemay, Québec City, Québec, Canada G1Y 3C2	Vice-President, Research and Development	Jan 1, 2001	Present
Suzanne Daneau	EXFO	435 rue des Bouleaux, Beauharnois, Québec, Canada J6N 3N3	Vice-President, Human Resources	Oct 7, 2019	Present
	Laurentian Bank		Vice-President, Human Resources	June 2017	June 2020
	Transcontinental Media		Senior Director, Human Resources	March 2015	June 2017
Gabriel Duford	EXFO	404-3080 du Trianon, Montréal, Québec, Canada H1N 0A3	Chief Technology Officer	Jun 22, 2020	Present
	Element AI		SVP Platform & Technology	October 2016	June 2020
	JDA Software		Director Project Development	April 2016	October 2016
Etienne Gagnon	EXFO	1150 Ploërmel, Québec City, Québec, Canada G1S 3R9	Vice-President, Commercial Transformation	Feb 11, 2019	Present
	Eddyfi		Senior VP Global Sales	August 2017	February 2019
	Optel Vision		President	June 2016	April 2017
			Senior VP Global Sales & Marketing	May 2015	June 2016
Jean-Luc Labarre	EXFO	1122 Emelie Chamard, Québec City, Québec, Canada G1X 4P5	Chief Information Officer	Aug 2, 2020	Present
			Director IT	March 10, 1997	August 1, 2020
Claudio Mazzuca	EXFO	153 80th Avenue, Lasalle, Québec, Canada H8R 2T2	Vice-President, Strategic Partnerships and Alliances	March 2018	Present
			Vice-President Service Assurance	Feb 17, 2012	March 2018
Luc Pelletier	EXFO	7460 de Bernières, Montréal, Québec, Canada H3R 2T3	Vice-President, Global Services Director Customer Care	August 1, 2020 Nov 2, 2018	Present July 30, 2020
	Ciena		Senior Director Professional Services	November 2014	September 2018
Stéphane Chabot	EXFO	1343 Roland-Desmeules, Québec City, Québec, Canada G1X 5B9	Vice-President Test & Measurement	June 1, 2015	Present
Michael W. Scheppke	EXFO	618 Yishun Road #10-3240, Singapore 760618	Vice-President, Sales (APAC)	October 10, 2016	Present
	Ixia		Senior Director Sales	August 2012	March 2015
François Côté	EXFO	570 Lakeshore Road, Beaconsfield, Québec, Canada H9W 4K4	Director	January 2015	Present
Angela Logothetis	EXFO	2-4 Park Street Mews, Bath, United Kingdon, BA1 2AZ	Director	January 2017	Present
	Amdocs		CTO Open Network	September 2015	Present
Claude Séguin	EXFO	1250 ave Greene app. 402, Westmount, Québec, Canada H3Z 2A3	Director	February 2013	Present
	CGI		Vice-President	June 2003	March 2018

Name	Company	Address	Position Held	From	To
Randy E. Tornes	EXFO	4761 Paxton Ln, Frisco, Texas, United States 75034	Director	February 2013	Present
	Aricent		VP Client Partner AT&T	May 2018	Present
	Juniper Networks		VP Strategic Alliances	June 2016	November 2017

Trading in Subordinate Voting Shares

The Subordinate Voting Shares are listed and posted for trading on the TSX and the NASDAQ under the symbols “EXF” and “EXFO”, respectively. The following table summarizes the high and low closing market prices and the trading volumes of the Subordinate Voting Shares on the TSX and the NASDAQ for each of the periods indicated:

	TSX			NASDAQ
	High	Low	Volume	High	Low	Volume
	(CDN $)			(US $)
2020
June	4.45	3.56	300,000	3.32	2.64	117,000
July	5.57	3.99	221,000	4.15	2.99	357,000
August	5.52	4.70	78,000	4.16	3.58	97,000
September	4.80	4.32	133,000	3.70	3.23	68,000
October	4.27	3.42	232,000	3.21	2.56	130,000
November	3.94	3.38	294,000	3.01	2.55	125,000
December	4.49	3.76	213,000	3.53	2.92	129,000
2021
January	5.11	4.19	849,000	4.03	3.29	260,000
February	5.87	4.61	187,000	4.65	3.58	189,000
March	5.55	5.26	113,000	4.40	4.15	317,000
April	5.60	4.53	137,000	4.44	3.51	68,000
May	4.66	4.33	74,000	3.78	3.54	116,000
June	7.48	4.36	2,498,565	6.05	3.63	2,714,000
July (to July 14)	7.43	7.21	46,624	5.97	5.92	209,112

The closing price per Subordinate Voting Share on June 4, 2021, the last full trading day on the Exchanges before the public announcement of the Arrangement was CDN $4.46 on the TSX and US $3.70 on the NASDAQ.

The following table shows the market prices and volumes of trading of the Subordinate Voting Shares on the TSX and the NASDAQ since the second calendar quarter of 2019:

TSX	NASDAQ
	High	Low	Volume	High	Low	Volume
	(CDN $)			(US $)
2019
Q3	$5.35	$4.71	344,000	$4.22	$3.41	199,000
Q4	$6.17	$4.90	577,000	$4.64	$3.62	401,000
2020
Q1	$6.36	$3.06	663,000	$4.90	$2.11	957,000
Q2	$4.45	$3.08	813,000	$3.32	$2.19	426,000
Q3	$5.57	$3.99	432,000	$4.16	$2.99	522,000
Q4	$4.49	$3.38	739,000	$3.53	$2.55	385,000
2021
Q1	$5.87	$4.19	1,149,000	$4.65	$3.29	766,000
Q2	$7.48	$4.33	2,709,204	$6.05	$3.51	2,897,978

Interest of Informed Persons in Material Transactions

Except as otherwise described elsewhere in this Circular, to the knowledge of the directors and executive officers of the Corporation, no director or officer of the Corporation, or person who beneficially owns, or controls or directs, directly or indirectly, more than 5% of the Shares, or director or officer of such person, or associate or affiliate of the foregoing has any interest, direct or indirect, in any transaction since June 30, 2019 or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

Material Changes in the Affairs of the Corporation

Except as described in this Circular, the directors and executive officers of the Corporation are not aware of (i) any plans or proposals for material changes in the affairs of the Corporation; (ii) any plans, proposals, or negotiations that would result in changes to EXFO’s charter, bylaws or other governing instruments; and (iii) any material corporate events during concerning any mergers, consolidations, acquisition, sale of a material amount of assets of the Corporation.

Net Book Value

The net book value per Subordinate Voting Share as of February 28, 2021 was US $3.21 based on 55,940,000 issued and outstanding Shares as of that date.

Additional Information

Additional financial and other information relating to the Corporation is included in its most recent audited annual and unaudited interim financial statements, annual and quarterly management’s discussion and analysis and other continuous disclosure documents, which are available on SEDAR at www.sedar.com and/or on EDGAR under the Corporation’s profile at www.sec.gov. Additional copies of this Circular and the documents referred to in the preceding sentence are available upon written request to the Corporate Secretary of the Corporation, without charge where applicable. The most recent unaudited interim financial statements will be sent without charge to any Shareholder requesting them.

The information listed below and filed with the SEC is hereby incorporated by reference:

•
the audited consolidated annual financial statements of the Corporation as at and for the fiscal year ended August 31, 2020, together with the notes thereto and auditor’s report thereon, which was filed on SEDAR on November 25, 2020 and with the SEC as Exhibit 99.3 to Form 20-F on November 25, 2020; and

•
the unaudited consolidated financial statements of the Corporation for the quarter ended February 28, 2021, together with the notes thereon, which was filed on SEDAR on April 7, 2021 and submitted to the SEC as Exhibit 99.1 to the Corporation’s Report on Form 6-K on April 7, 2021.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

Because the Arrangement is a going-private transaction, the Corporation, the Purchaser, Germain Lamonde, GLIF and 9356-8988 Québec Inc., have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Arrangement. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

ARRANGEMENT AGREEMENT

The Arrangement Agreement and the Plan of Arrangement are the legal documents that govern the Arrangement. This section of this Circular describes the material provisions of the Arrangement Agreement but does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to you. This summary is qualified in its entirety by the Arrangement Agreement and the Plan of Arrangement, which are available under EXFO’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. We encourage you to read the Arrangement Agreement in its entirety. The Arrangement Agreement establishes and governs the legal relationship between EXFO, the Purchaser and GLIF with respect to the transactions described in this Circular. It is not intended to be a source of factual, business or operational information about EXFO, the Purchaser or GLIF.

Covenants

Conduct of Business of EXFO

The Corporation has covenanted and agreed that, during the period from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms, the Corporation shall, and shall cause each of its Subsidiaries to, conduct business in the ordinary course, and EXFO shall, and shall cause its Subsidiaries, to use commercially reasonable efforts to (i) maintain and preserve intact the current business organization and goodwill and assets of the Corporation and its Subsidiaries, keep available the services of the Corporation Employees, contractors and agents of the Corporation and its Subsidiaries and maintain good relations with, and the goodwill of, suppliers, customers, landlords, licensors, lessors, creditors, distributors and all other Persons having business relationships with the Corporation or any of its Subsidiaries; (ii) retain possession and control of its assets and the assets of each of its Subsidiaries, and preserve the confidentiality of any confidential or proprietary information relating to the business of the Corporation; and (iii) perform of comply with all of its obligations under Material Contracts. Shareholders should refer to the Arrangement Agreement for details regarding the additional negative and affirmative covenants given by the Corporation in relation to the conduct of its business prior to the Effective Time.

Covenants of EXFO Regarding the Arrangement

The Corporation shall, and shall cause its Subsidiaries to, perform all obligations required or advisable to be performed by the Corporation or its Subsidiaries under the Arrangement Agreement, cooperate with the Purchaser in connection therewith, and shall use its commercially reasonable efforts to perform all such other actions as may be necessary or advisable in order to consummate or make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Corporation shall, and shall cause its Subsidiaries to:

(a)
use its commercially reasonable efforts to satisfy all conditions precedent set forth in the Arrangement Agreement and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to the Arrangement Agreement or the Arrangement;

(b)	use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(c)
use commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it or any of its Subsidiaries is a party or brought against it or any of its Subsidiaries or any of their directors or officers challenging the Arrangement or the Arrangement Agreement;

(d)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or the Arrangement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement, other than as permitted under the Arrangement Agreement; and

(e)
assist in obtaining the resignations and releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and each member of the board of directors of the Subsidiaries to the extent requested by the Purchaser, and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time, subject to these directors obtaining a satisfactory release in their favour from the Purchaser, the Corporation and the relevant Subsidiaries.

The Corporation shall promptly notify the Purchaser of: (i) any Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which could reasonably be expected to have a Material Adverse Effect; (ii) any notice or other communication from any Person alleging (x) that the consent, waiver or approval of such Person is required in connection with the Arrangement Agreement or the Arrangement, or (y) such Person is terminating or otherwise materially adversely modifying a Material Contract as a result of the Arrangement or the Arrangement Agreement; (iii) any notice or other communication from any Governmental Entity in connection with the Arrangement Agreement (and, subject to Law, the Corporation shall contemporaneously provide a copy of any such written notice or communication to the Purchaser); (iv) any notice or other communication from any bargaining agent representing Corporation Employees giving notice to bargain and as permitted by Law, copies of any proposals tabled by any such bargaining agent that, if implemented, would materially modify the terms of a Collective Agreement; or (v) any actions, suits, arbitrations or other proceedings commenced or, to the knowledge of the Corporation, threatened against the Corporation or its Subsidiaries or affecting their assets that, if pending on the date of the Arrangement Agreement, would have been required to have been disclosed pursuant to the Arrangement Agreement or that relate to the Arrangement Agreement or the Arrangement.

The Corporation shall keep the Purchaser informed of the status of any ongoing collective bargaining negotiations with any union between the date of the Arrangement Agreement and the Effective Time and provide the Purchaser with copies of all material documents tabled by either party in the course of collective bargaining negotiations, in a timely fashion during said designated period.

Covenants of the Purchaser Regarding the Arrangement

The Purchaser shall perform all obligations required or advisable to be performed by it under the Arrangement Agreement, cooperate with the Corporation in connection therewith, and shall use its commercially reasonable efforts to perform all such other actions as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and, without limiting the generality of the foregoing, the Purchaser shall:

(a)
use commercially reasonable efforts to satisfy the mutual conditions precedent set forth in Arrangement Agreement and carry out the terms of the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it with respect to the Arrangement Agreement or the Arrangement;

(b)
use its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement or the transactions contemplated by the Arrangement Agreement;

(c)
use its commercially reasonable efforts, upon reasonable consultation with the Corporation, to oppose, lift or rescind any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers and challenging the Arrangement or the Arrangement Agreement; and

(d)
not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with the Arrangement Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by the Arrangement Agreement, other than as permitted under the Arrangement Agreement.

The Purchaser shall promptly notify the Corporation of: (i) any notice or other communication from any Person alleging that the consent, waiver or approval of such Person is required in connection with the Arrangement Agreement or the Arrangement; (ii) any material notice or other communication from any Governmental Entity in connection with the Arrangement Agreement (and, subject to Law, the Purchaser shall contemporaneously provide a copy of any such written notice or communication to the Corporation); or (iii) any actions, suits, arbitrations or other proceedings commenced or, to the knowledge of the Purchaser, threatened against the Purchaser or affecting its assets that relate to the Arrangement Agreement or the Arrangement, in each case to the extent that such notice, communication, action, suit, arbitration or proceeding would reasonably be expected to impair, impede, materially delay or prevent the Purchaser from performing its obligations under the Arrangement Agreement.

Access to Information; Confidentiality

From the date of the Arrangement Agreement until the earlier of the Effective Time and the termination of the Arrangement Agreement, subject to Law and the Confidentiality Agreement, the Corporation shall, and shall cause its Subsidiaries to give to the Purchaser and its Representatives, upon reasonable notice, reasonable access to its and its Subsidiaries’ Books and Records, Contracts and financial and operating data or other information with respect to the assets or business of the Corporation or its Subsidiaries as the Purchaser or its Representatives may from time to time reasonably request in connection with strategic and integration planning and for any other reasons reasonably relating to the transactions contemplated in the Arrangement Agreement, so long as the access does not unduly interfere with the conduct of the business of the Corporation or its Subsidiaries.

Pre-Acquisition Reorganization

Subject to the terms of the Arrangement Agreement, the Corporation has agreed that, upon request of the Purchaser, the Corporation shall use its commercially reasonably efforts to, and shall cause each of its Subsidiaries to use their respective commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions, including amalgamation or liquidation, as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (ii) cooperate with the Purchaser and its Representatives to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken, and (iii) cooperate with the Purchaser and its Representatives to seek to obtain consents or waivers which might be required from the Corporation’s lenders under its existing credit facilities in connection with the Pre-Acquisition Reorganization, if any. The Corporation shall not be required to participate in any Pre-Acquisition Reorganization under certain stated conditions set forth in the Arrangement Agreement.

Financing

The Purchaser shall have the right from time to time to amend, supplement or otherwise modify or waive any of its rights under the Debt Commitment Letters or any definitive agreements with respect to the Debt Financing described in the Debt Commitment Letters and/or Alternative Financing (as defined below) for all or any portion of the Debt Financing described in the Debt Commitment Letters; provided that any such amendment, supplement, modification or waiver shall not expand upon the conditions precedent or contingencies to the funding on the Effective Date of the Debt Financing as set forth in the Debt Commitment Letters or materially and adversely impact or delay the ability of the Purchaser to consummate the transactions contemplated by the Arrangement Agreement.

The Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and shall use its commercially reasonable efforts to do, or cause to be done, all things necessary or advisable to: (i) comply with all of the Purchaser’s obligations under the Debt Commitment Letters; (ii) satisfy on a timely basis (or obtain a waiver of) all material terms and conditions applicable to the Purchaser set forth in the Debt Commitment Letters and that are within its control; (iii) maintain in effect the Debt Commitment Letters, negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contemplated by the Debt Commitment Letters or on other terms acceptable to the Purchaser which would not be reasonably expected to materially delay or prevent the closing of the transactions contemplated by the Arrangement Agreement; and (iv) consummate the Debt Financing pursuant to the Debt Commitment Letters.

If any portion of the Debt Financing described in the Debt Commitment Letter becomes unavailable on the terms and conditions described above, the Purchaser shall promptly notify the Corporation and use its reasonable best efforts to obtain alternative debt financing from alternative sources (“Alternative Financing”); provided, however, that the Purchaser shall not be required to obtain debt financing which in the Purchaser’s reasonable judgment includes terms which, taken as a whole, are materially less advantageous to the Purchaser, in each case relative to those set forth in the Debt Commitment Letters. Nothing in the Arrangement Agreement shall require, and in no event shall the “commercially reasonable efforts” of the Purchaser be deemed or construed to require the Purchaser to (i) seek equity financing, (ii) seek or accept Alternative Financing on terms which, taken as a whole, are materially less favourable than those set forth in the Debt Commitment Letters provided on the date of the Arrangement Agreement, (iii) waive any term or condition of the Arrangement Agreement or (iv) pay any fees materially in excess of those contemplated by the Debt Commitment Letters (whether to secure a waiver of any conditions contained therein or otherwise).

Each of the Corporation and its Subsidiaries shall, and each shall use its commercially reasonable efforts to cause their affiliates and Representatives to, provide cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by the Purchaser, all at the sole cost and expense of the Purchaser.

Public Communications

The Parties have agreed to cooperate in the preparation of presentations, if any, to Shareholders and holders of DSUs, Corporation SARs, PSUs and RSUs. A Party must not issue any press release or make any other public statement or disclosure with respect to the Arrangement Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Corporation must not make any filing with any Governmental Entity (other than as contemplated in the Arrangement Agreement or as required by Laws) with respect to the Arrangement Agreement or the Arrangement without the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that is required by Law to make disclosure with respect to the Arrangement or the Arrangement Agreement shall use its commercially reasonable efforts to give the other Parties prior oral or written notice and a reasonable opportunity for them and their outside legal counsel to review or comment on the disclosure or filing (other than with respect to confidential information of the disclosing Party contained in such disclosure or filing). The Party making such disclosure required by Law shall give reasonable consideration to any comments made by the other Parties or their outside legal counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

The Corporation shall, where practicable, to the extent that it is not inconsistent with the Board’s fiduciary duties or prohibited by any Law, provide reasonable opportunity for the Purchaser and its outside counsel to review or comment on any disclosure or filing made pursuant to Securities Laws not otherwise referred to in the Arrangement Agreement. The Corporation shall give reasonable consideration to any comments made by the Purchaser or its outside counsel prior to making such disclosure or filing, provided that all information relating solely to the Purchaser (or its affiliates), the Debt Financing Sources and the Debt Financing, must be in a form and content satisfactory to the Purchaser, acting reasonably, or consistent with the most recent press releases, public disclosures or public statements made by the Parties.

The Purchaser shall, where practicable, to the extent that it is not prohibited by any Law, provide reasonable opportunity for the Corporation and its outside counsel to review or comment on any disclosure or filing made pursuant to Securities Laws not otherwise referred to in the Arrangement Agreement. The Purchaser shall give reasonable consideration to any comments made by the Corporation or its outside counsel prior to making such disclosure or filing, provided that all information relating solely to the Corporation (or its affiliates) must be in a form and content satisfactory to the Corporation, acting reasonably, or consistent with the most recent press releases, public disclosures or public statements made by the Parties.

Insurance and Indemnification

Prior to the Effective Time, the Corporation shall and, if the Corporation is unable after using commercially reasonable efforts, the Purchaser shall cause the Corporation to, as of the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Corporation’s and its Subsidiaries’ existing directors’ and officers’ insurance policies for a claims reporting or run-off and extended reporting period and claims reporting period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from the Corporation’s current insurance carriers or an insurance carrier with the same or better credit rating with respect to D&O Insurance, and with terms, conditions, retentions and limits of liability that are no less advantageous to the present and former directors and officers of the Corporation and its Subsidiaries than the coverage provided under the Corporation’s and its Subsidiaries’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a present or former director or officer of the Corporation or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the approval or completion of the Arrangement Agreement, the Arrangement or the other transactions contemplated by the Arrangement Agreement or arising out of or related to the Arrangement Agreement and the transactions contemplated thereby).

If the Corporation for any reason fails, after having used commercially reasonable efforts, to obtain such run off insurance policies as of the Effective Time, the Purchaser shall, or shall cause the Corporation and its Subsidiaries to, maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of the Arrangement Agreement with terms, conditions, retentions and limits of liability that are no less advantageous to the present and former directors and officers of the Corporation and its Subsidiaries than the coverage provided under the Corporation’s and its Subsidiaries’ existing policies as of the date the Arrangement Agreement, or the Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favourable to the present and former directors and officers of the Corporation and its Subsidiaries as provided in the Corporation’s existing policies as of the date hereof.

The Purchaser shall cause the Corporation or the applicable Subsidiary of the Corporation to honour all rights to indemnification or exculpation existing in favour of present and former employees, officers and directors of the Corporation and its Subsidiaries to the extent that they are contained in their constating documents or disclosed in the forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to the applicable Securities Authorities, with the TSX or with NASDAQ since August 31, 2019 and acknowledges that such rights, to the extent that they are contained in their constating documents or disclosed in the forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), required to have been filed with or furnished to the applicable Securities Authorities, with the TSX or with NASDAQ since August 31, 2019, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms.

TSX and NASDAQ Delisting

The Purchaser and the Corporation shall use their commercially reasonable efforts to cause the Subordinate Voting Shares to be delisted from the TSX and the NASDAQ promptly, with effect immediately following the acquisition by the Purchaser of the Subordinate Voting Shares pursuant to the Arrangement, and cause the deregistration of the Subordinate Voting Shares and suspension of the Corporation’s reporting obligations under the U.S. Exchange Act, as promptly as practicable thereafter.

Additional Covenants regarding Non-Solicitation

Non-Solicitation

Except as expressly provided in the non-solicitation provisions of the Arrangement Agreement, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any of its Representatives or affiliates, or otherwise, and shall not permit any such Person to:

(a)
solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, Books or Records or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)
enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that the Corporation may (i) communicate with any Person as provided in the Arrangement Agreement, (ii) advise any Person of the restrictions of the Arrangement Agreement, (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal, in each case if, in so doing, no other confidential information, including information that is prohibited from being communicated under the Arrangement Agreement, is communicated to such Person;

(c)	make a Change in Recommendation;

(d)
enter into any Contract or agreement in principle requiring the Corporation to abandon, terminate or fail to consummate the Arrangement or any other transactions contemplated by the Arrangement Agreement or to breach its obligations thereunder, or propose or agree to do any of the foregoing;

(e)
accept, approve, endorse, recommend or publicly propose to accept endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal) for a period of no more than five Business Days following such public announcement or public disclosure will not be considered to be in violation of the Arrangement Agreement (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting); or

(f)
accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement with any Person (other than the Purchaser) in respect of an Acquisition Proposal (excluding a confidentiality agreement permitted by and in accordance with the Arrangement Agreement).

The Corporation represents and warrants that it has not waived any confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant in effect as of the date of the Arrangement Agreement (or that, absent any such waiver, would have been effect as of the date of the Arrangement Agreement) to which the Corporation or any of its Subsidiaries is a party, and the Corporation covenants and agrees that (a) the Corporation shall take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Corporation or any of its Subsidiaries is a party or may hereafter become a party in accordance with the Arrangement Agreement, and (b) neither the Corporation nor any of its Subsidiaries have released or will, without the prior written consent of the Purchaser (which may be withheld or delayed in the Purchaser’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Corporation, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Corporation or any of its Subsidiaries is a party or may hereafter become a party in accordance with the Arrangement Agreement.

Notification of Acquisition Proposals

If the Corporation or any of its Subsidiaries, or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Corporation or any of its Subsidiaries that constitutes or may be reasonably expected to constitute or lead to an Acquisition Proposal, including but not limited to information, access, or disclosure relating to the properties, facilities and Books and Records of the Corporation or any of its Subsidiaries, the Corporation shall promptly notify the Purchaser, at first orally, and then promptly, and in any event within 24 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and copies of documents, correspondence or other material received in respect of, from or on behalf of any such Person.

The Corporation shall keep the Purchaser fully informed of the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence or communication to the Corporation by or on behalf of any Person making such Acquisition Proposal, inquiry, proposal, offer or request.

Responding to an Acquisition Proposal

Notwithstanding the non-solicitation provisions in the Arrangement Agreement, if at any time prior to obtaining the Required Shareholders’ Approval, the Corporation receives an unsolicited written Acquisition Proposal, the Corporation may (i) contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying such Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to, a Superior Proposal, and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, or Books and Records, provided that if and only if:

(a)
the Board first determines (based upon, inter alia, the recommendation of the Special Committee) in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute, a Superior Proposal;

(b)
the Person making the Acquisition Proposal and its Representatives were not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction contained in any Contract entered into with the Corporation or any of its Subsidiaries;

(c)	the Corporation has been, and continues to be, in compliance with its obligations under the Arrangement Agreement;

(d)
prior to providing any such copies, access, or disclosure, the Corporation enters into a confidentiality and standstill agreement with such Person that contains a customary standstill provision for not less than 12 months and that is otherwise on terms that are no less favourable to the Corporation than those found in the Confidentiality Agreement, and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to the Purchaser; and

(e)
the Corporation promptly provides the Purchaser with: (i) prior written notice stating the Corporation’s intention to participate in such discussions or negotiations and to provide such copies, access or disclosure; (ii) prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in the Arrangement Agreement; and (iii) any material non-public information concerning the Corporation or its Subsidiaries provided to such other Person which was not previously provided to the Purchaser.

The Parties acknowledge that the furnishing of certain competitively sensitive information to competitors of the Corporation and of its Subsidiaries would be materially prejudicial to the Corporation and its Subsidiaries and, accordingly, no such information shall be disclosed to any Person that the Special Committee, acting reasonably, determines to be a competitor of the Corporation or of any of its Subsidiaries. Notwithstanding the foregoing, such information may be disclosed on a confidential basis to external advisors and experts retained by any such competitor of the Corporation or of its Subsidiaries, who enter into agreements reasonably satisfactory to the Corporation that such information will not be provided or communicated to the competitor, its officers, directors, financing sources or other Representatives.

Right to Match

If the Corporation receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Shareholders, the Board may (based upon, inter alia, the recommendation of the Special Committee), subject to compliance with the Arrangement Agreement, enter into a definitive agreement with respect to such Superior Proposal or withdraw or modify the Board recommendation to vote in favour of the Arrangement Resolution (the “Board Recommendation”), if and only if:

(a)
the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Corporation or any of its Subsidiaries;

(b)	the Corporation has been, and continues to be, in compliance with its non-solicitation obligations under the Arrangement Agreement;

(c)
the Corporation has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into such definitive agreement with respect to such Superior Proposal or withdraw or modify the Board Recommendation, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);

(d)
the Corporation has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal and all supporting materials, including any financing documents supplied to the Corporation in connection therewith;

(e)
at least five full Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in paragraph (d) above;

(f)
during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with the Arrangement Agreement, to offer to amend the Arrangement Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)
after the Matching Period, the Board (i) has determined in good faith, after consultation with the Corporation’s outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under the Arrangement Agreement) and (ii) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to recommend that the Corporation enter into a definitive agreement with respect to such Superior Proposal or withdraw or modify the Board Recommendation would be inconsistent with its fiduciary duties;

(h)
such Superior Proposal does not require the Corporation or any other Person to seek to interfere with the attempted successful completion of the Arrangement (including requiring the Corporation to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any break, termination or other fees or expenses or confer any rights or options to acquire assets or securities of the Corporation or any of its Subsidiaries to any Person in the event that the Corporation or any of its Subsidiaries completes the Arrangement; and

(i)
prior to or concurrently with entering into such definitive agreement or withdrawing or modifying the Board Recommendation, the Corporation terminates the Arrangement Agreement pursuant to the termination provisions thereof and pays the Corporation Termination Fee.

During the Matching Period, or such longer period as the Corporation may approve in writing for such purpose: (a) the Board shall review any offer made by the Purchaser to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Corporation shall negotiate in good faith with the Purchaser to make such amendments to the terms of the Arrangement Agreement, the Plan of Arrangement or the Debt Financing as would enable the Purchaser to proceed with the transactions contemplated by the Arrangement Agreement on such amended terms. If the Board determines (based upon, inter alia, the recommendation of the Special Committee) that such Acquisition Proposal would cease to be a Superior Proposal, the Corporation shall promptly so advise the Purchaser and the Corporation and the Purchaser shall amend the Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of Subordinate Voting Shares or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of the right to match provisions of the Arrangement Agreement, and the Purchaser shall be afforded a new full five Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received the proposed definitive agreement for the Superior Proposal and all supporting materials with respect to the new Superior Proposal from the Corporation.

The Board shall promptly reaffirm the Board Recommendation (based upon, inter alia, the recommendation of the Special Committee) by press release after any Acquisition Proposal which the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of the Arrangement Agreement, the Plan of Arrangement or the Debt Financing would result in an Acquisition Proposal no longer being a Superior Proposal. The Corporation shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review and comment on the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.

If the Corporation provides a Superior Proposal Notice to the Purchaser on a date that is less than ten Business Days before the Meeting, the Corporation shall upon request from the Purchaser, acting reasonably, postpone the Meeting to a date that is not more than fifteen Business Days after the scheduled date of the Meeting, but in any event the Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

Nothing contained in the right to match provisions of the Arrangement Agreement limit in any way the obligation of the Corporation to convene and hold the Meeting in accordance with the Arrangement Agreement while the Arrangement Agreement remains in force.

Nothing contained in the Arrangement Agreement shall prohibit the Board (or the Special Committee) from:

(a)
responding through a directors’ circular or otherwise as required by Law to an Acquisition Proposal that it determines is not a Superior Proposal, provided that the Corporation shall provide the Purchaser and its legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure; or

(b)
calling or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the CBCA or taking any other action with respect to an Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law, provided that the Corporation provides at least ten Business Days’ notice to the Purchaser of the calling of such meeting of Shareholders.

Breach by Subsidiaries and Representatives

The Corporation shall advise its Subsidiaries and its Representatives of the prohibitions set out in the Arrangement Agreement and any violation of the restrictions set out in the additional covenants regarding non-solicitation of the Arrangement Agreement, and any violation thereof by the Corporation, its Subsidiaries or their respective Representatives is deemed to be a breach of thereof by the Corporation.

Representations and Warranties

The Arrangement Agreement contains certain representations and warranties of EXFO relating to the following: organization and qualification; corporate authorization; execution and binding obligation; governmental authorization; no conflict/non-contravention; capitalization; shareholders’ and similar agreements; Subsidiaries; Securities Law matters; financial statements; financial books and records; disclosure controls and internal control over financial reporting; auditor; no undisclosed liabilities; absence of certain changes or events; compliance with Laws; authorizations and licenses; Fairness Opinion; Formal Valuation; brokers; Board and Special Committee approval; Material Contracts; real property; personal property; intellectual property; litigation; employees; employee plans; insurance; taxes; money laundering; anti-corruption; economic sanctions and export controls; and funds available.

The Arrangement Agreement contains certain representations and warranties of the Purchaser relating to the following: organization and qualification; corporate authorization; execution and binding obligation; governmental authorization; non-contravention; litigation; security ownership; capitalization; assets and liabilities; and Debt Financing.

The Arrangement Agreement contains certain representations and warranties of GLIF relating to the following: organization and qualification; corporate authorization; execution and binding obligation; non-contravention; and funds available.

Conditions to Closing

Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of the Parties:

(a)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order.

(b)
Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement, and have not been set aside or modified in a manner unacceptable to either the Corporation or the Purchaser, each acting reasonably, on appeal or otherwise.

(c)
Illegality. No Law is in effect (whether temporary, preliminary or permanent) which prevents, prohibits or makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement or any of the other transactions contemplated in the Arrangement Agreement.

(d)
Articles of Arrangement. The Articles of Arrangement to be filed with the Director under the CBCA in accordance with the Arrangement shall be in a form and content satisfactory to the Corporation and the Purchaser, each acting reasonably.

Conditions in Favour of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Representations and Warranties. (i) The representations and warranties of the Corporation set forth in the Arrangement Agreement are, as of the date of the Arrangement Agreement, and will be, as of the Effective Time, true and correct, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored), (ii) the representations and warranties of the Corporation regarding organization and qualification, corporate authorization, execution and binding obligation, no conflict, capitalization (in respect of all matters except for the number of securities of the Corporation outstanding as of the date of the Arrangement Agreement), Subsidiaries and brokers are true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Time (or in all respects as of the date of the Arrangement Agreement and as of the Effective Time if already qualified by reference to “material”, “Material Adverse Effect” or other concepts of materiality), and (iii) the representations and warranties of the Corporation regarding capitalization (in respect of the number of securities of the Corporation outstanding as of the date of the Arrangement Agreement only) are true and correct as of the date of the Arrangement Agreement and as of the Effective Time in all but de minimis respects, in each case except for representations and warranties made as of a specified date, and except any measures taken in response to the actual or reasonably anticipated effect of the COVID-19 pandemic, including those taken to the extent necessary to comply with any Law, order or directive by any Governmental Entity in response to COVID-19 (including, as required to comply with “quarantine”, “stay at home”, “social distancing” and “travel restrictions” directives), the accuracy of which shall be determined as of such specified date, and the Corporation has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(b)
Performance of Covenants. The Corporation has fulfilled or complied in all material respects with each of the covenants of the Corporation contained in the Arrangement Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(c)
No Legal Action. There is no action or proceeding pending or threatened by any Person (other than the Purchaser) in any jurisdiction that is reasonably likely to: (i) cease trade, enjoin, prohibit, or impose any material limitations or conditions on, the Purchaser’s ability to acquire, hold, or exercise full rights of ownership over, any Subordinate Voting Shares, including the right to vote the Subordinate Voting Shares; (ii) impose material terms or conditions on completion of the Arrangement or on the ownership or operation by the Purchaser of the business or assets of the Corporation or any of its Subsidiaries, or compel the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, any of its affiliates, the Corporation or any of its Subsidiaries as a result of the Arrangement; or (iii) prevent the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect.

(d)
Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Subordinate Voting Shares excluding, for the purpose of such calculation, the Excluded Shares, and the Corporation shall have delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Corporation (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(e)	Material Adverse Effect. Since the date of the Arrangement Agreement, there shall have not occurred a Material Adverse Effect.

Notwithstanding anything to the contrary in the Arrangement Agreement, the Purchaser shall be deemed to have waived satisfaction of the relevant condition in respect of a breach of representation, warranty or covenant of the Corporation, if the Purchaser or its Representatives had actual knowledge of the breach of the representation or warranty as of the date hereof, or the breach of covenant is the result of any action or failure to take any action by any director or officer of the Purchaser in its capacity as a director or officer of the Corporation after the date hereof.

Conditions in Favour of EXFO

The Corporation is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Corporation and may only be waived, in whole or in part, by the Corporation in its sole discretion:

(a)
Representations and Warranties. The representations and warranties of the Purchaser and of GLIF are, as of the date of the Arrangement Agreement, and will be, as of the Effective Time, true and correct, in all material respects, except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not materially impede completion of the Arrangement, and each of the Purchaser and GLIF has delivered a certificate confirming same to the Corporation, executed by a senior officer of the Purchaser and GLIF (without personal liability) addressed to the Corporation and dated the Effective Date.

(b)
Performance of Covenants. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in the Arrangement Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Purchaser has delivered a certificate confirming same to the Corporation, executed by a senior officer of the Purchaser (without personal liability) addressed to the Corporation and dated the Effective Date.

(c)
Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained in the Arrangement Agreement in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Purchaser has deposited or caused to be deposited with the Depositary in escrow in accordance with the Arrangement Agreement, the funds required to effect payment in full of the aggregate Consideration to be paid pursuant to the Arrangement.

Termination of the Arrangement Agreement

The Arrangement Agreement may be terminated prior to the Effective Time by:

(a)	mutual written agreement of the Parties;

(b)	either the Corporation, on the one hand, or the Purchaser, on the other hand, if:

(i)
No Required Shareholder Approval. The Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order; provided that a Party may not terminate the Arrangement Agreement if the failure to obtain the Required Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement.

(ii)
Illegality. After the date of the Arrangement Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Corporation or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided the Party seeking to terminate the Arrangement Agreement pursuant to the termination provisions thereof has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(iii)
Occurrence of Outside Date. The Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate the Arrangement Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under the Arrangement Agreement.

(c)	the Corporation, if

(i)
Breach of Representation or Warranty or Failure to Perform Covenant by the Purchaser. The Purchaser breaches any of its representations or warranties or fails to perform any covenant or agreement contained in the Arrangement Agreement, which breach or failure to perform would cause any condition related to its representations and warranties or covenants not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of the Arrangement Agreement on or prior to the Outside Date; provided that the Corporation is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any condition related to its representations and warranties or any covenants of the Corporation not to be satisfied; or

(ii)
Superior Proposal. Prior to the approval by the Shareholders of the Arrangement Resolution, the Board authorizes the Corporation to enter into a definitive written agreement with respect to a Superior Proposal (excluding a confidentiality agreement permitted by and in accordance with the Arrangement Agreement), provided the Corporation has been in compliance with the Arrangement Agreement and that concurrent with such termination the Corporation pays the Corporation Termination Fee.

(d)	the Purchaser, if:

(i)
Breach of Representation or Warranty or Failure to Perform Covenant by the Corporation. A breach of any representation or warranty or failure to perform any covenant or agreement contained in the Arrangement Agreement occurs that would cause any condition related to its representations and warranties or covenants not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of the Arrangement Agreement; provided that the Purchaser is not then in breach of the Arrangement Agreement so as to directly or indirectly cause any condition related to its representations and warranties or covenants not to be satisfied, and provided further, that the Purchaser may not terminate the Arrangement Agreement if the Purchaser or its Representatives had actual knowledge of the breach of the representation or warranty as of the date of the Arrangement Agreement, or the breach of covenant is the result of any action or failure to take any action by any director or officer of the Purchaser in its capacity as director or officer of the Corporation after the date of the Arrangement Agreement;

(ii)
Change in Recommendation or Superior Proposal. (A) the Board or the Special Committee fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, or (B) the Board or the Special Committee accepts, approves, endorses, enters into, recommends, or publicly proposes to accept, approve, endorse, enter into or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Meeting, if sooner), or (C) the Board or the Special Committee fails to publicly recommend or reaffirm the Board Recommendation within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Meeting) (collectively, a “Change in Recommendation”), or (D) the Corporation breaches the additional covenants regarding non-solicitation in any material respect;

(iii)	Dissent Rights. The condition regarding the Dissent Rights set forth in the Arrangement Agreement is not capable of being satisfied by the Outside Date; or

(iv)	Material Adverse Effect. There has occurred a Material Adverse Effect.

If the Arrangement Agreement is terminated pursuant to the exercise by any Party of its above-described termination rights, the Arrangement Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder or Representative of such Party) to the other Parties to the Arrangement Agreement, except as otherwise expressly contemplated in the Arrangement Agreement.

Termination Fees

Corporation Termination Fee

The Arrangement Agreement provides that the Corporation will pay the Purchaser a termination fee in the amount of 2.75% of the total Consideration to be paid by the Purchaser pursuant to the Arrangement (the “Corporation Termination Fee”) upon the termination of the Arrangement Agreement (each such event, a “Corporation Termination Fee Event”):

(a)	by the Purchaser following a Change in Recommendation or a breach in any material respect of the non-solicitation provisions of the Arrangement Agreement;

(b)	by the Corporation, if prior to the Required Shareholders’ Approvals, the Board authorizes the Corporation to enter into a definitive written agreement with respect to a Superior Proposal;

(c)
(i) by the Corporation or the Purchaser if the Required Shareholders’ Approvals is not obtained, or if the Effective Time does not occur on or prior to the Outside Date (provided that the Purchaser is not then in breach of its representations and warranties or covenants pursuant to the Arrangement Agreement), or (ii) by the Purchaser if the Corporation breaches any of its representations, warranties, covenants or agreements contained in the Arrangement Agreement (due to a wilful breach or fraud), if:

(1)
prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser and its affiliates) or any Person (other than the Purchaser or its affiliates) shall have publicly announced an intention to make an Acquisition Proposal; and

(2)
within 180 days following the date of such termination, (x) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (1) above) is consummated or effected, or (y) the Corporation or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract, excluding a confidentiality agreement permitted by and in accordance with the terms of the Arrangement Agreement, in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (1) above) and such Acquisition Proposal is later consummated or effected (whether or not within 120 days after such termination); and

for the purpose of the termination event described in this paragraph (c), references to 20% or more in the definition of “Acquisition Proposal” shall be deemed to be references to 50% or more.

No Corporation Termination Fee will be payable in the event the Purchaser or any affiliate thereof enters into a support or voting agreement or is otherwise in support of an Acquisition Proposal or a Superior Proposal.

Purchaser Termination Fee

In the event that the Arrangement Agreement is terminated by the Corporation due to the occurrence of the Outside Date as a result of certain conditions precedent not being satisfied by the Purchaser, after all of the mutual conditions precedent and the additional conditions precedent to the obligations of the Purchaser have been waived or satisfied (other than those conditions that by their nature cannot be satisfied other than at the Effective Time), the Purchaser shall, in lieu of any remedy to which the Corporation would otherwise be entitled under the Arrangement Agreement, pay, or cause to be paid, within two Business Days of the date of such termination by wire transfer of immediately available funds to an account designated by the Corporation, the Purchaser Termination Fee. In no event shall the Purchaser be required to pay to the Corporation an amount, in the aggregate, in excess of the Purchaser Termination Fee.

Expenses and Expense Reimbursement

Except as expressly otherwise provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated and thereunder, including all costs, expenses and fees of the Corporation incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

In addition to the rights of the Purchaser with respect to the Corporation Termination Fee, if the Arrangement Agreement is terminated by the Purchaser further to a breach of representations and warranties or failure to perform a covenant or if the Effective Time does not occur on or prior to the Outside Date due to a breach of representations and warranties by, or failure to perform a covenant of, the Corporation, as applicable, the Corporation shall, within two Business Days of such termination, pay or cause to be paid to the Purchaser by wire transfer of immediately available funds an expense reimbursement fee of $2,000,000. In no event shall the Corporation be required to pay the Corporation Termination Fee, on the one hand, and the expense reimbursement fee, on the other hand, in the aggregate, an amount in excess of the Corporation Termination Fee.

In addition to the rights of the Corporation with respect to the Purchaser Termination Fee, if the Arrangement Agreement is terminated by the Corporation further to a breach of representations and warranties or failure to perform a covenant or if the Effective Time does not occur on or prior to the Outside Date due to a breach of representations and warranties by, or failure to perform a covenant of, the Purchaser, as applicable, not being satisfied, the Purchaser shall, within two Business Days of such termination, pay or cause to be paid to the Corporation by wire transfer of immediately available funds an expense reimbursement fee of $2,000,000. In no event shall the Purchaser be required to pay the Purchaser Termination Fee, on the one hand, and the expense reimbursement fee, on the other hand, in the aggregate, an amount in excess of the Purchaser Termination Fee.

The Corporation confirms that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Arrangement Agreement.

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, subject to the Plan of Arrangement, the Interim Order and the Final Order, without further notice to or authorization on the part of the Shareholders and any such amendment may, without limitation: (a) change the time for performance of any of the obligations or acts of the Parties; (b) modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (c) modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and/or (d) modify conditions contained in the Arrangement Agreement; provided that no such amendment may reduce or materially adversely affect the Consideration to be received by the Minority Shareholders (other than the Dissenting Shareholders) under the Arrangement or change the form of the Consideration without their approval at the Meeting or, following the Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

Guarantee

GLIF unconditionally and irrevocably guarantees on a solidary basis with the Purchaser in respect of any and all obligations by the Purchaser to pay any amounts payable by the Purchaser pursuant to the Arrangement Agreement or perform any obligation thereunder. GLIF waives the benefit of division and discussion. If any or all of the obligations of the Purchaser are not duly paid or performed by the Purchaser, GLIF will, as a separate and distinct obligation, indemnify and save harmless the Corporation from and against all losses resulting from the failure of the Purchaser to pay or perform such obligations.

Governing Law

The Arrangement Agreement is governed by, interpreted and enforced in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein. In connection with the Arrangement Agreement, each of the Purchaser and the Corporation irrevocably attorns and submits to the non-exclusive jurisdiction of the Québec courts situated in the City of Montréal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

CERTAIN LEGAL MATTERS

Implementation of the Arrangement and Timing

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the CBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

(a)	the Required Shareholders’ Approvals must be obtained;

(b)	the Court must grant the Final Order approving the Arrangement;

(c)	all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived (if permitted) by the appropriate party; and

(d)	the Final Order and Articles of Arrangement in the form prescribed by the CBCA must be filed with the Director.

Except as otherwise provided in the Arrangement Agreement, the Corporation will file the Articles of Arrangement with the Director as soon as reasonably practicable after the satisfaction or, where permitted, waiver of the conditions set forth in the Arrangement Agreement (other than those which by their nature are to be satisfied at the Effective Time) unless another time or date is agreed to by the Purchaser and the Corporation.

It is currently anticipated that the Arrangement will be completed on or about August 24, 2021. It is not possible, however, to state with certainty when the Effective Date will occur. The Effective Date could be earlier than anticipated or could be delayed for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order. As provided under the Arrangement Agreement, the Arrangement cannot be completed later than September 30, 2021, without triggering termination rights under the Arrangement Agreement, unless such Outside Date is extended to a later date with the consent of both the Purchaser and the Corporation.

Court Approval and Completion of the Arrangement

Interim Order

The Arrangement requires approval by the Court under Section 192 of the CBCA. Prior to the mailing of this Circular, the Corporation obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters, including, but not limited to: (a) the Required Shareholders’ Approvals, (b) the Dissent Right to registered holders of Shares, (c) the notice requirements with respect to the presentation of the application to the Court for the Final Order, (d) the ability of the Corporation to adjourn or postpone the Meeting from time to time in accordance with the terms of the Arrangement Agreement without the need for additional approval of the Court, and (e) unless required by Law or the Court, that the Record Date for the Shareholders entitled to notice of and to vote at the Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Meeting. A copy of the Interim Order is attached as Appendix D to this Circular.

Final Order

Subject to the terms of the Arrangement Agreement, following the approval of the Arrangement Resolution by Shareholders, the Corporation will make an application to the Court for the Final Order. An application for the Final Order approving the Arrangement is expected to be presented before the Superior Court of Québec (Commercial Division), sitting in the district of Québec, on August 20, 2021 at 11:00 a.m. (Québec City time), or as soon as counsel may be heard, virtually in room 3.14 of the Québec Courthouse located at 300 boulevard Jean-Lesage, Québec City, Québec  G1K 8K6, or in such other room or virtual hearing as the Court may determine (the “Final Hearing”). A copy of the Notice of Presentation for the Final Order is set forth in Appendix E to this Circular. Any Shareholder who wishes to appear and be heard at the Final Hearing must file an answer (notice of appearance) with the Court’s registry and serve same on EXFO’s counsel c/o Mtre Brandon Farber, Fasken Martineau DuMoulin LLP, Stock Exchange Tower, 800 Place Victoria, Suite 3500, Montréal, Québec  H4Z 1E9, email: bfarber@fasken.com, and on Purchaser’s counsel, c/o Ian Gosselin, Norton Rose Fulbright Canada LLP, 1 Place Ville Marie Suite 2500, Montréal, Québec  H3B 1R1, email: ian.gosselin@nortonrosefulbright.com, no later than 4:30 p.m. (Montréal time) on August 17, 2021. If such an answer (notice of appearance) is with a view to contesting the application for a Final Order, such answer (notice of appearance) must provide a summary of the grounds of contestation and be served on the EXFO’s counsel and on Purchaser’s counsel (at the above addresses or email addresses), no later than 4:30 p.m. on August 18, 2021. All persons that file an answer in accordance with the procedure set forth in the Notice of Presentation (attached as Appendix E) shall also be provided with the coordinates to attend the hearing virtually via Microsoft Teams, telephone or videoconference.

At the Final Hearing, the Court will consider, among other things, the fairness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. In the event that the Final Hearing is postponed, adjourned or rescheduled then, subject to any further order of the Court, only those persons having previously served a notice of appearance in compliance with the Notice of Presentation and the Interim Order will be given notice of the postponement, adjournment or rescheduled date.

Securities Law Matters

Application of Regulation 61-101

The Corporation is a reporting issuer in all the provinces and territories of Canada and, accordingly, is subject to applicable Securities Laws of such provinces and such territories. In addition, the securities regulatory authorities in the Provinces of Ontario, Québec, Alberta, Manitoba and New Brunswick have adopted Regulation 61-101 which regulates transactions which raise the potential for conflicts of interest, including issuer bids, insider bids, related party transactions and business combinations.

Regulation 61-101 regulates certain types of related party transactions to ensure equality of treatment among security holders and may require enhanced disclosure, approval by a majority of security holders (excluding interested or related parties), independent valuations and, in certain instances, approval and oversight of certain transactions by a special committee of independent directors. The protections afforded by Regulation 61-101 apply to, among other transactions, “business combinations” (as defined in Regulation 61-101) in which the interest of holders of equity securities may be terminated without their consent and where a “related party” (as defined in Regulation 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a “connected transaction” (as defined in Regulation 61-101) to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class. The Arrangement is a “business combination” within the meaning of Regulation 61-101.

Formal Valuation

Pursuant to Regulation 61-101, a formal valuation of the Subordinate Voting Shares is required since the Arrangement is a “business combination” within the meaning of Regulation 61-101 and “interested parties” will, as a consequence of the Arrangement, directly or indirectly, acquire the Corporation, whether alone or with joint actors.

To the knowledge of the directors and executive officers of the Corporation, after reasonably inquiry, (a) there has been no prior valuation (as defined in Regulation 61-101) prepared in respect of the Corporation within the 24 months preceding the date of this Circular, and (b) there has been no bona fide prior offer relating to the subject matter of, or other relevant to, the Arrangement received by the Corporation within the 24 months preceding the date of this Circular.

Minority Approval

Regulation 61-101 requires that, in addition to any other required security holder approval, a “business combination” be subject to “minority approval” (as defined in Regulation 61-101) of every class of “affected securities” (as defined in Regulation 61-101) of the issuer, in each case voting separately as a class. However, under Regulation 61-101, the Arrangement Resolution is exempt from “minority approval” by the holders of Multiple Voting Shares. Section 4.6(1)(a) of Regulation 61-101 provides that a “business combination” such as the Arrangement is not subject to “minority approval” if one or more persons that are interested parties beneficially own, in the aggregate, 90% or more of the outstanding securities of a class of affected securities at the time that the business combination is agreed to, and an appraisal remedy is available to holders of the class of affected securities under the statute under which the issuer is organized or is governed as to corporate Law matters. Germain Lamonde is an interested party with respect to the Arrangement and beneficially owns or exercises control or direction over an aggregate of 31,643,000 Multiple Voting Shares, representing 100% of the issued and outstanding Multiple Voting Shares. Further, holders of Multiple Voting Shares have the Dissent Rights under the CBCA and the Interim Order, which constitute an appraisal remedy within the meaning of Regulation 61-101. As a result, the Arrangement Resolution is exempt from “minority approval” from the holders of Multiple Voting Shares.

Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a majority (50%+1) of the votes cast by all the holders of Subordinate Voting Shares present or represented by proxy at the Meeting other than: (i) “interested parties” (as defined in Regulation 61-101); (ii) any “related party” (as defined in Regulation 61-101) of an “interested party”, unless the “related party” meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested party” nor “issuer insiders” of the Corporation; and (iii) any person that is a “joint actor” (as defined in Regulation 61-101) with any of the foregoing, voting separately as a class (collectively, the “Minority Shareholders”).

To the knowledge of the directors and executive officers of the Corporation, after reasonable inquiry, the Subordinate Voting Shares held, directly or indirectly, (1) by Germain Lamonde, the founder and Executive Chairman of the Board, who, beneficially owns or exercises control or direction over an aggregate of 3,672,474 Subordinate Voting Shares, representing in the aggregate approximately 14.22% of the outstanding Subordinate Voting Shares, and (2) by Philippe Morin, the Chief Executive Officer of the Corporation, who, beneficially owns or exercises control or direction over an aggregate of 716,830 Subordinate Voting Shares representing in the aggregate approximately 2.78% of the outstanding Subordinate Voting Shares, will be excluded from the vote of the Minority Shareholders. Both Mr. Lamonde and Mr. Morin will be direct or indirect shareholders of the Purchaser at closing of the Arrangement (assuming an agreement is reached between Mr. Lamonde and Mr. Morin). Mr. Lamonde will be the ultimate controlling shareholder of the Purchaser. See “Information Concerning the Purchaser Parties” and “Information Concerning EXFO – Ownership of Securities”.

Stock Exchange Delisting and Reporting Issuer Status

EXFO and the Purchaser agreed to use their commercially reasonable efforts to cause the Subordinate Voting Shares to be delisted from the TSX and the NASDAQ promptly, with effect immediately following the acquisition by the Purchaser, directly or indirectly, of the Subordinate Voting Shares (other than the Excluded Shares) pursuant to the Arrangement, and cause the deregistration of the Subordinate Voting Shares and suspension of the Corporation’s reporting obligations under the U.S. Securities Act as promptly as practicable thereafter.

RISK FACTORS

The following risk factors should be carefully considered by Shareholders in evaluating the approval of the Arrangement Resolution. The following risk factors are not a definitive list of all risk factors associated with the Corporation or the Arrangement.

Risks Relating to EXFO

If the Arrangement is not completed, EXFO will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described in EXFO’s Annual Information Form and Annual Report (Form 20-F) for the year ended August 31, 2020, the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended August 31, 2020, as well as the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the interim period ended February 28, 2021 and November 30, 2020, which have been filed on SEDAR at www.sedar.com and/or on EDGAR under EXFO’s profile at www.sec.gov.

Risks Related to the Arrangement

Conditions Precedent and Required Approvals

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, nor can there be any certainty of the timing of their satisfaction or waiver. Failure to complete the Arrangement could materially negatively impact the trading price of the Subordinate Voting Shares.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside the control of the Corporation and the Purchaser, including receipt Required Shareholder Approval and the granting of the Final Order. In addition, the completion of the Arrangement by the Purchaser is conditional on, among other things, Dissent Rights not having been exercised by the holders of more than 5% of the issued and outstanding Subordinate Voting Shares held by the Minority Shareholders and no Material Adverse Effect having occurred since the date of the Arrangement Agreement. There can be no certainty, nor can the Corporation or the Purchaser provide any assurance, that these conditions will be satisfied or waived or, if satisfied or waived, when they will be satisfied or waived. Moreover, a substantial delay in obtaining satisfactory approvals could result in the Arrangement not being completed. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Corporation to the completion thereof could have a negative impact on the Corporation’s current business relationships, including with future and prospective employees, customers, distributors, suppliers and partners, and could have a material adverse effect on the current and future operations, financial condition and prospects of the Corporation. In addition, failure to complete the Arrangement for any reason could have a material negative impact on the trading price of the Subordinate Voting Shares. If the Arrangement is not completed and the Board decides to seek an alternative transaction, there can be no assurance that Mr. Lamonde would be willing to accept or support an alternative transaction.

Termination in Certain Circumstances and Corporation Termination Fee

Each of the Corporation and the Purchaser has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can the Corporation provide any assurance, that the Arrangement Agreement will not be terminated by either of the Corporation or the Purchaser prior to the completion of the Arrangement. EXFO’s business, financial condition or results of operations could also be subject to various material adverse consequences, including that the Corporation would remain liable for significant costs relating to the Arrangement including, among others, legal, accounting and printing expenses. Under the Arrangement Agreement, the Corporation is required to pay to the Purchaser the Corporation Termination Fee upon the occurrence of a Corporation Termination Fee Event. See “Arrangement Agreement - Termination Fees”.

Occurrence of a Material Adverse Effect

The completion of the Arrangement is subject to the condition that, among other things, on or after June 7, 2021 (the date on which the Arrangement Agreement was entered into), there shall not have occurred a Material Adverse Effect. Although a Material Adverse Effect excludes certain events, including events in some cases that are beyond the control of the Purchaser, there can be no assurance that a Material Adverse Effect will not occur prior to the Effective Time. If such a Material Adverse Effect occurs and the Purchaser does not waive same, the Arrangement would not proceed. See “Arrangement Agreement - Conditions to Closing”.

Uncertainty Surrounding the Arrangement

As the Arrangement is dependent upon satisfaction of a number of conditions precedent, its completion is uncertain. In response to this uncertainty, the Corporation’s clients may delay or defer decisions concerning the Corporation. Any delay or deferral of those decisions by clients could adversely affect the business and operations of the Corporation, regardless of whether the Arrangement is ultimately completed. Similarly, uncertainty may adversely affect the Corporation’s ability to attract or retain key personnel. In the event the Arrangement Agreement is terminated, the Corporation’s relationships with customers, suppliers, landlords, employees and other stakeholders may be adversely affected. Changes in such relationships could adversely affect the business and operations of the Corporation.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Fasken Martineau DuMoulin LLP, legal counsel to the Corporation, the following summary describes the principal Canadian federal income tax considerations in respect of the Arrangement generally applicable to a Shareholder who, for purposes of the Tax Act, and at all relevant times, deals at arm’s length with each of EXFO and the Purchaser, is not affiliated with EXFO or the Purchaser, holds its Subordinate Voting Shares as capital property, and disposes of such Subordinate Voting Shares under the Arrangement (a “Holder”). Subordinate Voting Shares will generally be considered to be capital property to a Holder unless the Holder holds such Subordinate Voting Shares in the course of carrying on a business or the Holder acquired such Subordinate Voting Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders (as defined below) whose Subordinate Voting Shares might not otherwise be considered capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Subordinate Voting Shares and all other “Canadian securities” as defined in the Tax Act owned by such Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult with their own tax advisors if they contemplate making such an election.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of existing case law and the published administrative practices of the Canada Revenue Agency (the “CRA”). This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in Law or administrative practice, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is not applicable to a Holder (a) that is a “financial institution” (as defined in the Tax Act), (b) that is a “specified financial institution” (as defined in the Tax Act), (c) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (d) that made a “functional currency” election under section 261 of the Tax Act, (e) that is exempt from Tax under Part I of the Tax Act, (f) that acquired Subordinate Voting Shares pursuant to a PSU, RSU, DSU or other equity-based employment compensation plan, or (g) that has or will enter into a “derivative forward agreement” (as defined in the Tax Act) in respect of the Subordinate Voting Shares. Such Holders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, Shareholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Subordinate Voting Shares under the Arrangement, having regard to their own particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, local and foreign tax laws. No advance income tax ruling has been obtained from the CRA to confirm the tax consequences of the Arrangement to Shareholders.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or deemed to be resident in Canada (a “Resident Holder”).

Disposition of Subordinate Voting Shares under the Arrangement

Under the Arrangement, Resident Holders (other than Dissenting Resident Holders) will transfer their Subordinate Voting Shares to the Purchaser in consideration for a cash payment of US $6.00 per Subordinate Voting Share, and will realize a capital gain (or a capital loss) equal to the amount by which the aggregate cash payment exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such Subordinate Voting Shares and any reasonable costs of disposition. The taxation of capital gains and capital losses is discussed below under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

Dissenting Resident Holders of Subordinate Voting Shares

A Resident Holder who is a holder of Subordinate Voting Shares and who validly exercises Dissent Rights under the Arrangement (a “Dissenting Resident Holder”) will be deemed to have transferred its Subordinate Voting Shares to the Purchaser and will be entitled to receive a payment from the Purchaser of an amount equal to the fair value of the Dissenting Resident Holder’s Subordinate Voting Shares.

In general, a Dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that such payment (other than any portion thereof that is interest) exceeds (or is less than) the aggregate of the adjusted cost base of the Subordinate Voting Shares to the Dissenting Resident Holder and any reasonable costs of the disposition. See “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”. A Dissenting Resident Holder will be required to include in computing its income any interest awarded by a court in connection with the Arrangement.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation may be reduced by the amount of any dividends received (or deemed to be received) by it in respect of a Subordinate Voting Share (and, in certain circumstances, a share exchanged for such share) to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns such Subordinate Voting Share or where a trust or partnership of which a corporation is beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such share. Resident Holders to whom these rules may apply are urged to consult their own tax advisor.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders are urged to consult their own tax advisor with respect to the potential application of alternative minimum tax.

Additional Refundable Tax

A Resident Holder, including a Dissenting Resident Holder, that is throughout the year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, Subordinate Voting Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules contained in the Tax Act, which are not discussed in this summary, may apply to a non-resident person that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). This portion of the summary does not apply to a Non-Resident Holder who is a, or does not deal at arm’s length within the meaning of the Tax Act, with any “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of EXFO for purposes of the thin capitalization rules in the Tax Act.

Disposition of Subordinate Voting Shares under the Arrangement

A Non-Resident Holder who disposes of Subordinate Voting Shares under the Arrangement will realize a capital gain or a capital loss computed in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Disposition of Subordinate Voting Shares under the Arrangement”. A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Subordinate Voting Shares to the Purchaser under the Arrangement unless such Subordinate Voting Shares constitute “taxable Canadian property” to the Non-Resident Holder and do not constitute “treaty-protected property” for purposes of the Tax Act. See the discussion below under the heading “Certain Canadian Federal Income Tax Considerations – Holders Not Resident in Canada - Taxable Canadian Property”.

Taxable Canadian Property

Generally, the Subordinate Voting Shares (which are listed on a designated stock exchange within the meaning of the Tax Act) will not be taxable Canadian property to a Non-Resident Holder at the time of disposition provided that at no time during the 60-month period immediately preceding that time was it the case that both (a) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, a partnership in which the Non-Resident Holder or a non-arm’s length person held a membership interest directly or indirectly through on or more partnerships, or the Non-Resident Holder together with all such persons or partnerships, owned 25% or more of the issued Subordinate Voting Shares, and (b) more than 50% of the FMV of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, or “timber resource properties” (both as defined in the Tax Act), and options in respect of, interests or rights in any such properties. Notwithstanding the foregoing, Subordinate Voting Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

Even if the Subordinate Voting Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Subordinate Voting Shares will not be included in computing the Non-Resident Holder’s income for the purposes of the Tax Act if the Subordinate Voting Shares constitute “treaty-protected property”. Subordinate Voting Shares owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such Subordinate Voting Shares would, because of an applicable income tax treaty or convention, be exempt from tax under the Tax Act. In the event that Subordinate Voting Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences are as described above under “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Disposition of Subordinate Voting Shares under the Arrangement” and “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada – Capital Gains and Capital Losses”.

Dissenting Non-Resident Holders

A Non-Resident Holder who validly exercises Dissent Right under the Arrangement (a “Dissenting Non-Resident Holder”) will be deemed to have transferred such Dissenting Non-Resident Holder’s Subordinate Voting Shares to the Purchaser and will be entitled to receive a payment from the Purchaser of an amount equal to the fair value of the Dissenting Non-Resident Holder’s Subordinate Voting Shares. Any interest paid or deemed to be paid to a Dissenting Non-Resident Holder will not be subject to Canadian withholding tax. Non-Resident Holders who intend to dissent from the Arrangement are urged to consult their own tax advisors.

Dissenting Non-Resident Holders will generally be subject to the same treatment described above under the headings “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada - Disposition of Subordinate Voting Shares under the Arrangement”.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations for U.S. Shareholders with respect to the disposition of Subordinate Voting Shares pursuant to the Arrangement. This summary does not address the U.S. federal income tax considerations with respect to Shareholders who are not U.S. Shareholders or who elect to receive the Consideration for their Subordinate Voting Shares in Canadian dollars. This summary also does not address the U.S. federal income tax consequences to beneficial owners of any rights to acquire Subordinate Voting Shares, or any rights to share in the appreciation of Subordinate Voting Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, it does not address U.S. estate and gift tax consequences or tax consequences under any state, local or non-U.S. tax laws.

This discussion is not a complete analysis or listing of all of the possible U.S. federal income tax consequences of the disposition of Subordinate Voting Shares and does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth under the caption “Certain United States Federal Income Tax Considerations” deals only with U.S. Shareholders that hold Subordinate Voting Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who have not at any time owned, nor were treated as owning, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of shares of all classes of our stock.

In addition, this discussion of U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Shareholders, such as financial institutions, regulated investment companies, traders in securities who elect to mark-to-market their securities, tax-exempt entities, insurance companies, partnerships, persons holding subordinate voting shares as part of a hedging, integrated or conversion transaction or as part of a “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired their Subordinate Voting Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, dealers or traders in securities or currencies and holders whose “functional currency” is not the U.S. dollar.

As used herein, the term “U.S. Shareholder” means a beneficial owner of Subordinate Voting Shares that is for U.S. federal income tax purposes:

(a)	an individual citizen or resident of the United States;

(b)	a corporation created or organized under the laws of the United States or any state thereof and the District of Columbia;

(c)	an estate the income of which is subject to United States federal income taxation regardless of its source;

(d)
a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons as described in Section 7701 (a) (30) of the Code have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

(e)	any other person whose worldwide income or gain is otherwise subject to U.S. federal income taxation on a net income basis.

If a partnership or other flow-through entity holds Subordinate Voting Shares, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and upon the activities of the partnership or other flow-through entity. If you are a partner or other owner of a partnership or other flow-through entity holding Subordinate Voting Shares, you should consult your tax advisor.

Shareholders of Subordinate Voting Shares who are not U.S. Shareholders, sometimes referred to as “Non-U.S. Shareholders”, should also consult their own tax advisors, particularly as to the applicability of any tax treaty.

The following discussion is based upon:

•	the Code;

•	U.S. judicial decisions;

•	administrative pronouncements;

•	existing and proposed Treasury Regulations; and

•	the Canada – U.S. Income Tax Treaty.

Any of the above is subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and described here.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Shareholder of Subordinate Voting Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any Shareholder is made. Shareholders of Subordinate Voting Shares are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state, local and applicable non-U.S. tax laws of the acquisition, ownership and disposition of Subordinate Voting Shares.

Disposition of Subordinate Voting Shares under the Arrangement

A U.S. Shareholder’s initial tax basis in the Subordinate Voting Shares will generally be cost to the Shareholder. A U.S. Shareholder’s adjusted tax basis in the Subordinate Voting Shares will generally be the same as cost, but may differ for various reasons including the receipt by such Shareholder of a distribution that was not made up wholly of earnings and profits. Subject to the discussion of passive foreign investment companies below, gain or loss realized by a U.S. Shareholder on the disposition of Subordinate Voting Shares under the Arrangement will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference (if any) between the U.S. Shareholder’s adjusted tax basis (determined in U.S. dollars) in the Subordinate Voting Shares and the U.S. dollar value of the amount realized on the disposition of such Subordinate Voting Shares. Capital gains of non-corporate U.S. Shareholders, including individuals, derived with respect to the disposition of Subordinate Voting Shares held for more than one year are subject to a maximum U.S. federal income tax rate of 23.8%. However, legislative proposals have been made to raise the rate of tax applicable to capital gains. The deductibility of capital losses is subject to limitations. In the case of a non-corporate U.S. Shareholder, the federal tax rate applicable to capital gains will depend upon:

•	the Shareholder’s holding period for the Subordinate Voting Shares, with a preferential rate available for Subordinate Voting Shares held for more than one year; and

•	the Shareholder’s marginal tax rate for ordinary income.

Any gain realized will generally be treated as U.S. source gain, and loss realized by a U.S. Shareholder generally will also be treated as from sources within the United States.

A Non-U.S. Shareholder of Subordinate Voting Shares generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Subordinate Voting Shares unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Shareholder of a trade or business in the United States; or

•
in the case of any gain realized by an individual Non-U.S. Shareholder, such Non-U.S. Shareholder is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

Passive Foreign Investment Company

We believe that our Subordinate Voting Shares should not be treated as stock of a passive foreign investment company (a “PFIC”) for United States federal income tax purposes. In general, we will be a PFIC with respect to a U.S. Shareholder if, for any taxable year in which the U.S. Shareholder held our Subordinate Voting Shares, either:

•	at least 75% of our gross income for the taxable year was passive income; or

•	at least 50% of the average value of our assets was attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income includes, among other things, income such as:

•	dividends;

•	interest;

•	rents or royalties, other than certain rents or royalties derived from the active conduct of trade or business;

•	annuities; and

•	gains from assets that produce passive income.

If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a PFIC, a U.S. Shareholder that did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to special rules with respect to any gain realized on the disposition of Subordinate Voting Shares under the Arrangement.

Under the PFIC rules,

•	the gain would be allocated ratably over the U.S. Shareholder’s holding period for the Subordinate Voting Shares;

•	the amount allocated to the taxable year in which the gain is realized and to taxable years prior to the first year in which we were classified as a PFIC would be taxable as ordinary income; and

•
the amount allocated to each other prior year would be subject to tax as ordinary income at the highest tax rate in effect for that tax year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

The PFIC tax consequences described above generally would not apply to a U.S. Shareholder that had timely made a qualified electing fund election or a mark-to-market election with respect to such U.S. Shareholder’s Subordinate Voting Shares. We have not provided and do not intend to provide the information necessary for U.S. Shareholders to make qualified electing fund elections with respect to their Subordinate Voting Shares. A U.S. Shareholder that has made a mark-to-market election is urged to consult its tax adviser regarding the U.S. federal income tax consequences of the Arrangement. If the Corporation was treated as a PFIC, a U.S. Shareholder generally would be required to file IRS Form 8621 disclosing certain information regarding its ownership of Subordinate Voting Shares, including information regarding distributions on the Subordinate Voting Shares and the amount of gain realized upon the disposition of Subordinate Voting Shares pursuant to the Arrangement. The application of the PFIC rules to the disposition of Subordinate Voting Shares is extremely complex. Each U.S. Shareholder is urged to consult its tax adviser regarding the potential application of the PFIC rules to the Arrangement.

United States Backup Withholding and Information Reporting

A U.S. Shareholder will generally be subject to information reporting with respect to proceeds of the disposition of our Subordinate Voting Shares under the Arrangement that are paid within the United States or through some U.S. related financial intermediaries to U.S. Shareholders, unless the U.S. Shareholder is a corporation or comes within certain other categories of exempt recipients. A U.S. Shareholder that is not an exempt recipient will generally be subject to backup withholding with respect to the proceeds from the disposition of the Subordinate Voting Shares unless the U.S. Shareholder timely provides a taxpayer identification number and complies with the other applicable requirements of the backup withholding rules. A U.S. Shareholder who fails to provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Shareholders will generally be subject to information reporting and possible backup withholding with respect to the proceeds of the disposition of the Subordinate Voting Shares effected within the United States, unless the holder certifies to its foreign status or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the holder is a U.S. Shareholder. Payments of proceeds from the disposition of the Subordinate Voting Shares within the United States by a payor within the United States to a non-exempt U.S. or Non-U.S. Shareholder will be subject to backup withholding if such holder fails to provide appropriate certification. In the case of such payments by a payor within the United States to a foreign partnership other than a foreign partnership that qualifies as a “withholding foreign partnership” within the meaning of the Treasury Regulations, the partners of such partnership will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Consequences to Dissenting U.S. Shareholders

A U.S. Shareholder that exercises Dissent Rights and is paid cash in exchange for all of its Subordinate Voting Shares generally is expected to be subject to U.S. federal income tax consequences substantially similar to those described above (except that any amounts that are or are deemed to be interest for U.S. federal income tax purposes will be taxed as ordinary income). Each U.S. Shareholder considering the exercise of Dissent Rights is urged to consult its tax adviser regarding the tax consequences of exercising such rights in light of such U.S. Shareholder’s particular circumstances.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant unaffiliated Shareholders (being the Shareholders excluding Germain Lamonde, GLIF and 9356-8988 Québec Inc.) access to corporate files of the Corporation or the Purchaser or (b) obtain counsel or appraisal services at the expense of the Corporation or the Purchaser.

DISSENTING SHAREHOLDERS’ RIGHTS

If you are a registered Shareholder, you are entitled to dissent from the Arrangement Resolution in the manner provided in Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement.

The following description of the Dissent Rights of Shareholder is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the “fair value” of his, her or its, as the case may be, Shares, as applicable, and is qualified in its entirety by the reference to the full text of the Interim Order which is attached as Appendix D to this Circular, the full text of the Plan of Arrangement which is attached as Appendix B to this Circular and the full text of Section 190 of the CBCA which is attached as Appendix F to this Circular.

A Shareholder who intends to exercise Dissent Rights should carefully consider and strictly comply with the provisions of Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement. Failure to strictly comply with the provisions of that section, as modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all rights thereunder. It is suggested that Shareholders wishing to avail themselves of their rights under those provisions seek their own legal advice, as failure to comply strictly with them may prejudice their Dissent Rights.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

Under the Interim Order, a registered Shareholder who fully complies with the dissent procedures in Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, is entitled, when the Arrangement becomes effective, in addition to any other rights such Shareholder may have, to dissent and to be paid the fair value of his, her or its, as the case may be, Shares, determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is adopted. A registered Shareholder may exercise Dissent Rights only with respect to all of the Shares held by such holder of Shares or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Shareholders are entitled to exercise Dissent Rights. Some, but not all, of the Shares have been issued in the form of a global certificate registered in the name of CDS & Co. and, as such, CDS & Co. is the registered holder of those Shares. Accordingly, a non-registered holder of Shares who wishes to exercise Dissent Rights must make arrangements for the Shares beneficially owned by him, her or it, as the case may be, to be registered in his, her or its, as the case may be, name through their Intermediary prior to the time the Dissent Notice is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such Shares to exercise Dissent Rights on his, her or its, as the case may be, behalf. A registered Shareholder wishing to exercise Dissent Rights may exercise such rights with respect to all Shares registered in his, her or its, as the case may be, name only if such holder of Shares exercised all the voting rights attached to those Shares against the Arrangement Resolution. It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights.

A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement must send to EXFO a Dissent Notice, which EXFO must receive, c/o Benoit Ringuette, General Counsel and Corporate Secretary, at 400 Godin Avenue, Québec City, Québec,  G1M 2K2, Canada, with a copy to (i) Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec, Canada, H4Z 1E9, Attention: Brandon Farber, email: bfarber@fasken.com, (ii) Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec, H3B 1R1, Attention: Ian Gosselin, email: ian.gosselin@nortonrosefulbright.com and (iii) AST Trust Company (Canada), 1 Toronto Street, Suite 1200, Toronto, Ontario,  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department by no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed), and must otherwise strictly comply with the dissent procedures described in this Circular, the Interim Order, the Plan of Arrangement and section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement.

Registered Shareholders who validly exercise Dissent Rights as set out in the CBCA, as modified by the Interim Order and the Plan of Arrangement, will be deemed to have transferred their Shares free and clear of any Liens, as of the Effective Date, and if they: (a) ultimately are entitled to be paid the fair value for their Shares will be entitled to be paid the fair value of such Shares which fair value notwithstanding anything to the contrary in Part XV of the CBCA, shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution was adopted, and will not be entitled to any other payment or consideration (including any payment that would be payable under the Arrangement had they not exercised their Dissent Rights), or (b) are ultimately not entitled, for any reason, to be paid fair value for their Shares, will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Shareholder.

The filing of a Dissent Notice does not deprive a registered Shareholder of the right to vote at the Meeting; however, a registered Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to the Shares voted in favour of the Arrangement Resolution. If such Dissenting Shareholder votes in favour of the Arrangement Resolution in respect of a portion of the Shares registered in such Dissenting Shareholder’s name or held by same on behalf of any one beneficial owner, such vote approving the Arrangement Resolution will be deemed to apply to the entirety of the Shares held by such Dissenting Shareholder in such Dissenting Shareholder’s name or in the name of that beneficial owner, given that section 190 of the CBCA provides there is no right of partial dissent. A vote against the Arrangement Resolution will not constitute a Dissent Notice.

Within 10 days after the approval of the Arrangement Resolution, the Corporation is required to notify each Dissenting Shareholder that the Arrangement Resolution has been approved. Such notice is not required to be sent to a registered Shareholder who voted for the Arrangement Resolution or who has, or was deemed to have, withdrawn a Dissent Notice previously filed. A Dissenting Shareholder must, within 20 days after the Dissenting Shareholder receives notice that the Arrangement Resolution has been approved or, if the Dissenting Shareholder does not receive such notice, within 20 days after the Dissenting Shareholder learns that the Arrangement Resolution has been approved, send a Demand for Payment containing the Dissenting Shareholder’s name and address, the number of Shares held by the Dissenting Shareholder, and a Demand for Payment of the fair value of such Dissent Shares. Within 30 days after sending a Demand for Payment, the Dissenting Shareholder must send to Benoit Ringuette, General Counsel and Corporate Secretary of the Corporation, at 400 Godin Avenue, Québec City, Québec,  G1M 2K2 with a copy to Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec, Canada, H4Z 1E9, Attention: Brandon Farber, the certificates representing the Dissent Shares. A Dissenting Shareholder who fails to send the certificates representing the Dissent Shares has no right to make a claim under section 190 of the CBCA. The Corporation will endorse on certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder under section 190 of the CBCA and will forthwith return the certificates to the Dissenting Shareholder.

On the filing of a Demand for Payment (and in any event upon the Effective Date), a Dissenting Shareholder ceases to have any rights in respect of its Dissent Shares, other than the right to be paid the fair value of his, her or its, as the case may be, Dissent Shares as determined pursuant to section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, except where, prior to the date at which the Arrangement becomes effective: (i) the Dissenting Shareholder withdraws, or is deemed to have withdrawn, his, her or its, as the case may be, Demand for Payment before the Corporation makes an Offer to Pay to the Dissenting Shareholder, (ii) an Offer to Pay is not made and the Dissenting Shareholder withdraws, or is deemed to have withdrawn, its Demand for Payment, or (iii) the Board revokes the Arrangement Resolution, in which case the Corporation will reinstate the Dissenting Shareholder’s rights in respect of its Dissent Shares as of the date the Demand for Payment was sent. Pursuant to the Plan of Arrangement, in no case will the Corporation, the Purchaser or any other Person be required to recognize any Dissenting Shareholder as a Shareholder after the Effective Date, and the names of such Shareholders will be deleted from the list of registered Shareholders at the Effective Date. In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of RSUs, PSUs and DSUs, (ii) holders of Subordinate Voting Shares who vote or have instructed a proxy holder to vote such Subordinate Voting Shares on the Arrangement Resolution, and (iii) other Shareholders who entered into Support and Voting Agreements.

No later than seven days after the later of the Effective Date and the date on which a Demand for Payment of a Dissenting Shareholder is received, each Dissenting Shareholder who has sent a Demand for Payment must be sent a written Offer to Pay for its Dissent Shares in an amount considered by the Board to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay in respect of Shares must be on the same terms.

Payment for the Dissent Shares of a Dissenting Shareholder must be made within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such Offer to Pay lapses if a written acceptance thereof is not received within 30 days after the Offer to Pay has been made. If an Offer to Pay for the Dissent Shares of a Dissenting Shareholder is not made, or if a Dissenting Shareholder fails to accept an Offer to Pay that has been made, an application to the Court to fix a fair value for the Dissent Shares of Dissenting Shareholders may be made by the Corporation within 50 days after the Effective Date or within such further period as the Court may allow. If no such application is made, a Dissenting Shareholder may apply to the Court for the same purpose within a further period of 20 days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to the Court, all Dissenting Shareholders whose Dissent Shares have not been purchased will be joined as parties and bound by the decision of the Court, and each affected Dissenting Shareholder shall be notified of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to the Court, the Court may determine whether any other Person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Dissent Shares of all such Dissenting Shareholders. The Final Order of the Court will be rendered against the Corporation in favour of each Dissenting Shareholder joined as a party and for the amount of the Dissent Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment. Any judicial determination of fair value will result in delay of receipt by a Dissenting Shareholder of Consideration for such Dissenting Shareholder’s Dissent Shares.

Dissent rights are only available to holders of Shares and no rights of dissent shall be available to holders of other securities of the Corporation.

The above is only a summary of the provisions of the CBCA pertaining to Dissent Rights, as modified by the Interim Order and the Plan of Arrangement, which are technical and complex. If you are a Shareholder holding Subordinate Voting Shares and wish to directly or indirectly exercise Dissent Rights, you should seek your own legal advice as failure to strictly comply with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may prejudice your Dissent Rights. We urge any Shareholder who is considering dissenting to the Arrangement to consult their own tax advisor with respect to the income tax consequences to them of such action. For a general summary of certain income tax implications to a Dissenting Shareholder, see: “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada”, “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada - Dissenting Resident Holders of Shares” and “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada - Dissenting Non-Resident Holders”.

DEPOSITARY

AST Trust Company (Canada) will act as the Depositary for the receipt of share certificates or DRS Advices representing Subordinate Voting Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders (other than the Dissenting Shareholders) pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by the Corporation against certain liabilities under applicable Securities Laws and expenses in connection therewith.

No fee or commission is payable by any holder of Subordinate Voting Shares who transmits its Subordinate Voting Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, the Corporation will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Subordinate Voting Shares pursuant to the Arrangement.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact our proxy solicitor, D.F. King toll-free in North America at 1 (866) 822-1242, direct at (416) 682-3825 or by email at inquiries@dfking.com. Questions on how to complete the letter of transmittal, should be directed to the Corporation’s depositary, AST Trust Company (Canada), at 1 (800) 387-0825 (toll-free within North America) or at (416) 682-3860 (outside of North America) or by email at inquiries@astfinancial.com.

APPROVAL BY THE DIRECTORS

The Board has approved the content and delivery of this Circular.

(signed) Benoit Ringuette

Benoit Ringuette
General Counsel and Corporate Secretary

GLOSSARY OF TERMS

“Acquisition Proposal” means, other than the transactions contemplated by the Arrangement Agreement and other than any transaction involving only the Corporation and/or one or more of its Subsidiaries or between one or more of its Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any of its affiliates or any Person acting in concert with the Purchaser or any of its affiliates) after the date of the Arrangement Agreement relating to (i) any direct or indirect sale or disposition (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as a sale or disposition), in a single transaction or a series of transactions, of assets (including shares of Subsidiaries of the Corporation) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Corporation and its Subsidiaries; (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of the Corporation or any of its Subsidiaries (or securities convertible into or exchangeable for such voting or equity securities) then outstanding; (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Corporation or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Corporation or any of its Subsidiaries.

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

“Alternative Financing” has the meaning ascribed thereto under “Arrangement Agreement – Covenants – Financing”.

“Arrangement” means an arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated June 7, 2021, between the Corporation, the Purchaser and GLIF, as amended on July 6, 2021, on July 12, 2021, and as it may further be amended, modified or supplemented from time to time in accordance with its terms.

 “Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting in the form attached hereto as Appendix A to this Circular.

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Corporation and the Purchaser, each acting reasonably.

“Beta” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Discounted Cash Flow Analysis – Discount Rates”.

“Board” means the board of directors of the Corporation, as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto under “Arrangement Agreement - Acquisition Proposals - Right to Match”.

“Books and Records” means the books and records of the Corporation and its Subsidiaries, including books of account and Tax records, whether in written or electronic form.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montréal, Québec.

“CAPM” has the meaning ascribed to it under “The Arrangement – Historical Financial Information – Formal Valuation of Subordinate Voting Shares – Discounted Cash Flow Analysis – Discount Rates”.

“CBCA” means the Canada Business Corporations Act.

“CDS & Co.” means the Canadian Depository for Securities.

“Certificate” has the meaning ascribed to it under “The Arrangement – Historical Financial Information – Formal Valuation and Fairness Opinion – Scope of Review”.

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Change in Recommendation” has the meaning ascribed thereto under “Arrangement Agreement - Termination of the Arrangement Agreement”.

“Circular” means the notice of the Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Closing Date” means August 24, 2021.

“Collective Agreements” means all collective bargaining agreements or union agreements (including European national collective bargaining agreements) currently applicable to the Corporation and/or any of its Subsidiaries and all related documents, which impose any obligations upon the Corporation and/or its Subsidiaries.

“Confidentiality Agreement” means the confidentiality and non-disclosure agreement dated April 1, 2021 between GLIF and the Corporation in connection with the transactions contemplated by the Arrangement Agreement.

“Consideration” means  US $6.00 in cash per Subordinate Voting Share pursuant to the Plan of Arrangement, without interest.

“Consolidated Approach” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Comparable Precedent Transactions Analysis”.

“Contracts” means any legally binding written or, to the knowledge of the Corporation, oral agreement, commitment, engagement, contract, license, lease, obligation, undertaking or other right or obligation to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound or affected or to which any of their respective material properties or their material assets is subject.

“Corporation” or “EXFO” means EXFO Inc., a corporation incorporated under the federal laws of Canada.

“Corporation Employees” means the employees of the Corporation or its Subsidiaries, as the case may be, including part time and full-time employees.

“Corporation SARs” means the outstanding stock appreciation rights issued pursuant to the SAR Plan.

“Corporation Termination Fee” has the meaning ascribed thereto under “Arrangement Agreement - Termination Fees - Corporation Termination Fee”.

“Corporation Termination Fee Event” has the meaning ascribed thereto under “Arrangement Agreement - Termination Fees - Corporation Termination Fee”.

“Court” means the Superior Court of Québec.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“CRA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“D&O Insurance” has the meaning ascribed thereto under “The Arrangement – Indemnification and Insurance”.

“D&O Support and Voting Agreements” means, collectively, each of the support and voting agreements entered into between the Purchaser and directors and executive officers who own or exercise control or direction over Subordinate Voting Shares.

“DCF” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Valuation Methodologies”.

“Debt Commitment Letters” means the executed commitment letters evidencing the commitment of the Debt Financing Sources to provide the Debt Financing, being, for greater certainty, the Senior Facility Commitment Letter and the Subordinated Facility Commitment Letter.

“Debt Financing” means the debt financing in the aggregate amount set forth in the Debt Commitment Letters, to be provided on the terms and conditions set forth therein.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated by the Arrangement Agreement, including the parties to the Debt Commitment Letters and any joinder agreements, credit agreements or collateral agreements (or other definitive documentation) relating thereto.

 “Demand for Payment” means a written notice containing a Dissenting Shareholder’s name and address, the number and type of Subordinate Voting Shares in respect of which that Dissenting Shareholder dissents and a demand for payment of the fair value of such Subordinate Voting Shares.

“Depositary” means AST Trust Company (Canada), in its capacity as depositary for the Arrangement, or such other person as the Corporation and the Purchaser agree to engage as depositary for the Arrangement.

“D.F. King” has the meaning ascribed thereto in the “Letter to Shareholders”

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Disclosure Documents” has the meaning ascribed thereto under “The Arrangement – Formal Valuation and Fairness Opinion – Assumptions and Limitations”.

“Dissent Notice” means a written objection to the Arrangement Resolution provided by a Dissenting Shareholder in accordance with the dissent procedure set out in Section 190 of the CBCA.

“Dissent Rights” means the rights of dissent granted in favour of registered Shareholders in respect of the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement.

“Dissent Shares” means those Subordinate Voting Shares in respect of which Dissent Rights have been exercised by the registered Shareholders in accordance with Section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement.

“Dissenting Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada - Dissenting Non-Resident Holders”.

“Dissenting Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Dissenting Resident Holders”.

“Dissenting Shareholder” means a registered holder of Subordinate Voting Shares who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Subordinate Voting Shares in respect of which Dissent Rights are validly exercised by such holder.

“DRS Advice” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting - Registered Shareholders”.

“DSUs” means the outstanding deferred stock units issued pursuant to the DSU Plan.

“DSU Plan” means the deferred stock unit plan of the Corporation effective as of January 12, 2005, as amended as of January 10, 2018.

 “EBITDA” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Comparable Precedent Transactions Analysis”.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 (Montréal time) on the Effective Date, or such other time as the Parties may agree to in writing before the Effective Date.

“Exchanges” means TSX and NASDAQ.

“Excluded Shares” has the meaning ascribed thereto under “Summary – Purpose of the Meeting”.

“EXFO Information” has the meaning ascribed thereto under “The Arrangement – Formal Valuation and Fairness Opinion – Assumptions and Limitations”.

“Fairness Opinion” means the opinion of TD Securities Inc. to the effect that, as of June 6, 2021, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

“Fasken” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“Final Hearing” has the meaning ascribed thereto under “Certain Legal Matters – Court Approval and Completion of the Arrangement – Final Order”.

“Final Order” means the final order of the Court in a form acceptable to the Corporation and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Corporation and the Purchaser, each acting reasonably) on appeal.

“FMV” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“Formal Valuation” means the formal valuation of the FMV of the Subordinate Voting Shares delivered by TD Securities to the Special Committee and the Board in accordance with the requirements of Regulation 61-101, which concluded that, as at June 6, 2021 and based upon and subject to the assumptions, limitations and qualifications set forth therein, the FMV of the Subordinate Voting Shares was in the range of US $5.75 to US $7.50 per Subordinate Voting Share.

“FY 2021” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Comparable Precedent Transactions Analysis”.

“FY2022” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Discounted Cash Flow Analysis – Updated Management Forecast”.

“FY2026” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Discounted Cash Flow Analysis – Updated Management Forecast”.

“GAAP” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“GLIF” has the meaning ascribed thereto under “Summary – Purpose of the Meeting”.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, territorial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any Securities Authority or stock exchange, including the TSX and NASDAQ.

“Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“IIROC” means the Investment Industry Regulatory Organization of Canada.

“Information” has the meaning ascribed thereto under “The Arrangement – Formal Valuation and Fairness Opinion – Assumptions and Limitations”.

“Interested Parties” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“Interim Order” means the interim order of the Court dated July 15, 2021 concerning the Arrangement under section 192 of the CBCA containing declarations and directions with respect to the Arrangement and the holding of the Meeting, a copy of which is attached as Appendix D to this Circular.

“Intermediary” has the meaning ascribed thereto in the “Notice of Meeting” attached to the Circular.

“IRS” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“Law” means, with respect to any Person, any and all applicable national, federal, provincial, state, municipal or local law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, all policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Lender” has the meaning ascribed thereto under “Sources of Funds for the Arrangement – Debt Financing – Senior Facility”.

“Letter of Transmittal” means the form of letter of transmittal accompanying this Circular sent to holders of Subordinate Voting Shares in respect of the disposition of their Subordinate Voting Shares, pursuant to the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, restrictive covenant, assignment, lien (statutory or otherwise), defect of title or encumbrance of any kind.

“LTIP” means the long-term incentive plan of the Corporation dated as of May 25, 2000 and amended as of January 9, 2004, January 12, 2005, January 6, 2016, January 10, 2018 and January 9, 2019.

“Management Forecast” has the meaning ascribed thereto under “The Arrangement – Formal Valuation and Fairness Opinion – Scope of Review”.

“Matching Period” has the meaning ascribed thereto under “Arrangement Agreement - Acquisition Proposals - Right to Match”.

“Material Adverse Effect” means any fact, state of facts, change, event, occurrence, effect or circumstance that, individually or in the aggregate with other such facts, state of facts, changes, events, occurrences, effects or circumstances is or would reasonably be expected to be both material and adverse to the business, operations, affairs, results of operations, assets, properties, liabilities (contingent or otherwise) or financial condition of the Corporation and its Subsidiaries, taken as a whole; except any such fact, state of facts, change, event, occurrence, effect, or circumstance resulting from or arising in connection with:

(a)	any change, development or event affecting the industries in which the Corporation and its Subsidiaries operate;

(b)
any change in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in general economic, political, regulatory or market conditions or in national or global financial or capital markets;

(c)	any change in GAAP;

(d)	any fluctuation in interest rates or Canadian and U.S. exchange rates;

(e)	any adoption, proposal, implementation or change in Law, or in any interpretation of Law, by any Governmental Entity;

(f)	any natural disaster;

(g)	any epidemic, pandemic or outbreaks of illness or disease (including the COVID-19 pandemic and its continuing effect on working restrictions and the local, national and global economy);

(h)
the failure by the Corporation in and of itself to meet any internal or public projections, forecasts, guidance or estimates of revenues or earnings (it being understood that the cause underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred) or any seasonal fluctuations in the Corporation’s results;

(i)	any action taken (or omitted to be taken) by the Corporation or any of its Subsidiaries which is required to be taken (or omitted to be taken) pursuant to the Arrangement Agreement;

(j)	any actions taken (or omitted to be taken) upon the request of the Purchaser;

(k)	the announcement or performance of the Arrangement Agreement or the consummation of the Arrangement; or

(l)
any change in the market price or trading volumes of any securities of the Corporation (it being understood that the causes underlying such change in market price or trading volumes may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that with respect to clauses (a) through to and including (g), such matter does not have a materially disproportionate effect on the Corporation and its Subsidiaries, taken as a whole, relative to other comparable companies or entities operating in the markets and in the industries in which the Corporation and its Subsidiaries operate; and unless expressly provided in any particular section of the Arrangement Agreement, references in certain sections of the Arrangement Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “Material Adverse Effect” has occurred.

“Material Contract” means any Contract, other than any intercompany Contract among the Corporation and the Subsidiaries:

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect;

(b)
relating directly or indirectly to indebtedness for borrowed money, or to the guarantee, support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than the Corporation or any of the Subsidiaries;

(c)
restricting the incurrence of indebtedness by the Corporation or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Corporation or any of its Subsidiaries (other than on a specifically described vehicle or equipment in the case of a capital lease, vehicle or equipment lease or similar Contract), or restricting the payment of dividends by the Corporation or by any of its Subsidiaries;

(d)
under which the Corporation or any of its Subsidiaries is obligated to make or expects to receive payments in excess of US $5,000,000 in any 12-month period or which contains minimum purchase commitments or other terms that restrict or limit the purchasing or selling ability of the Corporation or any of its Subsidiaries;

(e)
that is a partnership agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement providing for the formation, creation or operation of any partnership, limited liability company or joint venture;

(f)	that is a Collective Agreement;

(g)
that creates an exclusive dealing arrangement or right of first offer or refusal or “most favoured nation” obligation in favour of another person (other than customary territorial restrictions in Contracts with agents or resellers);

(h)	with a Governmental Entity for a value in excess of US $5,000,000;

(i)
providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds US $5,000,000;

(j)
relating to any litigation or settlement thereof which does or could have actual or contingent obligations or entitlement of the Corporation or any of its Subsidiaries in excess of US $5,000,000 and which have not been fully satisfied prior to the date of the Arrangement Agreement;

(k)
that limits or restricts in any material respect (A) the ability of the Corporation or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Corporation or any of its Subsidiaries may sell products or deliver services (other than customary territorial restrictions in Contracts with agents or resellers);

(l)
that is a Contract pursuant to which the Corporation or any of its Subsidiaries leases, or holds a leasehold interest in, the premises listed and described in the Annual Report on Form 20-F of the Corporation dated November 25, 2020 (as updated since such date) and identified as being leased by the Corporation or any of its Subsidiaries therein; or

(m)	that is otherwise material to the Corporation and its Subsidiaries, taken as a whole.

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Minority Shareholders” has the meaning ascribed thereto under “Certain Legal Matters – Securities Laws Matters – Minority Approval”.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation.

“NASDAQ” means the Nasdaq Global Select Market.

“NCIB” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting – Normal Course Issuer Bid”.

“NOBO” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting - Non-Registered Shareholders”.

“Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada”.

“Notice of Meeting” means the notice of special meeting of Shareholders dated July 15, 2021 accompanying this Circular.

“Notice of Presentation” means the notice of presentation of the Final Order, a copy of which is attached as Appendix E to this Circular.

“NRF” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“OBO” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting - Non-Registered Shareholders”.

“Offer to Pay” means a written offer to a Dissenting Shareholder to pay the fair value for the number of Subordinate Voting Shares in respect of which that Shareholder exercises Dissent Rights.

“Option” means the outstanding options to purchase Subordinate Voting Shares issued pursuant to the LTIP.

“Outside Date” means September 30, 2021 or such later date as may be mutually agreed in writing by the Parties.

“Parties” means, collectively, the Corporation, the Purchaser and GLIF, and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“PFIC” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations”.

“Plan of Arrangement” means the plan of arrangement set forth in Appendix B to this Circular, and any amendments or variations to such plan made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto under “Arrangement Agreement – Covenants – Pre-Acquisition Reorganization”.

“PSUs” means the outstanding performance share units issued pursuant to the LTIP.

“Purchaser” means 11172239 Canada Inc.

“Purchaser Parties” means the Purchaser, Germain Lamonde, GLIF, 9356-8988 Québec Inc. and Philippe Morin (assuming an agreement is reached between Mr. Lamonde and Mr. Morin).

“Purchaser Termination Fee” means 2.75% of the total Consideration to be paid by the Purchaser pursuant to the Arrangement, representing approximately US $3,650,000.

“Re-Allocated Costs” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Discounted Cash Flow Analysis – Re-Allocated Costs in the DCF Analysis and Comparable Precedent Transactions Analysis”.

“Record Date” means June 22, 2021.

“Regulation 54-101” means Regulation 54-101 respecting Communication with Beneficial Owners of Securities of a Reporting Issuer.

“Regulation 61-101” means Regulation 61-101 respecting protection of minority security holders in special transactions.

“Representative” means, with respect to any Person, any officer, director, employee, representative (including any financial, legal or other advisor) or agent of such Person or of any of its Subsidiaries.

“Required Shareholders’ Approvals” has the meaning ascribed thereto under “The Arrangement - Required Shareholders’ Approvals of the Arrangement”.

“Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada”.

“Rolling Shareholder” means Mr. Philippe Morin or a holding company to be held directly or indirectly by him that holds Subordinate Voting Shares

“RSUs” means the outstanding restricted stock units issued pursuant to the LTIP.

“RSU Agreement” means an agreement evidencing the terms of any RSU.

“SAR Plan” means the Stock Appreciation Rights Plan of the Corporation established on August 4, 2001, as amended on January 12, 2010.

“SASS” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“Schedule 13E-3” means a Rule 13e-3 transaction statement under Section 13(e) of the U.S. Exchange Act with respect to the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement to be filed with the United States Securities and Exchange Commission, as may be amended or supplemented.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authority” means the Autorité des marchés financiers, the SEC and any other applicable securities commission or regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.

“Securities Laws” means the Securities Act (Québec), U.S. Securities Laws and any other applicable Canadian provincial and territorial or United States securities Laws, rules, orders, notices, promulgations and regulations and published policies thereunder and, where applicable, applicable securities laws and regulations or other jurisdictions.

“Segmented Approach” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Comparable Precedent Transactions Analysis”.

“Senior Facility” has the meaning ascribed thereto under “The Arrangement – Sources of Funds for the Arrangement – Debt Financing – Senior Facility”.

“Senior Facility Commitment Letter” has the meaning ascribed thereto under “Sources of Funds for the Arrangement – Debt Financing – Senior Facility”.

“Shareholders” means the registered or beneficial holders of Subordinate Voting Shares and Multiple Voting Shares, as the context requires.

“Shares” means the Subordinate Voting Shares and the Multiple Voting Shares.

“Special Committee” means the special committee of independent members of the Board formed in connection with the transactions contemplated by the Arrangement Agreement, comprised of Claude Séguin and François Côté.

“Stikeman” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“Subject Securities” means the Subordinate Voting Shares of a director or officer of the Corporation subject to a D&O Support and Voting Agreement.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Corporation.

“Subordinated Facility” has the meaning ascribed thereto under “The Arrangement – Sources of Funds for the Arrangement – Debt Financing – Subordinated Facility”.

“Subordinated Facility Commitment Letter” has the meaning ascribed thereto under “The Arrangement – Sources of Funds for the Arrangement – Debt Financing – Subordinated Facility”.

“Subordinated Lender” has the meaning ascribed thereto under “The Arrangement – Sources of Funds for the Arrangement – Debt Financing – Subordinated Facility”.

 “Subsidiary” has the meaning specified in Regulation 45-106 respecting Prospectus Exemptions as in effect on the date of the Arrangement Agreement.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal from an arms’ length third party or arms’ length third parties acting jointly to acquire not less than all of the outstanding Subordinate Voting Shares or all or substantially all of the assets of the Corporation on a consolidated basis that:

(a)
complies with Securities Laws and did not result from or involve a breach of the additional covenants regarding non-solicitation provisions set out in the Arrangement Agreement or any agreement between the Person making such Acquisition Proposal and the Corporation;

(b)
is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person or group of Persons making such proposal;

(c)
is not subject to any financing contingency, and in respect of which it has been demonstrated to the Board, acting in good faith (after receipt of advice from its financial advisors and its outside counsel), that the funds necessary to complete such Acquisition Proposal are or will be available;

(d)	is not subject to any due diligence or access conditions; and

(e)
that the Board (or any relevant committee thereof) determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal, would, if consummated in accordance with its terms and taking into account the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Minority Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser in accordance with the right to match provisions under the Arrangement Agreement).

“Superior Proposal Notice” has the meaning ascribed thereto under “Arrangement Agreement - Acquisition Proposals - Right to Match”.

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Holders Resident in Canada – Capital Gains and Capital Losses”.

“Tax Act” means the Income Tax Act (Canada).

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”.

“TD Securities” means TD Securities Inc.

“TSX” means the Toronto Stock Exchange.

“Updated Management Forecast” has the meaning ascribed thereto under “The Arrangement – Formal Valuation and Fairness Opinion – Scope of Review”.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“U.S. Securities Laws” means the U.S. Exchange Act, the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder and any applicable state securities Laws.

“Viavi” has the meaning ascribed thereto under “The Arrangement – Background to the Arrangement”.

“VIF” has the meaning ascribed thereto under “Information Concerning the Meeting and Voting - Non-Registered Shareholders”.

“VWAP” has the meaning ascribed thereto under “Summary – Formal Valuation and Fairness Opinion – Premium to Shareholders”.

“WACC” has the meaning ascribed to it under “The Arrangement – Formal Valuation of Subordinate Voting Shares – Historical Financial Information – Discounted Cash Flow Analysis”.

“wilful breach” means a material breach that is a consequence of an act or a failure to act undertaken by the breaching party with the actual knowledge that such act or failure to act would, or would be reasonably expected to, cause a breach of the Arrangement Agreement.

CONSENT OF TD SECURITIES INC.

To:	The Special Committee of the Board of Directors of EXFO Inc.

We refer to the formal valuation and fairness opinion report of our firm dated June 6, 2021 (the “TD Securities Formal Valuation and Fairness Opinion”) attached as Appendix C to the management proxy circular dated July 15, 2021 (the “Circular”) of EXFO Inc. (the “Corporation”) which we prepared for the Special Committee of the Board of Directors of the Corporation.

In connection with the Arrangement (as defined in the Circular), we hereby consent to the inclusion of the TD Securities Formal Valuation and Fairness Opinion as Appendix C to the Circular, to the filing of the TD Securities Formal Valuation and Fairness Opinion with the securities regulatory authorities in the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and to the inclusion of a summary of the TD Securities Formal Valuation and Fairness Opinion, and the reference thereto, in the Circular. In providing our consent, we do not intend that any person other than the Special Committee and the Board of Directors of the Corporation (other than Germain Lamonde and Philippe Morin) shall be entitled to rely upon the TD Securities Formal Valuation and Fairness Opinion.

(signed) TD Securities Inc.

Montréal, Québec
July 15, 2021

CONSENT OF FASKEN MARTINEAU DuMOULIN LLP

We have read the management proxy circular (the “Circular”) of EXFO Inc. dated July 15, 2021, relating to the special meeting of shareholders of EXFO Inc. to approve an arrangement under the Canada Business Corporations Act between EXFO Inc. and 11172239 Canada Inc. We consent to the inclusion in the Circular of our opinion contained under “Certain Canadian Federal Income Tax Considerations” and references to our firm’s name therein.

(signed) Fasken Martineau DuMoulin LLP

Montréal, Québec
July 15, 2021

APPENDIX A
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of EXFO Inc. (the “Corporation”), as more particularly described and set forth in the management proxy circular (the “Circular”) dated July 15, 2021 of the Corporation accompanying the notice of this meeting, as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement dated June 7, 2021 between 11172239 Canada Inc., G. Lamonde Investissements Financiers Inc. and the Corporation (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”), is hereby authorized, approved and adopted.

2.
The plan of arrangement of the Corporation (as it may be amended, modified or supplemented in accordance with its terms and the terms of the Arrangement Agreement, the “Plan of Arrangement”), the full text of which is set out in Appendix B of the Circular, is hereby authorized, approved and adopted.

3.
The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Corporation in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement and any amendments, modifications or supplements thereto, as well as the Corporation’s application for an interim order from the Superior Court of Québec, are hereby ratified and approved.

4.
The Corporation is hereby authorized to apply for a final order from the Superior Court of Québec to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Québec, the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the shareholders of the Corporation, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.
Any officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver for filing with the Director under the CBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.
Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-1

APPENDIX B
PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1.
INTERPRETATION

Section 1	Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated June 7, 2021 among the Purchaser, the Corporation and G. Lamonde Investissements Financiers Inc. (including the schedules thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B to the Arrangement Agreement.

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Corporation and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Montreal, Québec.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement.

“Consideration” means $6.00 in cash per Subordinate Voting Share, without interest.

“Corporation” means EXFO Inc.

“Corporation DSUs” means the outstanding deferred stock units issued under the DSU Plan.

“Corporation PSUs” means the outstanding performance share units issued pursuant to the LTIP.

“Corporation RSUs” means the outstanding restricted stock units issued pursuant to the LTIP.

“Corporation SARs” means the outstanding stock appreciation rights issued pursuant to the SAR Plan.

“Court” means the Superior Court of Québec.

“Depositary” means AST Trust Company (Canada) in its capacity as depositary for the Arrangement, or such other person as the Corporation and the Purchaser agree to engage as depositary for the Arrangement.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered SVS Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Subordinate Voting Shares in respect of which Dissent Rights are validly exercised by such holder.

“DSU Plan” means the deferred stock unit plan of the Corporation effective as of January 12, 2005 and amended as of January 10, 2018.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Montreal time) on the Effective Date, or such other time as the parties agree to in writing before the Effective Date.

“Final Order” means the final order of the Court in a form acceptable to the Corporation and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Corporation and the Purchaser, each acting reasonably) on appeal.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, territorial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent or authority of any of the foregoing; (iii) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any Securities Authority or stock exchange, including the Toronto Stock Exchange and the Nasdaq Global Select Market.

“Interim Order” means the interim order of the Court in a form acceptable to the Corporation and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Corporation and the Purchaser, each acting reasonably.

“Law” means, with respect to any Person, any and all applicable national, federal, provincial, state, municipal or local law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, all policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal sent to holders of Subordinate Voting Shares for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachment, option, right of first refusal or first offer, occupancy right, restrictive covenant, assignment, lien (statutory or otherwise), defect of title or encumbrance of any kind.

“LTIP” means the long-term incentive plan of the Corporation dated as of May 25, 2000 and amended as of January 9, 2004, January 12, 2005, January 6, 2016, January 10, 2018 and January 9, 2019.

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser.

“Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation.

“MVS Shareholders” means the registered or beneficial holders of the Multiple Voting Shares, as the context requires.

“Parties” means the Corporation, the Purchaser and the Purchaser Parent and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior consent of the Corporation and the Purchaser, each acting reasonably.

“PSU Agreement” means an agreement evidencing the terms of any Corporation PSU.

“Purchaser” means 11172239 Canada Inc.

“Rolling Shareholder” means Mr. Philippe Morin or a holding company to be held directly or indirectly by him that holds Subordinate Voting Shares.

“RSU Agreement” means an agreement evidencing the terms of any Corporation RSU.

“SAR Plan” means the Stock Appreciation Rights Plan of the Corporation established on August 4, 2001 and amended as of January 12, 2010.

“Securities Authority” means the Autorité des marchés financiers (Québec), the United States Securities and Exchange Commission and any other applicable securities commission or regulatory authority of a province or territory of Canada, the United States or any other jurisdiction with authority in respect of the Parties and/or the Subsidiaries.

“Securityholders” means, collectively, the Shareholders and the holders of Corporation DSUs, Corporation SARs, Corporation PSUs and Corporation RSUs.

“Shareholders” means the SVS Shareholders and the MVS Shareholders.

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Corporation.

“SVS Shareholders” means the registered or beneficial holders of the Subordinate Voting Shares, as the context requires.

“Tax Act” means the Income Tax Act (Canada).

Section 2	Certain Rules of Interpretation.

In this Plan of Arrangement, unless otherwise specified:

(a)
Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(b)	Currency. All references to dollars or to $ are references to United States dollars.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)
Certain Phrases and References, etc. The words “including,” “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of,” “the total of,” “the sum of,” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement. The terms “Plan of Arrangement,” “hereof,” “herein” and similar expressions refer to this Plan of Arrangement (as it may be amended, modified or supplemented from time to time) and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

(e)
Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(f)
Computation of Time. For purposes of this Plan of Arrangement, a period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Montreal time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(g)	Time References. References to time are to local time, Montreal, Québec.

ARTICLE 2.
THE ARRANGEMENT

Section 3	Arrangement

This Plan of Arrangement constitutes an arrangement under Section 192 of the CBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 4	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Corporation, the Purchaser, all Securityholders (including Dissenting Holders), any agent or transfer agent therefor and the Depositary at and after the Effective Time, without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.

Section 5	Arrangement

Pursuant to the Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals starting at the Effective Time:

(a)
each Corporation DSU outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the DSU Plan, shall, without any further action by or on behalf of a holder of Corporation DSUs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the Consideration, less applicable withholdings, and each such Corporation DSU shall immediately be cancelled and all obligations in respect of the Corporation DSUs shall be deemed to be fully satisfied;

(b)
each Corporation SAR outstanding immediately prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the SAR Plan, shall, without any further action by or on behalf of a holder of Corporation SARs, be deemed to be assigned and transferred by such holder to the Corporation in exchange for a cash payment from the Corporation equal to the amount (if any) by which the Consideration exceeds the exercise price of such Corporation SAR determined on the date of grant, less applicable withholdings (for greater certainty, where such amount is negative, neither the Corporation nor the Purchaser shall be obligated to pay the holder of such Corporation SAR any amount in respect of such Corporation SAR), and each such Corporation SAR shall immediately be cancelled and all obligations in respect of the Corporation SARs shall be deemed to be fully satisfied;

(c)
(i) each holder of Corporation DSUs and Corporation SARs shall cease to be a holder of such Corporation DSUs and Corporation SARs; (ii) such holder’s name shall be removed from each applicable register except for Corporation SARs for which there is no register; (iii) the DSU Plan and SAR Plan and all agreements relating to such Corporation DSUs and Corporation SARs shall be terminated and shall be of no further force and effect; and (iv) such holder shall thereafter have only the right to receive the consideration to which they are entitled pursuant to Section 2.3(1) and Section 2.3(2), as applicable, at the time and in the manner specified in such Sections;

(d)
each outstanding Subordinate Voting Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens), and:

(i)
such Dissenting Holder shall cease to have any rights as a SVS Shareholder other than the right to be paid the fair value of its Subordinate Voting Shares by the Purchaser in accordance with Article 3;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and shall be deemed to be the legal and beneficial owner thereof (free and clear of all Liens);

(e)
each outstanding Subordinate Voting Share (other than (i) Subordinate Voting Shares held by any Dissenting Holder who has validly exercised such holder’s Dissent Right and (ii) Subordinate Voting Shares owned or beneficially controlled by (x) the Purchaser, (y) the Rolling Shareholder (to the extent an agreement is reached between the Purchaser or any of its affiliates and the Rolling Shareholder prior to Closing such that the Rolling Shareholder will, effective upon Closing, become a shareholder of the Purchaser) or (z) any of their respective affiliates) shall be transferred without any further act or formality by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration per Subordinate Voting Share, and

(i)
the holder of such Subordinate Voting Share shall cease to have any rights as a SVS Shareholder other than the right to be paid the Consideration per Subordinate Voting Share in accordance with this Plan of Arrangement;

(ii)	the name of such holder shall be removed from the register of holders of Subordinate Voting Shares maintained by or on behalf of the Corporation; and

(iii)	the Purchaser shall be recorded as the holder of the Subordinate Voting Shares so transferred and shall be deemed to be the legal and beneficial owner thereof (free and clear of all Liens); and

(f)
(i) the LTIP relating to Corporation RSUs and Corporation PSUs shall be amended, restated or supplemented as is necessary to take into account the privatization of the Corporation, including for purposes of modifying the method, conditions and restrictions of exercise of Corporation RSUs and Corporation PSUs, adding a cash settlement feature with respect to the Corporation RSUs and modifying the valuation methodology, and (ii) each Corporation RSU and Corporation PSU outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of the holder thereof, remain outstanding and governed by the terms of the LTIP and any RSU Agreement and PSU Agreement, as applicable, in each case as amended, restated or supplemented in accordance with clause (i) of this paragraph.

ARTICLE 3.
DISSENT RIGHTS

Section 6	Dissent Rights

(1)
SVS Shareholders may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order, Final Order and this Section 3.1; provided that notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Corporation at its registered office no later than 5:00 p.m. (local time in place of receipt) two Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)
Dissenting Holders who duly exercise their Dissent Rights shall be deemed to have transferred the Subordinate Voting Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 2.3(5) and, if they:

(i)
are ultimately entitled to be paid fair value for such Subordinate Voting Shares, shall be entitled to be paid the fair value of such Subordinate Voting Shares by the Purchaser which fair value notwithstanding anything to the contrary in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Subordinate Voting Shares; or

(ii)
are ultimately not entitled, for any reason, to be paid fair value for such Subordinate Voting Shares, shall be deemed to have participated in the Arrangement on the same basis as SVS Shareholders who have not exercised Dissent Rights in respect of such Subordinate Voting Shares and shall be entitled to receive the Consideration per Subordinate Voting Share to which holders of Subordinate Voting Shares who have not exercised Dissent Rights are entitled under Section 2.3(6) hereof (less any amounts withheld pursuant to Section 4.3).

Section 7	Recognition of Dissenting Holders

(a)
In no case shall the Corporation, the Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered SVS Shareholder in respect of which such rights are sought to be exercised.

(b)	In no case shall the Corporation, the Purchaser or any other Person be required to recognize any SVS Shareholder who exercises Dissent Rights as a SVS Shareholder after the Effective Time.

(c)
SVS Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be entitled to receive the Consideration per Subordinate Voting Share to which SVS Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(6) hereof (less any amounts withheld pursuant to Section 4.3).

(d)
In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to Dissent Rights: (a) holders of Corporation DSUs, Corporation SARs, Corporation RSUs or Corporation PSUs, and (b) SVS Shareholders who have failed to exercise all the voting rights carried by the Subordinate Voting Shares held by such holder against the Arrangement Resolution.

ARTICLE 4.
CERTIFICATES AND PAYMENTS

Section 8	Payment of Consideration

(a)
Prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, for the benefit of the SVS Shareholders (other than the Dissenting Holders and (i) the Purchaser, (ii) the Rolling Shareholder (to the extent an agreement is reached between the Purchaser or any of its affiliates and the Rolling Shareholder prior to Closing such that the Rolling Shareholder will, effective upon Closing, become a shareholder of the Purchaser) or (iii) any of their respective affiliates), cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by this Plan of Arrangement, with the amount per Subordinate Voting Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per Subordinate Voting Share for this purpose, net of applicable withholdings for the benefit of the SVS Shareholders. The cash deposited with the Depositary by or on behalf of the Purchaser shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Subordinate Voting Shares that were transferred pursuant to Section 2.3(6), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the SVS Shareholders represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Subordinate Voting Shares, less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
As soon as practicable after the Effective Date, the Corporation shall pay the amounts, net of applicable withholdings, to be paid to each holder of Corporation DSUs and Corporation SARs, either (i) in accordance with the normal payroll practices and procedures of the Corporation, or (ii) in the event that payment in accordance with the normal payroll practices and procedures of the Corporation is not practicable for any such holder, by cheque (delivered to such holder of Corporation DSUs and Corporation SARs, as applicable, as reflected on the register maintained by or on behalf of the Corporation in respect of the Corporation DSUs and Corporation SARs).

(d)
Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Subordinate Voting Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Subordinate Voting Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former SVS Shareholder of any kind or nature against or in the Corporation or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Corporation, as applicable, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e)
Any payment made by way of cheque by the Depositary (or the Corporation, if applicable) in accordance with this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Corporation) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Subordinate Voting Shares, Corporation DSUs and Corporation SARs in accordance with this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Corporation, as applicable, for no consideration.

(f)
No holder of Subordinate Voting Shares, Corporation DSUs and/or Corporation SARs shall be entitled to receive any consideration with respect to such Subordinate Voting Shares, Corporation DSUs and/or Corporation SARs other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1.

Section 9	Lost Certificates

          In the event any certificate which immediately prior to the Effective Time represented one or more Subordinate Voting Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the share register maintained by or on behalf of the Corporation, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, a cheque (or other form of immediately available funds) representing the cash amount to which such holder is entitled to receive for such Subordinate Voting Shares under this Plan of Arrangement in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall, as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Corporation, the Purchaser and the Depositary in a manner satisfactory to the Corporation, the Purchaser and the Depositary (each acting reasonably) against any claim that may be made against the Corporation, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 10	Withholding Rights

Each of the Corporation, the Purchaser and the Depositary shall be entitled to deduct and withhold from any amount payable to any Person under this Plan of Arrangement, such amounts as the Corporation, the Purchaser or the Depositary determine, acting reasonably, are required or permitted, or reasonably believe to be required, to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law and shall remit such deduction and withholding to the appropriate Governmental Entity. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made.

Section 11	Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by the Corporation, the Purchaser or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding, absent manifest error.

Section 12	No Liens

Any exchange or transfer of securities in accordance with this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 13	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Subordinate Voting Shares, Corporation DSUs, Corporation SARs, Corporation RSUs and Corporation PSUs issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Securityholders, the Corporation, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement and, in respect of the Corporation RSUs and Corporation PSUs, in the LTIP and applicable RSU Agreement or PSU Agreement, in each case, as amended, restated or supplemented in accordance with this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Subordinate Voting Shares, Corporation DSUs, Corporation SARs, Corporation RSUs or Corporation PSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement and, in respect of the Corporation RSUs and Corporation PSUs, in the LTIP and applicable RSU Agreement or PSU Agreement, in each case, as amended, restated or supplemented in accordance with this Plan of Arrangement.

ARTICLE 5.
AMENDMENTS

Section 14	Amendments

(a)
The Corporation and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Corporation and the Purchaser, each acting reasonably, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to the Securityholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation or the Purchaser at any time prior to the Meeting (provided that the Corporation or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting shall be effective only if (i) it is consented to in writing by each of the Corporation and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, approved by the Shareholders in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval, provided that (i) it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any Shareholders or (ii) is an amendment contemplated in Section 5.1(5).

(e)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Securityholder.

(f)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6.
FURTHER ASSURANCES

Section 15	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX C
FORMAL VALUATION AND FAIRNESS OPINION

TD Securities Inc. 66 Wellington Street West TD Bank Tower, 9th Floor Toronto, Ontario M5K 1A2

June 6, 2021

The Special Committee of the Board of Directors
EXFO Inc.
400 Godin Avenue
Québec City, Quebec
G1M 2K2

To the Special Committee:

TD Securities Inc. (“TD Securities”) understands that EXFO Inc. (“EXFO”) is contemplating entering into an arrangement agreement (the “Arrangement Agreement”) with 11172239 Canada Inc. and G. Lamonde Investissements Financiers Inc., entities related to Germain Lamonde, Founder, Executive Chairman and controlling shareholder of EXFO, pursuant to which 11172239 Canada Inc. (the “Purchaser”) would acquire all of the outstanding subordinate voting shares of EXFO (the “Subordinate Voting Shares”) not beneficially owned or controlled by the Purchaser or any of its affiliates (the “Transaction”) for cash consideration of US$6.00 per Subordinate Voting Share (the “Consideration”). The above description is summary in nature. The specific terms and conditions of the Transaction are to be described in a circular (the “Circular”) that will be sent to holders of Subordinate Voting Shares (the “SVS Shareholders”) in connection with the Transaction.

TD Securities also understands that a special committee (the “Special Committee”) of the Board of Directors of EXFO (the “Board of Directors”), consisting of directors who are independent of Germain Lamonde and his affiliated entities, has been constituted to consider the Transaction and make recommendations thereon to the Board of Directors. The Special Committee has retained TD Securities to prepare and deliver to the Special Committee: (i) a formal valuation (the “Valuation”) of the Subordinate Voting Shares in accordance with the requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (corresponding to Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions in the Province of Québec) (“MI 61-101”); and (ii) an opinion (the “Fairness Opinion” and together with the Valuation, the “Valuation and Fairness Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the SVS Shareholders, other than Germain Lamonde, his affiliated entities and any of their joint actors, pursuant to the Transaction.

Engagement of TD Securities by the Special Committee

TD Securities was first contacted by the Special Committee on March 15, 2021 and was engaged by the Special Committee pursuant to an engagement agreement (the “Engagement Agreement”) effective March 29, 2021. On June 6, 2021, at the request of the Special Committee, TD Securities orally delivered the Valuation and Fairness Opinion. This Valuation and Fairness Opinion provides the same conclusions and opinions, in writing, as of June 6, 2021. The terms of the Engagement Agreement provide that TD Securities will receive a fee of C$800,000 for its services and is to be reimbursed for reasonable expenses incurred in performing its services. In addition, EXFO has agreed to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, investigations, damages and liabilities incurred in connection with the provision of its services. The fees payable to TD Securities under the Engagement Agreement are not contingent, either in whole or in part, upon the conclusions reached by TD Securities in the Valuation and Fairness Opinion or the completion of the Transaction. Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Valuation and Fairness Opinion in the Circular, with a summary thereof, in a form acceptable to TD Securities, and to the filing thereof with the applicable Canadian and US securities regulatory authorities.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions, including in connection with transactions that were subject to the requirements of MI 61-101.

This Valuation and Fairness Opinion is the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters. This Valuation and Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of this Valuation and Fairness Opinion.

Independence of TD Securities

Neither TD Securities nor any of its affiliated entities (as such term is defined for the purposes of the MI 61-101) (i) is an associated or affiliated entity or issuer insider (as such terms are defined for the purposes of MI 61-101) of EXFO, Germain Lamonde or any of their respective associates or affiliates (collectively, the “Interested Parties”); (ii) is an advisor to any of the Interested Parties in connection with the Transaction other than to the Special Committee pursuant to the Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Transaction (or a member of the soliciting dealer group for the Transaction providing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Transaction.

TD Securities and its affiliated entities have not been engaged to provide any financial advisory services, nor have they acted as lead or co-lead manager on any offering of securities of EXFO or any other Interested Party during the 24 months preceding the date TD Securities was first contacted in respect of the Valuation and Fairness Opinion or the 24 months preceding the date of this Valuation and Fairness Opinion.

The fees paid to TD Securities in connection with the foregoing activities, together with the fee payable to TD Securities pursuant to the Engagement Agreement are not, in the aggregate, financially material to TD Securities, and do not give TD Securities any financial incentive in respect of the conclusions reached in the Valuation and Fairness Opinion. There are no understandings or agreements between TD Securities and EXFO or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for EXFO or any other Interested Party and receive fees in connection therewith. The Toronto-Dominion Bank, the parent company of TD Securities, and TD Securities may in the future, in the ordinary course of their respective businesses, provide banking services or credit facilities to EXFO or any other Interested Party and receive fees in connection therewith.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have, in the ordinary course of its business, positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it may have received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, EXFO or any Interested Party.

Scope of Review

In connection with the Valuation and Fairness Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	a draft of the Arrangement Agreement dated June 5, 2021;
2.	executed commitment letters for debt financing from National Bank of Canada and Investissement Québec dated June 4, 2021;
3.	audited financial statements of EXFO and related management’s discussion and analysis for the fiscal years ended August 31, 2018, 2019 and 2020;
4.	unaudited financial statements of EXFO and related management’s discussion and analysis for the fiscal quarters ended November 30, 2020, and February 28, 2021;
5.	other securities regulatory filings of EXFO for the fiscal years ended August 31, 2018, 2019 and 2020;
6.
unaudited projected financial and operational information for EXFO for the fiscal years ending August 31, 2021 through August 31, 2026 prepared by management of EXFO (the “Management Forecast” and the “Updated Management Forecast”);

7.	various financial, operational and corporate information regarding EXFO prepared or provided by management of EXFO;
8.	representations contained in a certificate dated June 6, 2021, from senior officers of EXFO (the “Certificate”);
9.	discussions with senior management of EXFO with respect to the information referred to above and other issues and matters considered relevant;
10.	discussions with Germain Lamonde, Founder, Executive Chairman and controlling shareholder of EXFO and the Purchaser, and the Purchaser’s financial advisor;
11.	information regarding EXFO and the proposed Transaction provided by the Purchaser’s financial and legal advisors;
12.	discussions with the Special Committee and its legal advisor with respect to the matters noted above and other matters considered relevant;
13.	various research publications prepared by industry and equity research analysts regarding EXFO and other selected public entities considered relevant;
14.	public information relating to the business, operations, financial performance and security trading history of EXFO and other selected public entities considered relevant;
15.	public information with respect to certain other transactions of a comparable nature considered relevant; and
16.	such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not reviewed any draft of the Circular as no such draft was available as of June 6, 2021, the date the Valuation and Fairness Opinion was rendered. TD Securities has not, to the best of its knowledge, been denied access by EXFO to any information requested by TD Securities. TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon the audited financial statements of EXFO and the reports of the auditors thereon.

Prior Valuations

Senior officers of EXFO, on behalf of EXFO and not in their personal capacities, have represented to TD Securities that, among other things, to the best of their knowledge, information and belief after due inquiry, there have been no valuations or appraisals relating to EXFO or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of EXFO other than those which have been provided to TD Securities or, in the case of valuations known to EXFO which it does not have within its possession or control, notice of which has not been given to TD Securities.

Assumptions and Limitations

With the Special Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon the accuracy, completeness, and fair presentation of all financial and other data and information obtained by it from public sources, provided to it by or on behalf of EXFO, its representatives or its affiliates, or otherwise obtained by or discussed with TD Securities, including the Certificate (collectively, the “Information”). The Valuation and Fairness Opinion is conditional upon such accuracy, completeness, and fair presentation. Subject to the exercise of professional judgment, and except as expressly described herein, TD Securities has not attempted to verify independently the accuracy, completeness or fair presentation of any of the Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has been advised by EXFO, and has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein which TD Securities has been advised are (or were at the time of preparation and continue to be), in the reasonable opinion of EXFO, reasonable in the circumstances.

Senior officers of EXFO, on behalf of EXFO and not in their personal capacities, have represented to TD Securities in the Certificate, among other things, that to the best of their knowledge, information and belief after due inquiry, (i) EXFO has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to EXFO which would reasonably be expected to affect materially the Valuation or Fairness Opinion to be given by TD Securities; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (iv) below, the information, data and other material (collectively, the “EXFO Information”) as filed under EXFO’s profile on SEDAR and/or provided to TD Securities by or on behalf of EXFO or its representatives in respect of EXFO and its affiliates in connection with the Transaction is or, in the case of historical EXFO Information was, at the date of preparation, true, complete and accurate in all material aspects and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the EXFO Information not misleading in the light of circumstances in which it was presented; (iii) to the extent that any of the EXFO Information identified in subparagraph (ii) above is historical, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current information not provided to TD Securities by EXFO and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of EXFO and no material change has occurred in the EXFO Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation or Fairness Opinion; (iv) any portions of the EXFO Information provided to TD Securities (or filed on SEDAR) which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of EXFO, are (or were at the time of preparation and continue to be) reasonable in the circumstances; (v) there have been no valuations or appraisals relating to EXFO or any affiliate or any of their respective material assets or liabilities made in the preceding 24 months and in the possession or control of EXFO other than those which have been provided to TD Securities or, in the case of valuations known to EXFO which it does not have within its possession or control, notice of which has not been given to TD Securities; (vi) there have been no verbal or written offers or serious negotiations for or transactions involving the sale of any material property of EXFO or any of its affiliates during the preceding 24 months which have not been disclosed to TD Securities. For the purposes of paragraphs (v) and (vi), “material assets”, “material liabilities” and “material property” shall mean assets, liabilities and property of EXFO or its affiliates having a gross value greater than or equal to C$3,000,000 but shall exclude any sales of inventory or services in the ordinary course of business; (vii) since the dates on which the EXFO Information was provided to TD Securities (or filed on SEDAR), no material transaction has been entered into by EXFO or any of its affiliates; (viii) other than as disclosed in the EXFO Information, neither EXFO nor any of its affiliates has any material contingent liabilities and there are no actions, suits, claims, proceedings, investigations or inquiries pending or threatened against or affecting the Transaction, EXFO or any of its affiliates at law or in equity or before or by any federal, national, provincial, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may, in any way, materially adversely affect EXFO or its affiliates or the Transaction; (ix) all financial material, documentation and other data concerning the Transaction, EXFO and its affiliates, including any projections or forecasts provided to TD Securities, were prepared on a basis consistent in all material respects with the accounting policies applied in the most recent audited consolidated financial statements of EXFO; (x) there are no agreements, undertakings, commitments or understanding (whether written or oral, formal or informal) relating to the Transaction, except as have been disclosed in complete detail to TD Securities; (xi) the contents of any and all documents prepared in connection with the Transaction for filing with regulatory authorities or delivery or communication to securityholders of EXFO (collectively, the “Disclosure Documents”) have been, are and will be true, complete and correct in all material respects and have not and will not contain any misrepresentation (as defined in the Securities Act (Ontario)) and the Disclosure Documents have complied, comply and will comply in all material respects with all requirements under applicable laws; (xii) EXFO has complied in all material respects with the Engagement Agreement, including the terms and conditions of the Indemnity attached thereto; and (xiii) to the best of its knowledge, information and belief after due inquiry, there is no plan or proposal for any material change (as defined in the Securities Act (Ontario)) in the affairs of EXFO which have not been disclosed to TD Securities.

In preparing the Valuation and Fairness Opinion, TD Securities has made a number of assumptions, including that all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities, that all conditions precedent to the consummation of the Transaction can and will be satisfied, that all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities, courts of law, or third parties required in respect of or in connection with the Transaction will be obtained in a timely manner, in each case without adverse condition, qualification, modification or waiver, that all steps or procedures being followed to implement the Transaction are valid and effective and comply in all material respects with all applicable laws and regulatory requirements, that all required documents have been or will be distributed to the SVS Shareholders in accordance with applicable laws and regulatory requirements, and that the disclosure in such documents is or will be complete and accurate in all material respects and such disclosure complies or will comply in all material respects with the requirements of all applicable laws and regulatory requirements. In its analysis in connection with the preparation of the Valuation and Fairness Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities, EXFO, the Purchaser and their respective subsidiaries and affiliates or any other Interested Party. Among other things, TD Securities has assumed the accuracy, completeness and fair presentation of and has relied upon, without independent verification, the financial statements forming part of the Information. TD Securities expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of EXFO’s officers, directors or employees, or any class of such persons, relative to the Consideration.

The Valuation and Fairness Opinion has been provided solely for the use and benefit of the Special Committee and the Board of Directors (other than Germain Lamonde and Philippe Morin) and is not intended to be, and does not constitute, a recommendation to the Special Committee or the Board of Directors that EXFO enter into the Arrangement Agreement or approve the Transaction or that any SVS Shareholders vote in favor of or otherwise take any action in connection with the Transaction. The Valuation and Fairness Opinion may not be used or relied upon by any other person or for any other purpose without the express prior written consent of TD Securities. The Valuation and Fairness Opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to EXFO, nor does it address the underlying business decision to implement the Transaction or any other term or aspect of the Transaction, the Arrangement Agreement or any other agreements entered into or amended in connection with the Transaction. TD Securities expresses no opinion with respect to future trading prices of securities of EXFO. In considering the fairness, from a financial point of view, of the Consideration to be received by the SVS Shareholders, other than Germain Lamonde, his affiliated entities and any of their joint actors, pursuant to the Transaction, TD Securities did not consider the specific circumstances of any particular SVS Shareholder, including with regard to income tax considerations. The Valuation and Fairness Opinion is rendered as of June 6, 2021, on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of EXFO and its subsidiaries as they were reflected in the Information provided to TD Securities. Any changes therein may affect the Valuation and Fairness Opinion and, although TD Securities reserves the right to change or withdraw the Valuation and Fairness Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or update the Valuation and Fairness Opinion after such date. In preparing the Valuation and Fairness Opinion, TD Securities was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Subordinate Voting Shares or other securities of EXFO, or any business combination or other extraordinary transaction involving EXFO, nor did TD Securities negotiate with any other party in connection with any such transaction involving EXFO. TD Securities has not undertaken an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of EXFO or its subsidiaries, nor has it been furnished with any such evaluation or appraisal. TD Securities is not an expert on, and did not provide advice to the Special Committee regarding, legal, accounting, regulatory or tax matters. TD Securities has relied upon, without independent verification, the assessment of the Special Committee and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Other than as expressly permitted herein, the Valuation and Fairness Opinion may not be summarized, published, reproduced, disseminated, quoted from or referred to without the express prior written consent of TD Securities.

The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Valuation and Fairness Opinion. Accordingly, the Valuation and Fairness Opinion should be read in its entirety.

Overview of EXFO

EXFO, founded in 1985 and headquartered in Québec City, Quebec, Canada, provides communications service providers (“CSPs”) as well as data center, cloud and web-scale operators with test, monitoring and analytics solutions to ensure the smooth deployment, maintenance and management of next generation networks. EXFO is number one in optical testing in terms of global market share and among the top five suppliers of monitoring and analytics solutions for the communications industry worldwide. EXFO maintains strong relationships with network equipment manufacturers (NEMs) and optical equipment manufacturers to develop a deep expertise that migrates from the lab to the field and beyond. EXFO’s customers on a global basis use test, monitoring and analytics solutions to enable their networks to perform optimally during their complete life cycles: research, development, manufacturing, installation, maintenance and monitoring. EXFO sells its products to a diversified customer base in approximately 100 countries.

EXFO operates in two business segments: Test and Measurement (“T&M”) and Service Assurance, Systems and Services (“SASS”). T&M markets test solutions that are mainly used by CSPs to install, turn up and maintain their optical, wireless and copper-based communications networks. These products are available as handheld test instruments, portable platforms with related modules, and as rack-mounted chassis with related modules. EXFO also provides advanced optical test equipment for R&D labs. SASS provides a wide portfolio of monitoring and troubleshooting solutions for wireline and wireless CSPs, delivering full visibility of the network, service and subscriber levels. EXFO’s monitoring solutions are complemented by network topology software for automated root cause analysis and network inventory applications (physical, virtual and hybrid). The full suite of EXFO’s monitoring, troubleshooting and analytics solutions improves subscriber experience and network operators’ business performance, optimizes end-to-end service quality, and provides the required insights to enhance subscriber experience.

EXFO provides a blend of hardware equipment, software and services which accelerates digital transformations related to fixed and mobile network deployments. EXFO targets high-growth market opportunities that enable customers to increase bandwidth capacity and improve quality of experience on network infrastructures: 5G and Internet of Things (IoT), 4G/LTE (long-term evolution), wireless backhaul and fronthaul, small cells and distributed antenna systems (DAS), 400G and 100G network upgrades as well as fiber-to-the-home (FTTH)/fiber-to-the-curb (FTTC)/fiber-to-the-node (FTTN) deployments.

EXFO has offices in Montreal (Canada), Richardson (Texas, United States), Pune (India), Chandler’s Ford (UK), Lannion (France), Oulu (Finland), Rennes (France), Shenzhen (China), Valencia (Spain) and London (UK). In addition, EXFO maintains sales offices and/or have regional sales managers in Australia, China, Czech Republic, France, Germany, Great Britain, India, Japan, Lebanon, Mexico, Morocco, Singapore, South Africa, Spain, Sweden, United Arab Emirates and the United States. EXFO employs approximately 1,900 people in over 25 countries worldwide.

Historical Financial Information

The following table summarizes certain of EXFO’s consolidated operating results for the fiscal years ended August 31, 2018, 2019, and 2020, and for the six months ended February 29, 2020, and February 28, 2021:

(in US$ millions)	Fiscal Year Ended August 31,			Unaudited Six Months Ended Feb 29 & 28,		Unaudited LTM Ended Feb 28,
	2018	2019	2020	2020	2021	2021
Sales
Test and Measurement	197.4	204.7	197.4	93.4	101.8	205.7
Service Assurance, Systems and Services	71.2	82.8	69.2	35.7	38.6	72.1
Corporate	0.9	(0.6)	(1.0)	(0.2)	0.4	(0.4)
Total Sales	269.5	286.9	265.6	128.9	140.8	277.5
Adjusted EBITDA[1]	17.2	25.6	18.2	2.6	13.4	28.9
Margin	6.4%	8.9%	6.8%	2.0%	9.5%	10.4%
Net Earnings (Loss)[2]	(11.9)	(2.5)	(9.5)	(9.1)	1.1	0.7
Capital Expenditures	10.5	7.5	7.6	4.2	2.3	5.7
Cash Flow from Operations	14.4	17.2	(2.1)	0.7	16.7	13.9

1.
Adjusted EBITDA as reported by EXFO, which includes the effects of IFRS 16 (Leases) adopted by EXFO as of September 1, 2019, and excludes stock-based compensation costs, restructuring charges, foreign exchange loss and other one-time items.

2.	Represents net earnings (loss) attributable to EXFO.

The following table summarizes EXFO’s consolidated balance sheet as at the end of the fiscal years 2018, 2019, and 2020, and as at February 29, 2020, and February 28, 2021:

(in US$ millions)	As at August 31,			Unaudited as at Feb 29 & 28,
	2018	2019	2020	2020	2021

Cash	12.8	16.5	32.8	19.1	23.9
Other Current Assets	104.6	108.6	115.5	94.1	113.5
Property, Plant and Equipment	44.3	39.4	39.7	39.2	39.5
Other Non-Current Assets	122.8	113.1	122.7	119.0	119.8
Total Assets	284.5	277.6	310.7	271.4	296.6

Bank Loan and Current Portion of Long-Term Debt	13.6	7.4	34.8	15.8	12.5
Other Current Liabilities	71.5	78.6	78.2	68.8	81.1
Long-Term Debt	5.9	3.3	2.1	2.3	1.5
Other Non-Current Liabilities	15.6	15.7	22.9	21.4	21.2
Shareholders’ Equity	177.9	172.6	172.6	163.1	180.2
Total Liabilities and Shareholders’ Equity	284.5	277.6	310.7	271.4	296.6

On a fully-diluted basis, EXFO has approximately 59.9 million shares outstanding which includes Subordinate Voting Shares, multiple voting shares, restricted share units, and deferred share units.

Share Trading Information

EXFO’s Subordinate Voting Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol EXF and on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol EXFO. The following table sets forth, for the periods indicated, the high and low closing prices and the volume traded on the TSX and Nasdaq:

	TSX			Nasdaq
	Closing Prices (C$)		Volume	Closing Prices (US$)		Volume
Period	High	Low	(000s)	High	Low	(000s)

June 2020	4.45	3.56	300	3.32	2.64	117
July 2020	5.57	3.99	221	4.15	2.99	357
August 2020	5.52	4.70	78	4.16	3.58	97
September 2020	4.80	4.32	133	3.70	3.23	68
October 2020	4.27	3.42	232	3.21	2.56	130
November 2020	3.94	3.38	294	3.01	2.55	125
December 2020	4.49	3.76	213	3.53	2.92	129
January 2021	5.11	4.19	849	4.03	3.29	260
February 2021	5.87	4.61	187	4.65	3.58	189
March 2021	5.55	5.26	113	4.40	4.15	317
April 2021	5.60	4.53	137	4.44	3.51	68
May 2021	4.66	4.33	74	3.78	3.54	116
June 1, 2021 to June 6, 2021	4.46	4.36	5	3.73	3.63	5
June 1, 2020 to June 6, 2021	5.87	3.38	2,836[1]	4.65	2.55	1,978[2]

Source: Bloomberg.
1.	Total volume (000s) inclusive of all Canadian exchanges and other facilities on which the Subordinate Voting Shares are traded was 4,404.
2.	Total volume (000s) inclusive of all US exchanges and other facilities on which the Subordinate Voting Shares are traded was 10,652.

The closing prices of the Subordinate Voting Shares on the TSX and Nasdaq on June 4, 2021, the last trading day prior to the date on which TD Securities orally delivered the Valuation and Fairness Opinion, were C$4.46 and US$3.70, respectively.

Valuation of the Subordinate Voting Shares

Definition of Fair Market Value

For purposes of the Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. In accordance with MI 61-101, TD Securities has made no downward adjustment to the fair market value of the Subordinate Voting Shares to reflect the liquidity of the Subordinate Voting Shares, the effect of the Transaction, or the fact that the Subordinate Voting Shares held by the SVS Shareholders (other than Germain Lamonde, his affiliated entities and any of their joint actors) do not form part of a controlling interest.

Approach to Value

The Valuation is based upon techniques and assumptions that TD Securities considered appropriate in the circumstances for the purposes of arriving at an opinion as to the range of fair market value of the Subordinate Voting Shares. Fair market value of the Subordinate Voting Shares was analyzed on a going concern basis and was expressed as an amount per Subordinate Voting Share.

Valuation Methodologies

In preparing the Valuation, TD Securities primarily considered two methodologies:

1.	discounted cash flow (“DCF”) analysis; and

2.	comparable precedent transactions analysis.

In addition, as discussed in greater detail below, TD Securities reviewed the results of a market trading multiples analysis for EXFO but did not rely on this analysis to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares.

Discounted Cash Flow Analysis

TD Securities applied the DCF methodology to EXFO in order to arrive at its conclusion regarding fair market value of the Subordinate Voting Shares. The DCF methodology reflects the growth prospects and risks inherent in EXFO’s business by taking into account the amount, timing and relative certainty of projected free cash flows expected to be generated by EXFO. The DCF approach requires that certain assumptions be made regarding, among other things, future free cash flows, discount rates, and terminal values. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used in establishing a range of values. TD Securities’ DCF analysis involved discounting to a present value EXFO’s projected unlevered after-tax free cash flows from March 1, 2021 until August 31, 2026 under the Management Forecast and the Updated Management Forecast, including terminal values determined as at August 31, 2026, using an appropriate weighted average cost of capital (“WACC”) as the discount rate.

Comparable Precedent Transactions Analysis

TD Securities applied the comparable precedent transactions methodology to EXFO in order to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares. TD Securities identified and reviewed 14 precedent transactions involving comparable companies which had been completed and for which there was sufficient public information to derive valuation multiples. Ideally, comparable precedent transactions considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities applied the comparable precedent transactions methodology to EXFO on (i) a segmented basis, in which ranges of different valuation multiples were used to derive the values of the T&M and SASS segments of EXFO separately (the “Segmented Approach”); and (ii) a consolidated basis, in which one range of valuation multiples was used to derive a value for the consolidated business (the “Consolidated Approach”). In the Segmented Approach, TD Securities considered enterprise value to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) to be the primary valuation multiple when applying the comparable precedent transactions methodology to the T&M segment and enterprise value to sales to be the primary valuation multiple when applying the comparable precedent transactions methodology to the SASS segment. In the Consolidated Approach, TD Securities considered enterprise value to EBITDA to be the primary valuation multiple when applying the comparable precedent transactions methodology to EXFO on a consolidated basis.

Market Trading Multiples Analysis

TD Securities applied the market trading multiples methodology to EXFO in order to determine whether such an analysis might imply values which exceed the values implied by the DCF and comparable precedent transactions methodologies. TD Securities identified and reviewed 10 publicly traded comparable companies and derived appropriate valuation multiples for such companies based on the market trading prices of their common shares. Ideally, comparable public companies considered would be comparable in terms of operating characteristics, growth prospects, risk profile and size. TD Securities considered enterprise value to EBITDA to be the primary valuation multiple when applying the market trading multiples methodology to EXFO. Based on this review, TD Securities concluded that the market trading multiples analysis implied values that were generally below the values determined by the other methodologies. Given the foregoing and the fact that market trading prices generally reflect minority discount values, TD Securities did not rely on this methodology in order to arrive at its conclusion regarding the fair market value of the Subordinate Voting Shares.

Discounted Cash Flow Analysis

Management Forecast

As a basis for the development of projected unlevered after-tax free cash flows for TD Securities’ DCF analysis and forecast value drivers for TD Securities’ comparable precedent transactions analysis, TD Securities reviewed the Management Forecast provided in April 2021 by management of EXFO. The Management Forecast was provided on a segmented basis for each of the T&M and SASS segments. TD Securities reviewed the underlying assumptions of the Management Forecast, including but not limited to revenues, gross margins, operating expenses, allocated corporate costs, and capital expenditures. TD Securities’ review was informed by industry research publications, equity research analyst reports, comparisons against comparable public peers, and other sources viewed as relevant including detailed discussions with management of EXFO. In addition, TD Securities held discussions with management of EXFO regarding assumptions for forecasted taxes payable as well as working capital assumptions for EXFO.

Rule 29.22 of the IIROC Dealer Member Rules permits the Special Committee to determine that the perceived detriment to an interested party, the issuer or its security holders of the disclosure of commercially or competitively sensitive information in a formal valuation outweighs the benefit of disclosure of such information to the readers of the formal valuation. The Special Committee decided that the perceived detriment to EXFO of the disclosure of certain portions of the Management Forecast and the Updated Management Forecast on a segmented basis as opposed to on a consolidated basis in the Valuation outweighed the benefit of disclosure of such information to the readers of the Valuation and instructed TD Securities not to disclose such information in the Valuation. Such segmented information was made available and taken into account by TD Securities in preparing the Valuation.

The following is a summary of the Management Forecast, as prepared by management of EXFO and provided to TD Securities:

(in US$ millions)	Fiscal Year Ending August 31,
	2021	2022	2023	2024	2025	2026
Sales
Test and Measurement	209.0	218.4	228.3	238.6	249.3	260.5
Service Assurance, Systems and Services	82.4	104.8	113.0	120.9	129.4	135.7
Corporate	1.2	0.4	0.2	‒	‒	‒
Total Sales	292.6	323.6	341.5	359.5	378.7	396.2
Cost of Sales	(124.6)	(137.1)	(142.7)	(149.9)	(157.4)	(163.9)
Gross Profit	168.0	186.5	198.8	209.6	221.3	232.3
Selling and Administrative Expense	(92.9)	(101.0)	(104.6)	(108.5)	(112.1)	(116.1)
Net Research and Development Expense	(52.6)	(56.7)	(58.7)	(61.1)	(63.8)	(66.3)
Stock-Based Compensation	4.0	4.0	3.7	3.7	3.7	3.7
Restructuring Charges and Other Non-Recurring	0.5	‒	‒	‒	‒	‒
Adjusted EBITDA (As Reported)	27.0	32.8	39.2	43.7	49.1	53.6
Pre-IFRS 16 Lease Expense[1]	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Adjusted EBITDA (Pre-IFRS 16)	23.5	29.3	35.7	40.2	45.6	50.1
Margin	8.0%	9.1%	10.5%	11.2%	12.0%	12.6%

Capital Expenditures	6.8	9.0	10.0	10.0	8.0	6.0

1.	Represents expenses related to certain leases of assets that are capitalized in EXFO’s financial statements pursuant to IFRS 16 (Leases).

Updated Management Forecast

On May 24, 2021, TD Securities was provided with the Updated Management Forecast, which had been presented to and approved by the Board of Directors. The Updated Management Forecast contained revisions to several assumptions for the fiscal years ending August 31, 2022 (“FY2022”) to August 31, 2026 (“FY2026”). At the Special Committee’s direction, TD Securities reviewed the Updated Management Forecast and used it in its analysis. TD Securities reviewed the differences in the assumptions underlying the Updated Management Forecast as compared to the Management Forecast and made the observations below.

T&M Sales and Gross Margin. The Management Forecast assumed an annual revenue growth rate of 4.5%. The Updated Management Forecast assumed an annual revenue growth rate of 4.0% in light of increased pricing pressure from competitors, expected weaker sales to customers in China, and delays in deployment of e-commerce solutions. Gross margin (as a percentage of sales) was consistent with the Management Forecast.

SASS Sales and Gross Margin. The Updated Management Forecast assumed that SASS revenue in FY2022 would be US$5 million lower than the Management Forecast, and the same growth rates as the Management Forecast were maintained thereafter. The reduction in revenue related to delays in a significant SASS contract and a delay in the execution of the longer-term SASS strategy. Gross margin (as a percentage of sales) was consistent with the Management Forecast.

Other Expenses and Capital Expenditures. Selling and administrative expense, net research and development expense, capital expenditures and other expenses were consistent with the Management Forecast, except for the addition of US$1 million per year in incremental net research and development expense which was added in the Updated Management Forecast for FY2022 to FY2026 and allocated to the SASS segment. The incremental expense related to the increased level of complexity of a significant SASS contract which would require additional research and development.

The following is a summary of the Updated Management Forecast, as prepared by management of EXFO and provided to TD Securities:

(in US$ millions)	Fiscal Year Ending August 31,
	2021	2022	2023	2024	2025	2026
Sales
Test and Measurement	209.0	217.4	226.1	235.1	244.5	254.3
Service Assurance, Systems and Services	82.4	99.8	107.6	115.1	123.2	129.2
Corporate	1.2	0.4	0.2	‒	‒	‒
Total Sales	292.6	317.6	333.9	350.2	367.7	383.5
Cost of Sales	(124.6)	(134.4)	(139.4)	(145.9)	(152.7)	(158.5)
Gross Profit	168.0	183.2	194.5	204.3	214.9	225.0
Selling and Administrative Expense	(92.9)	(101.0)	(104.6)	(108.5)	(112.1)	(116.1)
Net Research and Development Expense	(52.6)	(57.7)	(59.7)	(62.1)	(64.8)	(67.3)
Stock-Based Compensation	4.0	4.0	3.7	3.7	3.7	3.7
Restructuring Charges and Other Non-Recurring	0.5	‒	‒	‒	‒	‒
Adjusted EBITDA (As Reported)	27.0	28.5	33.9	37.4	41.7	45.3
Pre-IFRS 16 Lease Expense[1]	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)	(3.5)
Adjusted EBITDA (Pre-IFRS 16)	23.5	25.0	30.4	33.9	38.2	41.8
Margin	8.0%	7.9%	9.1%	9.7%	10.4%	10.9%

Capital Expenditures	6.8	9.0	10.0	10.0	8.0	6.0

1.	Represents expenses related to certain leases of assets that are capitalized in EXFO’s financial statements pursuant to IFRS 16 (Leases).

Based on this review, TD Securities determined that the Management Forecast and the Updated Management Forecast were appropriate for use in the DCF analysis and comparable precedent transactions analysis.

Benefits to a Purchaser of Acquiring 100% of the Subordinate Voting Shares

In accordance with MI 61-101, TD Securities reviewed and considered whether any distinctive material value would accrue to Germain Lamonde, the Purchaser and their affiliates, or any other purchaser of EXFO through the acquisition of 100% of the Subordinate Voting Shares. TD Securities specifically addressed whether there were any material operating or financial benefits that would accrue to such a purchaser as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; and (ii) savings of overhead and operating expenses including, but not limited to, senior management, legal, finance, human resources, operations, sales and marketing and other administrative and operating functions.

In assessing the amount of synergies to include in the valuation of the Subordinate Voting Shares, TD Securities considered the amount of synergies that could be achieved by potential purchasers of EXFO as well as the amount of synergies such parties might pay for in an open auction of the company. TD Securities believes that there are potential purchasers that could achieve a certain level of synergies and concluded that in an open auction of EXFO, such purchasers might be willing to pay for 50% of these synergies. Management of EXFO provided TD Securities with a breakdown of estimated public company costs totaling US$1.0 million per annum. Additional synergies of US$8.4 million per annum were identified based on discussions with management of EXFO and an analysis of disclosed synergies for comparable precedent transactions. Based on the foregoing, TD Securities estimated annual pre-tax synergies of US$9.4 million and reflected 50% of the synergy amount, net of 50% of the estimated one-time costs to achieve such synergies of US$9.4 million, in its DCF analysis.

Summary of the Management Forecast and the Updated Management Forecast

A summary of the Management Forecast unlevered after-tax free cash flow projections used for the DCF analysis is presented below:

(in US$ millions)	Fiscal Year Ending August 31,
	H2 2021[1]	2022	2023	2024	2025	2026

Adjusted EBITDA (Pre-IFRS 16)	11.8	29.3	35.7	40.2	45.6	50.1
Stock-Based Compensation	(2.4)	(4.0)	(3.7)	(3.7)	(3.7)	(3.7)
Unlevered Cash Taxes[2]	(1.6)	(3.1)	(3.8)	(4.3)	(4.8)	(5.3)
Change in Non-Cash Working Capital[3]	(4.3)	(4.1)	(2.4)	(2.4)	(2.9)	(2.3)
Capital Expenditures	(4.5)	(9.0)	(10.0)	(10.0)	(8.0)	(6.0)
Unlevered Free Cash Flow Before Synergies	(1.0)	9.1	15.9	19.8	26.1	32.7
After-Tax Synergies (50% Sharing)	(1.7)	3.5	3.6	3.7	3.7	3.8
Unlevered Free Cash Flow After Synergies	(2.7)	12.6	19.4	23.5	29.9	36.6

1.	Six months ending August 31, 2021.
2.	Based on discussions with management of EXFO, taking into account EXFO’s projected taxable income and tax assets.
3.	Based on discussions with management of EXFO, based on historical levels of working capital accounts relative to sales, cost of sales or operating expenses, as applicable.

A summary of the Updated Management Forecast unlevered after-tax free cash flow projections used for the DCF analysis is presented below:

(in US$ millions)	Fiscal Year Ending August 31,
	H2 2021[1]	2022	2023	2024	2025	2026

Adjusted EBITDA (Pre-IFRS 16)	11.8	25.0	30.4	33.9	38.2	41.8
Stock-Based Compensation	(2.4)	(4.0)	(3.7)	(3.7)	(3.7)	(3.7)
Unlevered Cash Taxes[2]	(1.6)	(2.7)	(3.2)	(3.6)	(4.1)	(4.4)
Change in Non-Cash Working Capital[3]	(4.3)	(2.9)	(2.1)	(2.1)	(2.6)	(2.0)
Capital Expenditures	(4.5)	(9.0)	(10.0)	(10.0)	(8.0)	(6.0)
Unlevered Free Cash Flow Before Synergies	(1.0)	6.4	11.4	14.5	19.9	25.6
After-Tax Synergies (50% Sharing)	(1.7)	3.5	3.6	3.7	3.7	3.8
Unlevered Free Cash Flow After Synergies	(2.7)	10.0	15.0	18.2	23.6	29.4

1.	Six months ending August 31, 2021.
2.	Forecast based on discussions with management of EXFO, taking into account EXFO’s projected taxable income and tax assets.
3.	Forecast based on discussions with management of EXFO, based on historical levels of working capital accounts relative to sales, cost of sales or operating expenses, as applicable.

Discount Rates

Projected unlevered after-tax free cash flows for EXFO developed from the Management Forecast and the Updated Management Forecast were discounted based on the WACC. The WACC for EXFO was calculated based upon EXFO’s after-tax cost of debt and equity, weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in EXFO and the T&M and SASS sectors. The cost of debt for EXFO was calculated based on the risk-free rate of return and an appropriate borrowing spread to reflect credit risk at the assumed optimal capital structure. TD Securities used the capital asset pricing model (“CAPM”) approach to determine the appropriate cost of equity. The CAPM approach calculates the cost of equity with reference to the risk-free rate of return, the volatility of equity prices relative to a benchmark (“Beta”) and the equity risk premium. TD Securities reviewed a range of unlevered Betas for EXFO and a select group of comparable companies that have risks similar to EXFO in order to select the appropriate Beta for EXFO. The selected unlevered Beta was levered using the assumed optimal capital structure and was then used to calculate the cost of equity. TD Securities also applied a size premium to arrive at the cost of equity.

The base assumptions used by TD Securities in estimating the WACC for EXFO were as follows:

Cost of Debt
Risk Free Rate (10-Year U.S. Government Bond Yield)	1.56%
Borrowing Spread	2.72%
Pre-Tax Cost of Debt	4.28%
Tax Rate	26.50%
After-Tax Cost of Debt	3.14%

Cost of Equity
Risk Free Rate (10-Year U.S. Government Bond Yield)	1.56%
Equity Risk Premium[1]	7.25%
Size Premium[1]	3.21%
Unlevered Beta	1.15
Levered Beta	1.19
After-Tax Cost of Equity	13.43%

WACC
Optimal Capital Structure (% Debt)	5.0%
WACC	12.91%

1.	Source: Duff & Phelps (2021).

Based upon the foregoing and taking into account sensitivity analysis on the variables discussed above, TD Securities determined the appropriate WACC for EXFO to be in the range of 12.5% to 13.5%.

Terminal Value

TD Securities calculated terminal enterprise values for EXFO on a sum-of-the-parts basis. The T&M segment terminal enterprise value was based on multiples of enterprise value to EBITDA and the SASS segment terminal enterprise value was based on multiples of enterprise value to sales for FY2026. The multiples of EBITDA utilized for the T&M segment were in the range of 9.0x – 12.0x EBITDA and the multiples of sales utilized for the SASS segment were in the range of 1.0x – 1.5x sales. This range was developed based upon an analysis of precedent transactions, TD Securities’ assessment of the growth prospects and risks for the respective segments’ operations and the long-term outlook for the business beyond the terminal year. TD Securities considered the implied growth rates into perpetuity of the free cash flows following the end of the forecast period to be reasonable in the circumstances.

Re-Allocated Costs in the DCF Analysis and Comparable Precedent Transactions Analysis

Given the sum-of-the-parts approach to T&M segment terminal enterprise value in the DCF analysis and in the Segmented Approach to the comparable precedent transactions analysis, TD Securities held discussions with management of EXFO to determine the amount, if any, of the incremental expenses that would be incurred if the T&M and SASS segments were to be separated (the “Re-Allocated Costs”). Management of EXFO estimated that US$5.0 million in corporate expenses currently allocated to the SASS segment would be re-allocated to the T&M segment if the T&M segment was to be considered on a standalone basis. Based on this review, TD Securities incorporated a negative adjustment to T&M EBITDA of: (i) US$5.0 million in the Segmented Approach to the comparable precedent transactions analysis, and (ii) US$5.5 million, reflecting cost inflation, in the segmented terminal value of the DCF analysis. The Re-Allocated Costs did not impact the value of the SASS segment in the Segmented Approach to the comparable precedent transactions analysis or the terminal value of the SASS segment in the DCF analysis as the SASS segment value was based on multiples of enterprise value to sales.

Summary of Discounted Cash Flow Analysis

The following is a summary of the value per share of EXFO implied by TD Securities’ DCF analysis:

(in US$ millions, except per share data in US$)	Management Forecast				Updated Management Forecast
	Low		High		Low		High
Assumptions

WACC.	13.50%		12.50%		13.50%		12.50%
T&M Terminal Value EBITDA Multiple[1]	9.0	x	12.0	x	9.0	x	12.0	x
SASS Terminal Value Sales Multiple[2]	1.0	x	1.5	x	1.0	x	1.5	x

DCF Analysis

Net Present Value
Unlevered After-Tax Free Cash Flows	77.0		79.4		60.0		61.8
Terminal Value	272.8		394.9		254.6		369.1
Enterprise Value	349.8		474.3		314.6		430.9
Net Cash[3]	10.2		10.2		10.2		10.2
Equity Value	360.0		484.5		324.8		441.2

Equity Value Per Share	$6.01		$8.08		$5.42		$7.36

1.
Multiple applied to FY2026 EBITDA of $40.1 million in the Management Forecast and $36.2 million in the Updated Management Forecast, which include the Re-Allocated Costs applicable to the DCF analysis of $5.5 million.

2.	Multiple applied to FY2026 Sales of $135.7 million in the Management Forecast and $129.2 million in the Updated Management Forecast.
3.	Net cash as at February 28, 2021.

Sensitivity Analysis

As part of the DCF analysis, TD Securities performed sensitivity analyses on certain key assumptions as outlined below:

(in US$)		Impact on Equity Value per Subordinate Voting Share[1]
Variable	Sensitivity	Management Forecast	Updated Management Forecast

T&M Terminal Value EBITDA Multiple	+ 1.0x - 1.0x	+ 0.38 - 0.38	+ 0.35 - 0.35
SASS Terminal Value Sales Multiple	+ 0.25x - 0.25x	+ 0.32 - 0.32	+ 0.31 - 0.31
WACC	- 1.0% + 1.0%	+ 0.32 - 0.30	+ 0.29 - 0.28
Annual Synergies[2]	+ US$3 million - US$3 million	+ 0.23 - 0.23	+ 0.24 - 0.24
Annual Revenue Growth	+ 1.0% - 1.0%	+ 0.28 - 0.27	+ 0.26 - 0.25
Annual EBITDA Margin	+ 1.0% - 1.0%	+ 0.40 - 0.40	+ 0.39 - 0.38

1.	Impact is calculated based on the midpoint of the DCF analysis parameters.
2.	50% of the synergies, net of 50% of the estimated one-time costs to achieve such synergies, is reflected in TD Securities’ DCF analysis.

Comparable Precedent Transactions Analysis

TD Securities reviewed publicly available information with respect to comparable precedent transactions in the telecommunications services industry. TD Securities applied the comparable precedent transactions methodology to the T&M and SASS segments of EXFO on a sum-of-the-parts basis in the Segmented Approach and to EXFO on a consolidated basis in the Consolidated Approach. The comparable precedent transactions which were identified and reviewed by TD Securities are summarized below:

Date	Acquirer Target	Enterprise Value	EV / LTM EBITDA[1]	EV / LTM Sales[1]
(in US$ millions, unless otherwise specified)

T&M Focused
Mar-21	Spirent Communications plc octoScope, Inc.	$55 - $73[2]	n/a	2.8x - 3.7x2
Jul-20	HLD Europe S.C.A. Microwave Vision S.A.	€136[3]	9.3x4	1.4x
Feb-18	Viavi Solutions Inc. Cobham plc’s AvComm and Wireless Test and Measurement Businesses	$455	n/a	2.3x
Jan-17	Keysight Technologies, Inc. Ixia	$1,574	16.7x	3.2x
Jun-15	Keysight Technologies, Inc. Anite plc	£375	14.5x	3.2x
Oct-14	NetScout Systems, Inc. Danaher Corporation’s Communications Business	$2,619	13.3x5	3.1x5
May-14	Cobham plc Aeroflex Holding Corp.	$1,461	11.1x	2.3x
May-12	Ixia Anue Systems, Inc.	$145	15.1x	3.0x
Mar-10	EXFO Inc. NetHawk Oyj	€28 - €36[2]	6.6x - 8.6x2	1.0x - 1.3x2
Average			12.5x	2.5x

SASS Focused
Aug-17	EXFO Inc. Astellia S.A.	€34	nmf[6]	0.8x
Dec-13	JDS Uniphase Corporation Network Instruments, LLC	$200	n/a	5.0x
Jun-12	Ixia BreakingPoint Systems, Inc.	$160	n/a	4.4x
Feb-10	JDS Uniphase Corporation Agilent’s Network Solutions Communications Test Business	$165	n/a	1.0x
May-09	Ixia Catapult Communications Corporation	$68	nmf[6]	1.7x
Average			n/a	2.6x

1.	LTM reflects trailing 12 months based on most recent available quarterly data prior to the announcement of the transaction.
2.	Range represents values including and excluding the impact of earn-outs. Midpoint of the ranges are used to compute the average.
3.	Implied value of 100% of Microwave Vision S.A. based on the purchase price offered to acquire the controlling 52.95% stake.
4.	Adjusted EBITDA figures to remove the impact of IFRS 16 by reflecting the quantum of IFRS 16 impact provided in the annual report.
5.	Based on metrics for the year ended December 31, 2013 due to availability of information.
6.	EBITDA multiple not meaningful due to negative profitability of the target.

The process of analyzing valuation multiples implied by comparable precedent transactions and applying these valuation multiples to EXFO’s T&M and SASS segments or to EXFO on a consolidated basis, as applicable, involved certain judgments concerning the financial and operating characteristics of the companies acquired in these transactions compared to EXFO. Given differences in business mix, economic and market conditions, growth prospects and risks inherent in the comparable precedent transactions identified, TD Securities did not consider any specific precedent transactions to be directly comparable to EXFO. TD Securities also noted that precedent transactions occurred in a varying range of economic and business environments.

For the purposes of the comparable precedent transactions analysis, TD Securities concluded that LTM EBITDA as at February 28, 2021 did not represent a normalized level of EBITDA for the T&M segment or for EXFO on a consolidated basis. Based upon discussions with management of EXFO, reviews of various research analyst views and the Management Forecast and the Updated Management Forecast, TD Securities determined that the forecasted EBITDA for the fiscal year ending August 31, 2021 (“FY2021”) in the Management Forecast and Updated Management Forecast (which are equal) represented a reasonable estimate of normalized EBITDA for EXFO and an appropriate basis of EBITDA for the purposes of the comparable precedent transactions analysis.

Based upon the foregoing, TD Securities selected appropriate valuation multiples for the Segmented Approach and the Consolidated Approach. In the Segmented Approach, TD Securities determined the appropriate multiple for T&M to be in the range of 9.0x to 12.0x enterprise value to EBITDA (FY2021) and for SASS to be in the range of 1.0x to 1.5x enterprise value to sales (FY2021). In the Consolidated Approach, TD Securities determined the appropriate multiple for EXFO to be in the range of 12.0x to 15.0x enterprise value to EBITDA (FY2021).

Summary of Comparable Precedent Transactions Value

The following is a summary of the results of TD Securities’ comparable precedent transactions analysis:

(in US$ millions)	Value Range
	Low	High
Segmented Approach

T&M Adj. EBITDA After Re-Allocated Costs (Pre-IFRS 16)[1]	32.7
Enterprise Value to EBITDA (FY2021)	9.0x	12.0x
T&M Enterprise Value	294.5	392.7

SASS Sales	82.4
Enterprise Value to Sales (FY2021)	1.0x	1.5x
SASS Enterprise Value	82.4	123.6

Total Enterprise Value (Segmented Approach)	376.9	516.3

Consolidated Approach

Adj. EBITDA (Pre-IFRS 16)	23.5
Enterprise Value to EBITDA (FY2021)	12.0x	15.0x
Total Enterprise Value (Consolidated Approach)	282.5	353.1

1.	Includes allocated corporate-level income and expenses and the Re-Allocated Costs applicable to the comparable precedent transactions analysis of $5.0 million.

The following is a summary of the value per share of EXFO implied by TD Securities’ comparable precedent transactions analysis:

(in US$ millions, except per share data in US$)	Segmented Approach		Consolidated Approach
	Low	High	Low	High

Enterprise Value	376.9	516.3	282.5	353.1
Net Cash[1]	10.2	10.2	10.2	10.2
Equity Value	387.1	526.5	292.8	363.4

Equity Value Per Share	$6.46	$8.78	$4.88	$6.06

1.	Net cash as at February 28, 2021.

Valuation Summary

The following is a summary of the range of fair market values of the Subordinate Voting Shares resulting from the DCF analysis and the comparable precedent transactions analysis:

(in US$ millions, except per share data in US$)	Value Using DCF Analysis				Value Using Comparable Precedent Transactions Analysis
	Management Forecast		Updated Management Forecast		Segmented Approach		Consolidated Approach
	Low	High	Low	High	Low	High	Low	High

Equity Value	360.0	484.5	324.8	441.2	387.1	526.5	292.8	363.4

Equity Value Per Share	$6.01	$8.08	$5.42	$7.36	$6.46	$8.78	$4.88	$6.06

In arriving at its opinion as to the fair market value of the Subordinate Voting Shares, TD Securities made qualitative judgments based upon its experience in rendering such opinions and on circumstances prevailing as to the significance and relevance of each valuation methodology.

Valuation Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of June 6, 2021, the fair market value of the Subordinate Voting Shares is in the range of US$5.75 to US$7.50 per Subordinate Voting Share.

Fairness Opinion

Approach to Fairness

In considering the fairness of the Consideration to be received by the SVS Shareholders pursuant to the Transaction, other than Germain Lamonde, his affiliated entities and any of their joint actors, TD Securities principally considered and relied upon:

1.	a comparison of the Consideration to the fair market value of the Subordinate Voting Shares as determined in the Valuation; and

2.
a comparison of the premiums implied by the Consideration to the trading prices of the Subordinate Voting Shares prior to announcement of the Transaction to the implied premiums in selected Canadian takeover transactions and US technology company takeover transactions.

Comparison of the Consideration to the Fair Market Value of the Subordinate Voting Shares

The Consideration to be received by the SVS Shareholders pursuant to the Transaction is within the range of fair market value of the Subordinate Voting Shares as at June 6, 2021, as determined by TD Securities in the Valuation.

Comparison of Implied Premiums

TD Securities considered premiums implied by the Consideration to the trading prices of the Subordinate Voting Shares prior to the day of announcement of the Transaction and to the day prior to Germain Lamonde’s initial approach to EXFO regarding a potential transaction as well as premiums implied by Canadian takeover transactions and US technology company takeover transactions calculated based on the closing price one day prior to announcement.

1 Day Premium
Canadian Transaction Premiums[1]
Average	33.1%
Median	32.0%

US Technology Transaction Premiums[2]
Average	32.0%
Median	30.7%

Premiums Implied by the Consideration
EXFO Subordinate Voting Shares (June 4, 2021)	62.2%
EXFO Subordinate Voting Shares (March 15, 2021)	39.2%

1.	Based on 224 transactions with Canadian public targets and a transaction value between C$100 million and C$1 billion (since 2010).
2.	Based on 165 transactions with US public targets in the technology industry and a transaction value between US$100 million and US$1 billion (since 2010).

Although TD Securities did not consider any specific transaction to be directly comparable to the Transaction, TD Securities believes that the transactions considered, in the aggregate, provide a useful comparison benchmark. TD Securities noted that the premiums implied by the Consideration are above the median and average premiums implied by the selected Canadian takeover transactions and US technology company takeover transactions.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, TD Securities is of the opinion that, as of June 6, 2021, the Consideration to be received by the SVS Shareholders, other than Germain Lamonde, his affiliated entities and any of their joint actors, pursuant to the Transaction is fair, from a financial point of view, to the SVS Shareholders other than Germain Lamonde, his affiliated entities and any of their joint actors.

Yours very truly,

(s) TD Securities Inc.

TD Securities Inc.

APPENDIX D
INTERIM ORDER

SUPERIOR COURT

CANADA
PROVINCE OF QUEBEC
DISTRICT OF QUEBEC

No:	200-11-027440-216

DATE:	July 15, 2021

IN THE PRESENCE OF: THE HONOURABLE CLÉMENT SAMSON

IN THE MATTER OF THE PROPOSED ARRANGEMENT PURSUANT TO SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.C.S. 1985, c. C‑44 AS AMENDED (THE “CBCA”) EXFO INC.
Applicant
and
11172239 CANADA INC.

and

G. LAMONDE INVESTISSEMENTS FINANCIERS INC.

and

THE DIRECTOR

Impleaded Parties

INTERIM ORDER[1]

[1]	All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Circular, which is communicated as Exhibit P-5 to the Application.

PAGE: 2
[1]
ON READING EXFO Inc.’s (“EXFO” or the “Applicant”) Application for an Interim and Final Order pursuant to the Canada Business Corporations Act, R.C.S. 1985, c. C-44 as amended (the “CBCA”), the exhibits, the sworn statement of Mr. Pierre Plamondon filed in support thereof (the “Application”) and EXFO’s Plan of Argument for the Issuance of an Interim Order;

[2]
GIVEN that this Court is satisfied that the Director appointed pursuant to the CBCA has been duly served with the Application and has confirmed in writing that he would not appear or be heard on the Application;

[3]	GIVEN the provisions of the CBCA;

[4]	GIVEN the representations of counsel for EXFO and for 11172239 Canada Inc. (the “Purchaser”);

[5]	GIVEN that this Court is satisfied, at the present time, that the proposed transaction is an “arrangement” within the meaning of Section 192(1) of the CBCA;

[6]	GIVEN that this Court is satisfied, at the present time, that it is not practicable for EXFO to effect the arrangement proposed under any other provision of the CBCA;

[7]	GIVEN that this Court is satisfied, at the present time, that EXFO meets the requirements set out in Subsections 192(2)(a) and (b) of the CBCA and that EXFO is not insolvent;

[8]	GIVEN that this Court is satisfied, at the present time, that the arrangement is put forward in good faith and for a valid business purpose;

FOR THESE REASONS, THE COURT:

[9]	GRANTS the Interim Order sought in the Application and DECLARES that the time for filing and service of the Application is abridged;

[10]	DISPENSES EXFO of the obligation, if any, to notify any person other than the Director appointed pursuant to the CBCA with respect to the Interim Order;

[11]
ORDERS that all the holders of multiple voting shares of the Corporation (the “Multiple Voting Shares”) and subordinate voting shares of the Corporation (the “Subordinate Voting Shares”) (collectively, the holders of Multiple Voting Shares and Subordinate Voting Shares, the “Shareholders”), the holders of SAR’s DSUs, RSUs or PSUs whether vested or unvested (collectively the “Unitholders” and together with the Shareholders collectively the “Securityholders”), the Purchaser and G. Lamonde Investissements Financiers Inc. be deemed parties, as Impleaded Parties, to the present proceedings and be bound by the terms of any Order rendered herein;

PAGE: 3
The Meeting

[12]
ORDERS that the Applicant may convene, hold and conduct a special meeting of the Shareholders (the “Meeting”) on August 13, 2021 at 10:00 a.m. (eastern time), by electronic means in a virtual only format by electronic means at https://web.lumiagm.com/436109447, to consider and, if thought appropriate, to pass, with or without variation, a resolution approving the arrangement (the “Arrangement Resolution”) substantially in the form set forth in Appendix A of the Circular to, among other things, authorize, approve and adopt an arrangement between the Applicant and the Purchaser (the “Arrangement”), and to transact such other business as may properly come before the Meeting, the whole in accordance with the terms, restrictions and conditions of the articles and by-laws of the Applicant, the CBCA, and this Interim Order, provided that to the extent there is any inconsistency between this Interim Order and the terms, restrictions and conditions of the articles and by-laws of the Applicant or the CBCA, this Interim Order shall govern;

[13]
ORDERS that in respect of the vote on the Arrangement Resolution or any matter determined by the chairman of the Meeting (the “Chair of the Meeting”) to be related to the Arrangement, each holder of Multiple Voting Shares shall be entitled to cast ten votes in respect of each such share held and each holder of Subordinate Voting Shares shall be entitled to cast one vote in respect of each such share held;

[14]
ORDERS the quorum shall be present at the Meeting if, at the opening of the Meeting, regardless of the actual number of persons physically (or virtually) present, at least one or more Shareholders representing not less than 33 1/3% of the total number of votes attached to the aggregate of the shares carrying voting rights  at the Meeting are present in person (virtually) or represented by proxy. If a quorum is present at the opening of the Meeting, the Shareholders present (virtually) or represented by proxy may proceed with the business of the Meeting notwithstanding that a quorum is not present throughout the meeting;

[15]
ORDERS that the only persons entitled to participate, be heard or vote at the Meeting (as it may be adjourned or postponed) shall be the registered Shareholders at the close of business on the Record Date, their proxyholders, and the directors and advisors of the Applicant, provided however that such other persons having the permission of the Chair of the Meeting shall also be entitled to attend and be heard at the Meeting;

[16]
ORDERS that for the purpose of the vote on the Arrangement Resolution, or any other vote taken by electronic ballot at the Meeting, any spoiled ballots, illegible ballots and defective ballots shall be deemed not to be votes cast by Shareholders and further ORDERS that proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution;

PAGE: 4
[17]
ORDERS that the Applicant, if it deems it advisable or at the Purchaser’s request, subject in each case to the terms of the Arrangement Agreement entered into with the Purchaser, be authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present), without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement; further ORDERS that notice of any such adjournment or postponement shall be given by press release, newspaper advertisement or by mail, as determined to be the most appropriate method of communication by the Applicant; further ORDERS that any adjournment or postponement of the Meeting will not change the Record Date, as defined hereunder, for Shareholders entitled to notice of, and to vote at, the Meeting and further ORDERS that any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the Meeting;;

[18]
ORDERS that the Applicant and the Purchaser may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Applicant and the Purchaser, each acting reasonably, and (c) be filed with the Court and, if made following the Meeting, approved by the Court;

[19]
ORDERS that notwithstanding paragraph [18] of this Order, the Applicant and the Purchaser may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time without the approval of the Court or the Securityholders, provided that each such amendment, modification and/or supplement (a) must concern a matter which, in the reasonable opinion of each of the Applicant and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, and (b) is not adverse to the economic interests of any Securityholders;

[20]
ORDERS that subject to paragraph [19] of this Order, any amendment, modification and/or supplement to the Plan of Arrangement may be proposed by the Applicant or the Purchaser at any time prior to or at the Meeting (provided that the Applicant or the Purchaser, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication to the Shareholders, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under this Order), shall become part of this Plan of Arrangement for all purposes;

PAGE: 5
[21]
ORDERS that subject to paragraph [20] of this Order, the Applicant and the Purchaser may amend, modify and/or supplement the Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court, and, if and as required by the Court, after communication to the Shareholders;

[22]
ORDERS that the Applicant is authorized to use proxies at the Meeting; that each of Applicant and the Purchaser, as permitted by the Arrangement Agreement, are authorized, at the expense of the Applicant, to solicit proxies on behalf of the Applicant’s management, directly or through the Applicant’s or the Purchaser’s officers, directors and employees, and through such agents or representatives as the Applicant or the Purchaser may retain for that purpose, and by mail or such other forms of personal or electronic communication as the Applicant or the Purchaser may determine; and that the Applicant may waive, in its discretion, the time limits for the deposit of proxies by the Shareholders if it considers it advisable to do so;

[23]
ORDERS that the registered Shareholders at close of business (eastern time) on the Record Date or their proxyholders shall be the only persons entitled to vote at the Meeting (as it may be adjourned or postponed);

[24]
ORDERS that, to be effective, the Arrangement Resolution, with or without variation, must be approved by the affirmative vote: (i) at least (and not more than) 66 2/3% of the votes cast on the Arrangement Resolution by the holders of Multiple Voting Shares and Subordinate Voting Shares, voting in accordance with this Order and the Applicant’s articles, present in person (virtually) or represented by proxy at the Meeting and entitled to vote, each holder of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share held and each holder of Subordinate Voting Shares being entitled to one vote per Subordinate Voting Share held; and (ii) a simple majority of the votes cast on the Arrangement Resolution by holders of Subordinate Voting Shares excluding those holders of Subordinate Voting Shares whose votes are required to be excluded in determining the minority approval pursuant to Regulation 61-101 and further ORDERS that such vote shall be sufficient to authorize and direct the Applicant to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what has been disclosed to the Shareholders in the Notice Materials (as this term is defined below);

The Notice Materials

[25]
ORDERS that the Applicant shall give notice of the Meeting, and that service of the Application for a Final Order shall be made by mailing or delivering, in the manner hereinafter described and to the persons hereinafter specified, a copy of this Interim Order, together with the following documents, with such non-material amendments thereto as Applicant may deem to be necessary or desirable, provided that such amendments are not inconsistent with the terms of this Interim Order (collectively, the “Notice Materials”):

PAGE: 6
(a)	the Notice of Meeting substantially in the same form as contained in the draft Circular as Exhibit P-5;

(b)	the Circular, its Schedules and Appendices substantially in the same form as the draft contained in Exhibit P-5;

(c)	Forms of Proxy substantially in the same form as contained in Exhibit P-6, which shall be finalized by inserting the relevant dates and other information;

(d)	a Letter of Transmittal substantially in the same form as contained in Exhibit P-7;

(e)
a notice substantially in the form of the draft, a copy of which is annexed as Appendix E of the Circular, filed as Exhibit P-5 providing, among other things, the date, time and room where the Application for a Final Order will be heard, and that a copy of the Interim Order can be found on SEDAR (www.sedar.com) (the “Notice of Presentation”);

[26]	ORDERS that the Notice Materials shall be distributed:

(a)	to the registered Shareholders by mailing the same to such persons in accordance with the CBCA and the Applicant’s by-laws at least twenty-one (21) days prior to the date of the Meeting;

(b)	to the non-registered Shareholders, in compliance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

(c)	to the Applicant’s directors and auditors, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person or by recognized courier service or by email; and

(d)	to the Director appointed pursuant to the CBCA, by delivering same at least twenty-one (21) days prior to the date of the Meeting in person by recognized courier service or by email;

[27]	ORDERS that a copy of the Interim Order be posted on SEDAR (www.sedar.com) at the same time the Notice Materials are mailed;

PAGE: 7
[28]
ORDERS that the Record Date for the determination of Shareholders entitled to receive the Notice Materials and to attend and be heard at the Meeting and vote on the Arrangement Resolution shall be the close of business (eastern time) on June 22, 2021 (the “Record Date”);

[29]
ORDERS that the Applicant may make, in accordance with this Interim Order, such additions, amendments or revisions to the Notice Materials as it determines to be appropriate (the “Additional Materials”), which shall be distributed to the persons entitled to receive the Notice Materials pursuant to this Interim Order by the method and in the time determined by the Applicant to be most practicable in the circumstances;

[30]
DECLARES that the mailing or delivery of the Notice Materials and any Additional Materials in accordance with this Interim Order as set out above constitutes good and sufficient notice of the Meeting upon all persons, and that no other form of service of the Notice Materials and any Additional Materials or any portion thereof, or of the Application need be made, or notice given or other material served in respect of the Meeting to any person;

[31]	ORDERS that the Notice Materials and any Additional Materials shall be deemed, for the purposes of the present proceedings, to have been received and served upon:

(a)	in the case of distribution by mail, three (3) business days after delivery thereof to the post office;

(b)	in the case of delivery in person or by courier, upon receipt thereof at the intended recipient’s address; and

(c)	in the case of delivery by facsimile transmission or by e-mail, on the day of transmission;

[32]
DECLARES that the accidental failure or omission to give notice of the Meeting to, or the non-receipt of such notice by, one or more of the persons specified in the Interim Order shall not invalidate any resolution passed at the Meeting or the proceedings herein, and shall not constitute a breach of the Interim Order or defect in the calling of the Meeting, provided that if any such failure or omission is brought to the attention of the Applicant, it shall use reasonable efforts to rectify such failure or omission by the method and in the time it determines to be most reasonably practicable in the circumstances;

Dissenting Shareholders’ Rights

[33]
ORDERS that in accordance with the dissenting shareholders’ rights set forth in the Plan of Arrangement (the “Dissent Rights”), any registered Shareholder who wishes to dissent must provide a dissent notice so that it is received by Mtre Benoit Ringuette, General Counsel and Corporate Secretary of the Applicant, at 400 Godin Avenue, Québec City, Québec, G1M 2K2, with a copy to Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec, Canada, H4Z 1E9, Attention: Mtre Alain Riendeau & Mtre Brandon Farber, email: ariendeau@fasken.com & bfarber@fasken.com, with a copy to Purchaser’s counsel, c/o Mtre Ian Gosselin, Norton Rose Fulbright, 2828 Laurier Boulevard, Suite 1500, Québec, Québec G1V 0B9, email: ian.gosselin@nortonrosefulbright.com, by no later than 10:00 a.m. (eastern time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed) (the “Dissent Notice”);

PAGE: 8
[34]
DECLARES that a dissenting shareholder who has submitted a dissent notice (the “Dissenting Shareholder”) and who votes in favor of the Arrangement Resolution shall no longer be considered a Dissenting Shareholder with respect to the Shares voted in favor of the Arrangement Resolution, and that a vote against the Arrangement Resolution or an abstention shall not constitute a Dissent Notice;

[35]
ORDERS that any Dissenting Shareholder wishing to apply to a Court to fix a fair value for the Shares in respect of which Dissent Rights have been duly exercised must apply to the Superior Court of Québec and that for the purposes of the Arrangement contemplated in these proceedings, the “Court” referred to in Section 190 of the CBCA means the Superior Court of Québec;

The Final Order Hearing

[36]
ORDERS that subject to the approval by the Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, the Applicant may apply for this Court to sanction the Arrangement by way of a final judgment (the “Application for a Final Order”);

[37]
ORDERS that the Application for a Final Order be presented on August 20, 2021 before the Superior Court of Québec, sitting in the Commercial Division in and for the district of Québec in Room 3.07 of the Québec City Courthouse, 300 Boulevard Jean Lesage, Québec, Québec G1K 8K6 or virtually via the following link https://url.justice.gouv.qc.ca/Z0ga5 or so soon thereafter as counsel may be heard, or at any other date this Court may see fit;

[38]
ORDERS that the mailing or delivery of the Notice Materials constitutes good and sufficient service of the Application and good and sufficient notice of presentation of the Application for a Final Order to all persons, whether those persons reside within Québec or in another jurisdiction;

PAGE: 9
[39]	ORDERS that the only persons entitled to appear and be heard at the hearing of the Application for a Final Order shall be the Applicant, the Purchaser and any person that:

(a)
files an answer (notice of appearance) with this Court’s registry and serve same on the Applicant’s counsel, c/o Mtre Alain Riendeau & Mtre Brandon Farber, Fasken Martineau DuMoulin LLP, Stock Exchange Tower, 800 Place Victoria, Suite 3500, Montréal, Québec H4Z 1E9, email: ariendeau@fasken.com & bfarber@fasken.com and on Purchaser’s counsel, c/o Mtre Ian Gosselin, Norton Rose Fulbright Canada LLP, 2828 Laurier Boulevard, Suite 1500, Québec, Québec G1V 0B9, email: ian.gosselin@nortonrosefulbright.com, no later than 4:30 p.m. (eastern time) on August 17, 2021; and

(b)
if such an answer (notice of appearance) is with a view to contesting the Application for a Final Order, such answer (notice of appearance) must provide a summary of the grounds of contestation and be served on the Applicant’s counsel and on Purchaser’s counsel (at the above address or email address), no later than 4:30 p.m. on August 18, 2021;

[40]	DECLARES that the Final Order, if granted, will include a determination as to the fairness of the terms and conditions of the Arrangement to the Securityholders;

[41]	ALLOWS the Applicant to file any further evidence it deems appropriate, by way of supplementary affidavits or otherwise, in connection with the Application for a Final Order;

Miscellaneous

[42]	DECLARES that the Applicant shall be entitled to seek leave to vary this Interim Order upon such terms and such notice as this Court deems just;

[43]	ORDERS provisional execution of this Interim Order notwithstanding any appeal therefrom and without the necessity of furnishing any security;

[44]	THE WHOLE without costs.

PAGE: 10
(s) Clément Samson, j.c.s.

CLÉMENT SAMSON, j.c.s.

Mtres Alain Riendeau and Brandon Farber
Fasken Martineau DuMoulin LLP
Attorneys for EXFO Inc.

Mtre Ian Gosselin and Elif Oral
Norton Rose Fulbright Canada LLP
Attorney for the 11172239 Canada Inc.

Date of hearing:	July 15, 2021

APPENDIX E
NOTICE OF PRESENTATION FOR THE FINAL ORDER

NOTICE OF PRESENTATION

(FINAL ORDER)

TAKE NOTICE that the present Application for an Interim and Final Order will be presented for adjudication of the final order before the Honourable Clément Samson, J.S.C. or one of the other honourable judges of the Superior Court, sitting in commercial division for the district of Québec on August 20, 2021 at 2:30 p.m. (eastern time) or so soon thereafter as counsel may be heard, in Room 3.07 Québec City courthouse, located at 300 Boulevard Jean Lesage, Québec, Québec G1K 8K6. The Final Order hearing may also be attended virtually via the following link:

https://url.justice.gouv.qc.ca/Z0ga5

Pursuant to the Interim Order issued by the Superior Court of Québec on July 15, 2021, if you wish to make representations before the Court, you are required to file an answer (notice of appearance) at the Office of the Clerk of the Superior Court of the District of Québec and serve same on Applicant’s counsel c/o Mtre Alain Riendeau & Mtre Brandon Farber, Fasken Martineau DuMoulin LLP, Stock Exchange Tower, 800 Place Victoria, Suite 3500, Montreal, Québec H4Z 1E9, email: ariendeau@fasken.com & bfarber@fasken.com and on Purchaser's counsel, Purchaser’s counsel, c/o Mtre Ian Gosselin, Norton Rose Fulbright, 2828 Laurier Boulevard, Suite 1500, Québec, Québec G1V 0B9, email: ian.gosselin@nortonrosefulbright.com, no later than 4:30 p.m. (eastern time) on August 17, 2021.

If you wish to contest the issuance by the Court of the Final Order, you are required, pursuant to the terms of the Interim Order, to file an answer (notice of appearance), which provides a summary of the grounds of contestation, at the Office of the Clerk of the Superior Court of the District of Montreal and serve such appearance to Mtre Alain Riendeau and Mtre Brandon Farber of Fasken Martineau DuMoulin LLP, counsel for the Applicant, and on Mtre Ian Gosselin of Norton Rose Fulbright LLP, at the above-mentioned address, no later than later than 4:30 p.m. (eastern time time) on August 18, 2021.

TAKE FURTHER NOTICE that, if you do not file an answer (notice of appearance) within the above-mentioned time limits, you will not be entitled to contest the Application for a Final Order or make representations before the Court, and the Applicant may be granted a judgment without further notice or extension.

If you wish to make representations or contest the issuance by the Court of the Final Order, it is important that you take action within the time limits indicated, either by retaining the services of an attorney who will represent you and act in your name, or by doing so yourself.

DO GOVERN YOURSELVES ACCORDINGLY.

APPENDIX F
SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

“190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.”

G-2

For questions or more information with respect to the Special Meeting of EXFO Inc.
shareholders, please contact our proxy solicitation agent:

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